   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1996

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             SOLECTRON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         CALIFORNIA                         3670                         94-2447045
(STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
             OF                  CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)
      INCORPORATION OR
        ORGANIZATION)

                              777 GIBRALTAR DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 957-8500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                   SUSAN WANG
                             SENIOR VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                             SOLECTRON CORPORATION
                              777 GIBRALTAR DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 957-8500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           STEVEN E. BOCHNER, ESQ.                         GREGORY M. GALLO, ESQ.
           JEFFREY A. HERBST, ESQ.                           ROD J. HOWARD, ESQ.
  WILSON, SONSINI, GOODRICH & ROSATI, P.C.              GRAY CARY WARE & FREIDENRICH
             650 PAGE MILL ROAD                              400 HAMILTON AVENUE
      PALO ALTO, CALIFORNIA 94304-1050                PALO ALTO, CALIFORNIA 94031-1825

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger described herein.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                              PROPOSED MAXIMUM PROPOSED MAXIMUM     AMOUNT OF
    TITLE OF EACH CLASS OF      AMOUNT TO BE   OFFERING PRICE      AGGREGATE      REGISTRATION
 SECURITIES TO BE REGISTERED   REGISTERED(1)     PER UNIT(2)   OFFERING PRICE(3)      FEE(4)
-------------------------------------------------------------------------------------------------
Common Stock (no par value)...    5,155,348        $53.525       $205,000,000        $7,069
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Represents an estimate of the maximum number of shares of Solectron Common Stock, no par value, issuable to the security holders of Force Computers Inc. in connection with the Merger described herein.

(2) The proposed maximum offering price per unit is based on the average closing price of Solectron Common Stock on the New York Stock Exchange for the ten-day period ended November 5, 1996. There can be no assurance as to the actual price of Solectron Common Stock prior to, at, or following the effective time of the Merger.

(3) Represents the maximum aggregate value of Solectron Common Stock issuable to security holders of Force in connection with the Merger.

(4) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended. The book value of the securities to be received by the Registrant as of September 30, 1996 was $23,326,000. 1/33 of 1% of $23,326,000 is $7,069.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SOLECTRON CORPORATION
                            ------------------------

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING              LOCATION IN PROSPECTUS
-------------------------------------------------   ------------------------------------------
       (INFORMATION ABOUT THE TRANSACTION)
 1.    Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus....   Facing Page; Cross-Reference Sheet;
                                                    Outside Front Cover Page
 2.    Inside Front and Outside Back Cover Pages
       of Prospectus.............................   Inside Front Cover Page; Outside Back
                                                    Cover Page
 3.    Risk Factors and Other Information........   Summary; Risk Factors; Selected Historical
                                                      Financial Data; Comparative Historical
                                                      Per Share Data; Approval of the Merger
                                                      and Related Transactions; Solectron;
                                                      Force; Financial Statements
 4.    Terms of the Transaction..................   Summary; Approval of the Merger and
                                                    Related Transactions; Solectron Capital
                                                      Stock
 5.    Pro Forma Financial Information...........                       *
 6.    Material Contacts with the Company Being
       Acquired..................................   Approval of the Merger and Related
                                                      Transactions
 7.    Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters........................                       *
 8.    Interests of Named Experts and Counsel....   Legal Matters; Experts
 9.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities...............................                       *
       (INFORMATION ABOUT THE REGISTRANT)
10.    Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters........................                       *
11.    Incorporation of Certain Information by
       Reference.................................                       *
12.    Information with Respect to S-2 or S-3
       Registrants...............................                       *
13.    Incorporation of Certain Information by
       Reference.................................                       *
14.    Information with Respect to Registrants
       Other Than S-2 or S-3 Registrants.........   Summary; Risk Factors; Approval of the
                                                    Merger and Related Transactions;
                                                      Solectron; Financial Statements
 (INFORMATION ABOUT THE COMPANY BEING ACQUIRED)
15.    Information with Respect to S-3
       Companies.................................                       *
16.    Information with Respect to S-2 or S-3
       Companies.................................                       *
17.    Information with Respect to Companies
       other than S-2 or S-3 Companies...........   Summary; Risk Factors; Approval of the
                                                    Merger and Related Transactions; Force;
                                                      Financial Statements
          (VOTING AND MANAGEMENT INFORMATION)
18.    Information If Proxies, Consents or
       Authorizations Are to be Solicited........   Summary; Action by Written Consent;
                                                    Approval of the Merger and Related
                                                      Transactions; Solectron; Force
19.    Information if Proxies, Consents or
       Authorizations Are Not to be Solicited or
       in an Exchange Offer......................                       *

---------------
* not applicable

                              FORCE COMPUTERS INC.
                                2001 LOGIC DRIVE
                        SAN JOSE, CALIFORNIA 95124-3468

                               November   , 1996

Fellow Stockholders:

     On September 25, 1996, FORCE COMPUTERS Inc. ("Force"), entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Solectron Corporation ("Solectron"). The Merger Agreement provides for Force to merge with a subsidiary of Solectron (the "Merger"). If the Merger is completed, Force will become a subsidiary of Solectron, and your shares of Force Capital Stock will be converted into the right to receive shares of Solectron Common Stock. Force's Board of Directors believes that the Merger will create new opportunities for our company and its stockholders, and recommends that the stockholders of Force vote to approve the Merger.

     Under a formula set forth in the Merger Agreement, each share of Force Capital Stock will be converted in the Merger into the right to receive a number of shares of Solectron Common Stock based on the average closing price of Solectron Common Stock during a 10-day pricing period before the completion of the Merger. If the daily closing price of Solectron Common Stock remains at current levels through the closing date, you will receive approximately .62164 shares of Solectron Common Stock per share of Force Common Stock and approximately .63634 shares of Solectron Common Stock per share of Force Series A Preferred Stock. The exact amount of Solectron Common Stock that you will be entitled to receive for your Force shares and options -- and the dollar value of that Solectron Common Stock -- will depend on a number of factors, including (i) the market price of Solectron Common Stock, and (ii) the amount of claims (if any) against an "escrow fund" after the Merger.

     Force's Board of Directors has carefully considered the terms and conditions of the proposed Merger and has determined that the Merger is in the best interests of Force and its stockholders. FORCE'S BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT THE STOCKHOLDERS OF FORCE APPROVE THE MERGER.

     In the material accompanying this letter, you will find a stockholder written consent (the "Written Consent") for the authorization and approval of the Merger Agreement, a related amendment to the Certificate of Incorporation of Force (the "Charter Amendment"), and certain other related transactions. You will also find a Prospectus/Consent Solicitation Statement (the "Prospectus/Consent Solicitation Statement") which more fully describes the proposed Merger and Charter Amendment and includes information about Force and Solectron. I urge you to read and consider the Prospectus/Consent Solicitation Statement carefully.

     The completion of the Merger is subject to the approval of the stockholders of Force and a number of other conditions. The Merger will become effective as soon as practicable after all such conditions are satisfied. To vote your shares in favor of approval of the Merger and related matters, the Written Consent is enclosed for your signature.

     IN ORDER TO COMPLETE THE MERGER BY DECEMBER   , 1996, IT IS ESSENTIAL THAT
YOU SIGN AND RETURN THE ENCLOSED WRITTEN CONSENT AS SOON AS POSSIBLE AND, IN ANY
EVENT, NO LATER THAN DECEMBER   , 1996. A COPY OF YOUR SIGNED CONSENT SHOULD BE
SENT BY FAX TO THE ATTENTION OF MS. DARLENE GOODNESS OF FORCE AT (408) 371-3622 USING THE ENCLOSED FAX COVER SHEET. YOUR SIGNED ORIGINAL SHOULD THEN BE HAND-DELIVERED OR SENT BY OVERNIGHT COURIER TO FORCE. STOCKHOLDERS IN THE UNITED STATES SHOULD RETURN THEIR SIGNED CONSENTS TO FORCE COMPUTERS INC. (ATTENTION MS. DARLENE GOODNESS), 2001 LOGIC DRIVE, SAN JOSE, CALIFORNIA 95124-3468. STOCKHOLDERS IN GERMANY SHOULD RETURN THEIR SIGNED CONSENTS TO FORCE COMPUTERS GMBH (ATTENTION MR. MICHAEL SCHMOHL), PROF.-MESSERSCHMITT-STR. 1, D-85579 NEUBIBERG/MUNCHEN. EVERY WRITTEN CONSENT IS IMPORTANT.

     In order to receive Solectron Common Stock, you will need to turn in your Force share certificates to an exchange agent after the Merger becomes effective. You will receive instructions directly from the exchange agent in the future.

        DO NOT SEND YOUR FORCE SHARE CERTIFICATES OR OPTIONS TO FORCE OR
         SOLECTRON OR TAKE ANY OTHER ACTION (OTHER THAN COMPLETING AND
            RETURNING THE STOCKHOLDER WRITTEN CONSENT) AT THIS TIME.

     On behalf of Force's Board of Directors, I thank you for your continued support. I congratulate each of you on the efforts that have built our company and contributed to our success.

                                          Sincerely,

                                          Sven Behrendt
                                          Chairman and Chief Executive Officer
                                          of FORCE COMPUTERS Inc.

San Jose, California
November   , 1996

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

MILPITAS, CALIFORNIA
NOVEMBER   , 1996

                             SOLECTRON CORPORATION

                              FORCE COMPUTERS INC.

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

     This Prospectus/Consent Solicitation Statement constitutes the Prospectus of Solectron Corporation, a California corporation ("Solectron"), with respect to its Common Stock, no par value ("Solectron Common Stock"), to be issued in connection with the proposed merger (the "Merger") of Force Acq. Corp., a Delaware corporation and a wholly-owned subsidiary of Solectron ("Merger Sub"), with and into Force Computers Inc., a Delaware corporation ("Force"), pursuant to the terms set forth in the Agreement and Plan of Reorganization, dated as of September 25, 1996, and as amended as of November 12, 1996 (the "Merger Agreement"), among Solectron, Merger Sub and Force. The Common Stock of Force is herein referred to as "Force Common Stock," and the Series A Preferred Stock of Force is herein referred to as "Force Preferred Stock". As a result of the Merger, all outstanding shares of Force Common Stock and Force Preferred Stock (collectively, "Force Capital Stock") will be converted into shares of Solectron Common Stock, and all outstanding options to acquire shares of Force Common Stock ("Force Options") will become options to acquire a number of shares of Solectron Common Stock. The number of shares of Solectron Common Stock to be issued in the Merger will be equal to the result obtained by dividing $187,500,000 (or, in certain circumstances, $205,000,000) by the average closing price of Solectron Common Stock on the New York Stock Exchange ("NYSE") for the ten trading days ended two days prior to the effective time of the Merger (the "Unadjusted Average Price"), subject to adjustment under certain circumstances (as so adjusted, the "Average Price"). Assuming the Unadjusted Average Price of Solectron Common Stock were equal to $53.525 and the Average Price were equal to $44.45, the number of shares of Solectron Common Stock issuable to Force stockholders would be approximately .62164 shares of Solectron Common Stock per share of Force Common Stock and approximately .63634 shares of Solectron Common Stock per share of Force Preferred Stock, based upon the number of shares of Force Capital Stock and the number of shares of Force Common Stock subject to unexercised options expected to be outstanding immediately prior to the Effective Time (as defined herein) of the Merger. See "Approval of the Merger and Related Transactions -- Manner and Basis of Converting Shares." On November 5, 1996, the closing price of Solectron Common Stock on the NYSE was $55.25 per share. However, there can be no assurance as to the actual price of Solectron Common Stock prior to, at, or anytime following the Effective Time. In connection with the Merger, five percent (5%) of the shares of Solectron Common Stock otherwise issuable to holders of Force Capital Stock by virtue of the Merger (the "Escrow Shares") will be placed into escrow and held as security for losses incurred by Solectron in the event of certain breaches of Force's covenants, representations or warranties contained in the Merger Agreement. See "Approval of the Merger and Related Transactions -- Escrow and Indemnification." Holders of Force Capital Stock who do not execute and return written consents in favor of the Merger may, under certain circumstances and by following prescribed statutory procedures, receive cash for their shares. See "Approval of the Merger and Related Transactions -- Appraisal Rights."

     This Prospectus/Consent Solicitation Statement and the accompanying written
consent are first being mailed to Force stockholders on or about December   ,
1996.

     SEE "RISK FACTORS" AT PAGE 11 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY FORCE STOCKHOLDERS IN EVALUATING THE PROPOSAL TO BE VOTED ON IN THE WRITTEN CONSENT AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.
NEITHER THIS TRANSACTION NOR THE SECURITIES OF SOLECTRON OFFERED HEREBY HAVE
  BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS/CONSENT SOLICITATION
          STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
            CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT IS NOVEMBER   , 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    i
SUMMARY...............................................................................    1
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.......................................    8
COMPARATIVE HISTORICAL PER SHARE DATA.................................................    9
RISK FACTORS..........................................................................   11
SOLICITATION OF CONSENT OF FORCE STOCKHOLDERS.........................................   14
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.......................................   15
  Background of the Merger............................................................   16
  Merger Structure....................................................................   16
  Reasons for the Merger..............................................................   16
  Financial Advisor...................................................................   16
  General Effect on the Rights of Existing Stockholders...............................   19
  Manner and Basis of Converting Shares...............................................   20
  Escrow and Indemnification..........................................................   21
  Resale Registration Rights..........................................................   21
  Appraisal Rights....................................................................   22
  Certain Federal Income Tax Considerations...........................................   23
  Accounting Treatment................................................................   25
  Voting Agreements...................................................................   25
  NYSE Listing........................................................................   25
OTHER PROVISIONS OF THE MERGER AGREEMENT..............................................   26
  Representations and Warranties......................................................   26
  Certain Covenants and Agreements....................................................   26
  Conditions to Closing...............................................................   27
  Termination.........................................................................   28
  Amendment and Waiver................................................................   28
  Expenses............................................................................   29
  Exchange Procedures.................................................................   29
THE CHARTER AMENDMENT.................................................................   31
INTERESTS OF CERTAIN PERSONS IN THE MERGER............................................   32
SOLECTRON BUSINESS....................................................................   33
  Industry Overview...................................................................   33
  Strategy............................................................................   34
  International Manufacturing Capability..............................................   35
  Manufacturing.......................................................................   36
  Sales and Marketing.................................................................   37
  Backlog.............................................................................   38
  Competition.........................................................................   38
  Employees...........................................................................   38
  Patents and Trademarks..............................................................   38
SOLECTRON SUPPLEMENTARY FINANCIAL DATA................................................   39
SOLECTRON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   40
  General.............................................................................   40
  Results of Operations...............................................................   40
  Liquidity and Capital Resources.....................................................   43

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                        PAGE
                                                                                        ----
SOLECTRON MANAGEMENT AND EXECUTIVE COMPENSATION.......................................   45
  Management..........................................................................   45
  Executive Compensation..............................................................   47
  Stock Option Grants and Exercises...................................................   48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................   49
SOLECTRON STOCK INFORMATION...........................................................   50
  Solectron Principal Stockholders....................................................   50
FORCE BUSINESS........................................................................   52
  Market Overview.....................................................................   52
  Force Strategy......................................................................   52
  Products............................................................................   53
  Service and Support.................................................................   54
  Product Development.................................................................   54
  Manufacturing.......................................................................   54
  Management..........................................................................   54
  Competition.........................................................................   54
  Employees...........................................................................   55
  Facilities..........................................................................   55
FORCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   56
  General.............................................................................   56
  Nine-Month Period Ended September 30, 1996 Compared With September 30, 1995.........   56
  Year-Ended December 31, 1995 Compared With December 31, 1994........................   56
  Year-Ended December 31, 1994 Compared With December 31, 1993........................   57
  Liquidity and Capital Resources.....................................................   57
FORCE STOCKHOLDERS....................................................................   59
FORCE EXECUTIVE COMPENSATION..........................................................   60
SOLECTRON CAPITAL STOCK...............................................................   61
COMPARISON OF RIGHTS OF HOLDERS OF SOLECTRON COMMON STOCK AND HOLDERS OF FORCE CAPITAL
  STOCK...............................................................................   62
PROPOSED REINCORPORATION OF SOLECTRON IN DELAWARE.....................................   66
EXPERTS...............................................................................   67
LEGAL MATTERS.........................................................................   67
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................   68

                             AVAILABLE INFORMATION

     Solectron is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning Solectron may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Solectron has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus/Consent Solicitation Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a website that contains reports, proxy and information statements and other information regarding Solectron. The address of the website is http://www.sec.gov. Statements contained in this Prospectus/Consent Solicitation Statement as to the contents of any agreement or document referred to herein are not necessarily complete, and in each instance, reference is made to a copy of such agreement or document annexed to or filed as an exhibit to the Registration Statement or to such other document, each such statement being qualified in all respects by such reference.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOLECTRON OR FORCE. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus/Consent Solicitation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth herein. Reference is made to the particular discussions set forth under "Solectron Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Force Management's Discussion and Analysis of Financial Condition and Results of Operations." In connection with any forward-looking statements which appear in these disclosures, stockholders of Force should carefully review the factors set forth in this Prospectus/Consent Solicitation Statement under "Risk Factors."

                                    SUMMARY

     The following contains a summary of certain information contained elsewhere in this Prospectus/Consent Solicitation Statement. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Consent Solicitation Statement and in the information and documents annexed hereto.

THE COMPANIES

     Solectron. Solectron Corporation is an independent provider of customized manufacturing services to electronics original equipment manufacturers ("OEMs"). Solectron provides a wide variety of pre-manufacturing, manufacturing and post-manufacturing services. Solectron's goal is to offer its customers the significant competitive advantages that can be obtained from manufacturing outsourcing such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production and more effective asset utilization. Solectron currently conducts operations in the Western, Southwestern and Eastern United States, Europe and Southeast Asia. Solectron believes that the geographically diverse locations of its facilities enable it to build closer regional relationships with its customers and to better meet its customers' cost and local market content requirements.

     Solectron Corporation was incorporated in California in August 1977. In connection with its Annual Meeting of Shareholders scheduled to be held on January 9, 1997, Solectron intends to seek approval of a proposal to reincorporate Solectron in the state of Delaware. See "Proposed Reincorporation of Solectron in Delaware." Solectron's corporate headquarters are located at 777 Gibraltar Drive, Milpitas, California 95035. Solectron's telephone number is
(408) 957-8500.

     Force. Force develops and markets standard and custom products for the embedded computer market. Force is an independent manufacturer and supplier of VME and embedded computer platforms based on open systems technology, with expertise in ASIC design, software development, board design, system design, system integration and manufacturing. Force also provides support services, such as system configurations, application consultancy and training, to its customers. Force's strategy has been to build technologically advanced computer boards and systems for leading bus architectures for use in embedded computer systems. Force's mission is to supply open, scalable computer platforms for the embedded computer market. Originally incorporated as a California corporation in October 1981, Force reincorporated in Delaware on August 13, 1992. Force's executive offices are located at 2001 Logic Drive, San Jose, California 95124-3468. Force's telephone number at that address is (408) 369-6000.

     Force Acq. Corp. Force Acq. Corp., a Delaware corporation and wholly-owned subsidiary of Solectron ("Merger Sub"), is a corporation recently organized by Solectron for the purpose of effecting the acquisition of Force via the Merger. Merger Sub has no material assets and has not engaged in any activities except in connection with the proposed acquisition of Force. Merger Sub's executive offices are located at 777 Gibraltar Drive, Milpitas, California 95035. Its telephone number at that address is (408) 957-8500.

SOLICITATION OF WRITTEN CONSENTS OF FORCE STOCKHOLDERS

     Purpose. This Prospectus/Consent Solicitation Statement is being furnished to the holders of Force Capital Stock in connection with the solicitation by Force of stockholder consents to the authorization and approval of the Merger, the Merger Agreement, the establishment of the Escrow Fund (as defined herein) pursuant to the Merger Agreement, and a related amendment to the Certificate of Incorporation of Force (the "Charter Amendment") to clarify the rights of holders of Force Preferred Stock in connection with the Merger.

     Record Date. Stockholders of record of Force Capital Stock at the close of business on November 15, 1996 (the "Record Date") are entitled to act on the Merger, the Merger Agreement, establishment of the Escrow Fund (as defined herein) and the Charter Amendment. As of November 5, 1996, there were approximately sixty (60) Force stockholders of record and 4,819,548 shares of Force Common Stock and 602,783 shares of Force Preferred Stock issued and outstanding.

     Vote Required.  Approval of the Merger requires the consent of holders of
(i) a majority of the outstanding shares of Force Common Stock entitled to vote,
(ii) a majority of the outstanding shares of Force Preferred Stock entitled to vote, voting as a separate class, and (iii) a majority of the outstanding shares of Force Common Stock and Force Preferred Stock, voting together as a single class. As a condition to the obligation of Solectron and Merger Sub to consummate the Merger, the Merger Agreement requires that holders of no more than seven and one-half percent (7.5%) of the outstanding shares of Force Capital Stock shall have exercised or have any continued right to exercise appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger. Of the total number of shares of outstanding Force Capital Stock entitled to vote on the Merger, the Charter Amendment and related transactions, approximately 26% of such shares are held by directors, executive officers and their affiliates. In addition to the shares held by such officers, directors and their affiliates, approximately 56% of the shares of Force Common Stock are owned by O'Toole Corporation, a family holding corporation the stock of which is held by members of the Behrendt family (including Sven A. Behrendt, an executive officer and director of Force), and the sole purpose and business of which is to hold shares of Force Capital Stock.

     Voting Agreements. In accordance with the terms of the Merger Agreement, directors, executive officers and certain other stockholders who may be deemed to be affiliates of Force under the Securities Act have signed and delivered agreements to Solectron (the "Voting Agreements") obligating them to vote their shares of Force Capital Stock in favor of approval of the Merger Agreement and the Merger and any matter which could reasonably be expected to facilitate the Merger. As of the date of this Prospectus/Consent Solicitation Statement, Voting Agreements had been signed and delivered to Solectron covering an aggregate of more than seventy percent (70%) of the shares of Force Common Stock and all of the shares of Force Preferred Stock. As a result, it is anticipated that a majority of the shares of Force Common Stock and Force Preferred Stock will be voted for the authorization and approval of the Merger Agreement, the Charter Amendment, and the other transactions relating to the Merger. However, it is also a condition to Solectron's obligations to consummate the Merger that no more than 7.5% of the outstanding shares of Force Capital stock shall have exercised or have any continuing right to exercise appraisal rights or other similar rights under applicable law with respect to their shares by virtue of the Merger.

THE MERGER

     Terms of the Merger. Upon consummation of the Merger and pursuant to the Merger Agreement, (i) Merger Sub will be merged with and into Force, with Force surviving the Merger and becoming a wholly-owned subsidiary of Solectron, and
(ii) each issued and outstanding share of Force Capital Stock will be converted into the right to receive a certain number of shares of Solectron Common Stock. The total number of shares of Solectron Common Stock to be issued pursuant to the Merger shall be equal to the result obtained by dividing $187,500,000 by the average closing price of Solectron Common Stock on the New York Stock

Exchange for the ten trading days ended two days prior to the Effective Time (the "Unadjusted Average Price") with the following exceptions:

          (i) if the Unadjusted Average Price is less than $36.37, then the Average Price shall be deemed to be equal to $36.37, and if the Unadjusted Average Price is greater than $44.45, then the Average Price shall be deemed to be equal to $44.45 (as so adjusted the "Average Price");

          (ii) if the dollar value of the Solectron Common Stock (measured on the basis of the Unadjusted Average Price) would be more than $205,000,000, then the number of shares of Solectron Common Stock will be reduced so that the total value will equal $205,000,000; and

          (iii) if the dollar value of the Solectron Common Stock (measured on the basis of the Unadjusted Average Price), would be less than $170,000,000, Force may request, and Solectron may agree, to increase the number of shares of Solectron Common Stock so that the total value equals $170,000,000.

Assuming the Average Price were equal to $44.45 and the Unadjusted Average Price were equal to $53.525 per share, the number of shares of Solectron Common Stock issuable to the Force stockholders would reflect exchange ratios of approximately .62164 shares of Solectron Common Stock per share of Force Common Stock and approximately .63634 shares of Solectron Common Stock per share of Force Preferred Stock, respectively, based upon the number of shares of Force Capital Stock expected to be outstanding immediately prior to the Effective Time. The terms of the Merger provide for a higher exchange ratio for shares of Force Preferred Stock in recognition of the rights, preferences and privileges of the Force Preferred Stock. The value of Solectron Common Stock to be received by the Force stockholders in exchange for their shares of Force Capital Stock pursuant to the Merger may vary depending on the average market price of Solectron Common Stock for the ten trading days ended two days prior to the Effective Time. The table below sets forth the approximate exchange ratio applicable to, and the approximate value of Solectron Common Stock to be received in exchange for, each share of Force Capital Stock at various average market prices for Solectron Common Stock:

--------------------------------------------------------------------------------------------------

                                                                    FORCE PREFERRED STOCK
                              FORCE COMMON STOCK            --------------------------------------
                    --------------------------------------                       DOLLAR VALUE OF
                                         DOLLAR VALUE OF                         SOLECTRON COMMON
                                         SOLECTRON COMMON                             STOCK
UNADJUSTED AVERAGE     FORCE COMMON           STOCK                             RECEIVED PER SHARE
PRICE OF SOLECTRON       EXCHANGE       RECEIVED PER SHARE   FORCE PREFERRED         OF FORCE
   COMMON STOCK           RATIO         OF FORCE COMMON(4)    EXCHANGE RATIO       PREFERRED(4)
------------------  ------------------  ------------------  ------------------  ------------------
       $60              .55455(1)             $33.27            .56767(1)             $34.06
--------------------------------------------------------------------------------------------------
       $55              .60497(1)             $33.27            .61928(1)             $34.06
--------------------------------------------------------------------------------------------------
       $50              .66546(1)             $33.27            .68120(1)             $34.06
--------------------------------------------------------------------------------------------------
       $45              .68452(1)             $30.80            .70201(1)             $31.59
--------------------------------------------------------------------------------------------------
       $40                .76065              $30.43              .78032              $31.21
--------------------------------------------------------------------------------------------------
       $35              .83649(2)             $29.28            .85897(2)             $30.06
--------------------------------------------------------------------------------------------------
       $30             .91931(2)(3)         $27.58(3)          .94554(2)(3)         $28.37(3)
--------------------------------------------------------------------------------------------------

(1) Based on an Average Price of $44.45

(2) Based on an Average Price of $36.37

(3) If the aggregate consideration received by Force stockholders pursuant to the Merger would be less than $170,000,000, then Force may (A) accept such aggregate consideration and consummate the Merger, or (B) request that Solectron increase the total number of shares of Solectron Common Stock issuable pursuant to the Merger, so that the aggregate consideration is equal to $170,000,000. If Solectron grants Force's request pursuant to clause (B) above, then the aggregate consideration shall be so adjusted. If, however, Solectron declines to grant Force's request pursuant to clause (B) above, the Merger Agreement will automatically terminate.

(4) Dollar value at Closing assuming an actual price of Solectron Common Stock equal to the Unadjusted Average Price.

     The above table is for illustrative purposes only. There can be no assurance as to the actual price of Solectron Common Stock prior to, at, or anytime following the Effective Time.

     Upon consummation of the Merger, each Force Option will be assumed by Solectron and will automatically be converted into an option (a "Solectron Option") to purchase the number of shares of Solectron Common Stock (rounded down to the nearest whole number) that the holder of such Force Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the consummation of the Merger, at a price per share (rounded up to the nearest whole cent) equal to the exercise price for the shares of Force Common Stock otherwise purchasable pursuant to the Force Option divided by the exchange ratio applicable to the Force Common Stock. The escrow provisions of the Merger Agreement shall apply to all Force Options which are exercised during the escrow period described in the Merger Agreement. Following the Effective Time, Solectron will issue to each holder of a Force Option a document evidencing the assumption of such Force Option by Solectron.

     Escrow and Indemnification. At the Effective Time, Solectron will deposit into escrow certificates representing five percent (5%) of the shares of Solectron Common Stock issuable to the holders of Force Capital Stock in the Merger, on a pro rata basis. If any of the Force Options assumed by Solectron are exercised after the Effective Time and before end of the Escrow Period, five percent (5%) of Solectron Common Stock issuable upon exercise of such Force Options will be added to the Escrow Fund. If, at the end of the Escrow Period, any Force Options have not been exercised, such options will be subject to similar adjustment, and the number of shares of Solectron Common Stock issuable upon the exercise of such options will be reduced in proportion to the portion (if any) of the Escrow Fund paid to Solectron to satisfy claims against the Escrow Fund. The Escrow Fund will be available to indemnify Solectron for specified damages that Solectron has incurred or reasonably anticipates incurring by reason of the breach by Force of any representation, warranty, covenant or obligation of Force contained in the Merger Agreement. Claims against the Escrow Fund shall be Solectron's sole remedy following the Merger for any such breaches. Solectron's right to receive shares from the Escrow Fund is subject to certain limitations. The Escrow Fund will continue in existence until the earlier of (i) 5 p.m., California time, one year following the closing date of the Merger or (ii) the completion of the audit of the consolidated financial statements of Solectron for the fiscal year ending August 31, 1997. See "Approval of the Merger and Related Transactions -- Escrow and Indemnification."

     Recommendation of Force Board of Directors. The Board of Directors of Force has unanimously authorized and approved the Merger Agreement and the transactions contemplated therein, including the Charter Amendment and the establishment of the Escrow Fund. See "Approval of the Merger and Related Transactions -- Reasons for the Merger."

FINANCIAL ADVISOR

     In connection with the Merger, Broadview Associates LLC ("Broadview") acted as financial advisor to Force.

     On September 19, 1996, Broadview delivered a letter and a projected valuation analysis of Force as of December 31, 1996 (the "Broadview Analysis") to the Chairman of the Board of Directors of Force. The Broadview Analysis resulted in a weighted average implied valuation of $167 million. Broadview did not render a formal "fairness opinion" on the Merger. However, based on the Broadview Analysis and other factors, including the reasons for the Merger set forth herein, the Board of Directors of Force believes that the Merger is fair to the stockholders of Force.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of August 31, 1996, directors and executive officers of Solectron were the record owners of approximately 2,117,110 shares of Solectron Common Stock. Solectron shareholders are not required to approve the Merger.

     As of September 25, 1996, directors and executive officers of Force were the record owners of approximately 1,096,895 shares of Force Common Stock. O'Toole Corporation is the record owner of 2,680,554 shares of Force Common Stock and 302,783 shares of Force Preferred Stock. O'Toole Corporation is a family holding corporation the stock of which is owned by members of the Behrendt family (including Sven A. Behrendt, an executive officer and director of Force), and the sole purpose and business of which is to hold shares of Force Capital Stock. Certain of Force's directors and executive officers have entered into Non-

Competition Agreements with Solectron, some of which provide that such executive officers may be entitled to compensation of up to one-half of their annual salary and bonus under certain circumstances. Each of the directors, executive officers and affiliates of Force has advised Force that he or she intends to vote or direct the vote of all the outstanding shares of Force Capital Stock over which he or she has voting control in favor of the authorization, approval and adoption of the Merger Agreement and the transactions contemplated therein, including the Charter Amendment and the establishment of the Escrow Fund.

EFFECTIVE TIME OF THE MERGER

     It is anticipated that the Merger will become effective as promptly as practicable after the effectiveness of the registration statement has been declared, and the required approvals of Force stockholders have been obtained and all other conditions to the Merger have been satisfied or waived (the "Effective Time").

CONDITIONS TO THE MERGER

     The obligations of Solectron and Force to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite stockholder and regulatory approvals, approval for listing (upon notice of issuance) on the NYSE of the Solectron Common Stock issuable pursuant to the Merger, the absence of any injunction prohibiting consummation of the Merger, the accuracy of the representations made in the Merger Agreement, the receipt of certain legal opinions with respect to corporate, securities and tax matters, the receipt of accountants' letters with respect to qualification of the Merger as a pooling of interests transaction, the execution and delivery of non-competition agreements by certain employees of Force and the execution and delivery of affiliate agreements by the directors, executive officers and certain large stockholders of Force. See "Approval of the Merger and Related Transactions -- Accounting Treatment; -- Certain Federal Income Tax Considerations" and "Other Provisions of The Merger Agreement -- Conditions to Closing."

     Regulatory Approvals. It is a condition to the obligation of Solectron to consummate the Merger that no litigation or proceeding will be threatened or pending against Solectron or Force which would have the probable effect of requiring Solectron to divest or hold separate any business in connection with the Merger. Based on information available to them, Solectron and Force believe that the Merger can be effected in compliance with federal, state and foreign antitrust laws. However, there can be no assurance that Solectron and Force are correct in this assessment. The Merger is also contingent on the registration of the shares of Solectron Common Stock that are issuable in the Merger pursuant to the Securities Act and compliance with applicable securities and "blue sky" laws of various states to the extent they may still apply.

     U.S. Antitrust Review. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Each of Solectron and Force filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on September 27, 1996. Early termination of the waiting period under the HSR Act was granted for the Merger on October 8, 1996. At any time before or after consummation of the Merger, and notwithstanding early termination of the HSR Act waiting period, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Solectron or Force. At any time before or after the Effective Time of the Merger, and notwithstanding early termination of the HSR Act waiting period, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Force or businesses of Solectron or Force. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     German Antitrust Review. As required by German law, Solectron and Force filed a joint, pre-merger notification with the German Federal Cartel office on September 27, 1996. After review, the German Federal Cartel office found no grounds for prohibiting the Merger on October 23, 1996.

     Stock Exchange Listing. It is a condition to the Merger that the shares of Solectron Common Stock to be issued in the Merger and required to be reserved for issuance in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance. An application has been filed for listing the shares of Solectron Common Stock on the NYSE.

TERMINATION

     The Merger Agreement is subject to termination prior to the consummation of the Merger: (i) by mutual written consent of Solectron and Force, (ii) at the option of either Solectron or Force if the Merger is not consummated before January 31, 1997 (with certain exceptions), (iii) by either party if there has been an uncured breach of a representation, warranty, covenant or agreement of the other party, (iv) automatically if (a) the aggregate value of the shares of Solectron Common Stock issuable in the Merger would equal less than $170 million at the Effective Time, (b) Force does not agree to consummate the Merger on the basis of such value and (c) Selectron does not agree to a request by Force to increase the number of shares of Selectron Common Stock issuable in the Merger so as to raise the aggregate value to $170 millions, and (v) in certain other circumstances. See "Other Provisions of The Merger Agreement -- Termination."

SURRENDER OF CERTIFICATES

     If the Merger becomes effective, a letter of transmittal with instructions will be mailed to all holders of record of Force Capital Stock promptly after the Effective Time for use in surrendering their stock certificates in exchange for certificates representing shares of Solectron Common Stock and a cash payment in lieu of fractional shares, if any. HOLDERS OF FORCE CAPITAL STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Other Provisions of The Merger Agreement -- Exchange Procedures."

APPRAISAL RIGHTS

     Holders of Force Capital Stock who object to the Merger may, under certain circumstances and by following procedures prescribed by the Delaware General Corporation Law (the "DGCL"), exercise appraisal rights and receive cash for their shares of Force Capital Stock in an amount equal to the fair value of the Force Capital Stock as determined pursuant to such procedures. The failure of a dissenting stockholder of Force to follow the appropriate procedures will result in the termination or waiver of such rights. In the event that a Force stockholder who attempts to exercise appraisal rights should fail to make a proper demand for payment or otherwise loses his or her status as a dissenting shareholder, such Force stockholder shall be entitled to receive from Solectron the same number of shares of Solectron Common Stock and cash payment in lieu of any fractional share that such Force stockholder would have received in the Merger if he or she had not attempted to exercise appraisal rights. See "Approval of the Merger and Related Transactions -- Appraisal Rights."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Merger is intended to be a reorganization so that no gain or loss would be recognized by Solectron or Force and no gain or loss would be recognized by Force stockholders, except with respect to cash received in lieu of fractional shares or for dissenters' shares. It is a condition to the Merger that each of Force and Solectron shall have received an opinion of its respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of federal income tax consequences of the Merger, see "Approval of the Merger and Related Transactions -- Certain Federal Income Tax Considerations" and "Other Provisions of The Merger Agreement -- Conditions to Closing."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the Merger that (i) Solectron shall have received a letter from KPMG Peat Marwick LLP, its independent accountants, and (ii) Force shall have received a letter from Coopers & Lybrand L.L.P., its independent accountants, confirming, based on certain material representations provided by Solectron and Force as described in such letter, that each of Solectron and Force, respectively, may qualify for a pooling of interests transaction under generally accepted accounting principles. See "Approval of the Merger and Related Transactions -- Accounting Treatment" and "Other Provisions of The Merger Agreement -- Conditions to Closing."

COMPARISON OF STOCKHOLDER RIGHTS

     The rights of Force stockholders are currently governed by the DGCL and by Force's Restated Certificate of Incorporation (the "Force Certificate") and Bylaws (the "Force Bylaws"). Upon consummation of the Merger, Force stockholders will become shareholders of Solectron, which is a California corporation, and their rights as shareholders of Solectron will be governed by the California General Corporation Law ("CGCL") and by Solectron's Articles of Incorporation, as amended (the "Solectron Articles"). See "Comparison of Shareholder Rights" for a summary of the material differences between the rights of holders of Solectron Common Stock and Force Capital Stock. In connection with its Annual Meeting of Shareholders scheduled to be held on January 9, 1997, Solectron intends to seek shareholder approval of a proposal to reincorporate Solectron in the state of Delaware. See "Proposed Reincorporation of Solectron in Delaware."

THE CHARTER AMENDMENT

     The Merger Agreement contemplates that the Certificate of Incorporation of Force will be amended prior to the Effective Time. The Charter Amendment is intended to clarify that, after the Effective Time, the holders of Force Preferred Stock will receive only such consideration (fair value) as may be described by the applicable agreement and plan of merger, consolidation or reorganization, and shall have no further rights to payment of any liquidation preference, cumulative dividends or other amounts. See "The Charter Amendment."

     The Board of Directors of Force believes that the Merger consideration is fair to the holders of Force Capital Stock, and that the Charter Amendment provides a fair clarification of the rights of holders of Force Preferred Stock. THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT THE STOCKHOLDERS OF FORCE VOTE TO AUTHORIZE, APPROVE AND ADOPT THE CHARTER AMENDMENT.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial information of Solectron and Force has been derived from their respective historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes included therein. Force's unaudited historical financial statement data as of and for the nine months ended September 30, 1996 and 1995 has been prepared on the same basis as the historical financial information and, in the opinion of Force's management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for such periods.

           SOLECTRON SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                YEARS ENDED AUGUST 31,
                                                            --------------------------------------------------------------
                                                               1996          1995          1994         1993        1992
                                                            ----------    ----------    ----------    --------    --------
Consolidated Statements of Income Data:
  Net sales...............................................  $2,817,191    $2,065,559    $1,456,779    $836,326    $406,883
  Operating income........................................     175,425       123,434        88,350      53,140      27,153
  Income before income taxes..............................     173,077       120,494        84,159      48,613      24,144
  Net income..............................................     114,232        79,526        55,545      30,600      14,488
  Fully diluted net income per share......................  $     2.17    $     1.62    $     1.18    $   0.75    $   0.44

                                                                                   AS OF AUGUST 31,
                                                            --------------------------------------------------------------
                                                               1996          1995          1994         1993        1992
                                                            ----------    ----------    ----------    --------    --------
Consolidated Balance Sheet Data:
  Working capital.........................................  $  786,355    $  355,603    $  309,203    $265,025    $199,254
  Total assets............................................   1,452,198       940,855       766,395     603,285     308,737
  Long-term debt and capital lease obligations............     386,927        30,043       140,709     137,011     130,933
  Shareholders' equity....................................     700,569       538,141       330,789     260,980     104,245

             FORCE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                        NINE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                  ------------------------------------------------   -----------------------
                                                    1995      1994      1993      1992      1991         1996         1995
                                                  --------   -------   -------   -------   -------   -------------   -------
                                                                                                           (UNAUDITED)
Force Computers Inc.
Historical Statement of Operations Data:
  Revenue.......................................  $124,565   $97,511   $75,013   $64,170   $54,048      $97,496      $87,969
  Income from operations........................     8,743     5,434     3,204     1,613       825        8,684        6,835
  Net income (loss).............................     4,943     2,305     2,291    (2,158)      331        4,490        3,609
  Primary net income (loss) per share...........  $   0.89   $  0.42   $  0.43   $ (0.45)  $  0.06      $  0.77      $  0.66
  Weighted average shares outstanding...........     5,583     5,428     5,310     4,839     5,546        5,865        5,480
  Fully diluted net income (loss) per share.....  $   0.85   $  0.42   $  0.42   $ (0.45)  $  0.06      $  0.77      $  0.66
  Weighted average shares outstanding...........     5,796     5,428     5,406     4,839     5,546        5,865        5,480

                                                                 AS OF DECEMBER 31,                      AS OF
                                                  ------------------------------------------------   SEPTEMBER 30,
                                                    1995      1994      1993      1992      1991         1996
                                                  --------   -------   -------   -------   -------   -------------
                                                                                                      (UNAUDITED)
Historical Balance Sheet Data:
  Cash and cash equivalents.....................  $  1,086   $   993   $   596   $   508   $   747      $ 4,289
  Working capital...............................    14,329    10,307     7,114     6,499     7,464       16,555
  Total assets..................................    51,607    43,650    35,753    25,725    24,175       56,843
  Long-term liabilities.........................       140       795       402     1,255       584           --
  Total stockholders' equity....................    19,501    13,607    10,363     8,451    11,455       23,326

                     COMPARATIVE HISTORICAL PER SHARE DATA

     The following table sets forth certain historical per share data of Solectron and Force and combined per share data on an unaudited pro forma basis after giving effect to the Merger using the pooling of interests method of accounting and assuming an exchange ratio of .62164 shares of Solectron Common Stock issued for each share of Force Common Stock and an exchange ratio of
 .63634 shares of Solectron Common Stock issued for each share of Force Preferred Stock. This data should be read in conjunction with the selected historical financial data, the separate consolidated financial statements of Solectron and the notes thereto, and the separate consolidated financial statements of Force and the notes thereto, included elsewhere in this Prospectus/Consent
Solicitation Statement. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations.

                                                                         AS OF AND FOR THE
                                                                      YEARS ENDED AUGUST 31,
                                                                    ---------------------------
                                                                     1996       1995      1994
                                                                    ------     ------     -----
Historical -- Solectron
  Primary net income per share....................................  $ 2.19     $ 1.82     $1.32
  Fully diluted net income per share..............................    2.17       1.62      1.18
  Book value per share (1)........................................   13.34      10.85      8.01

                                                                         AS OF AND FOR THE
                                                                     YEARS ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                     1995       1994      1993
                                                                    ------     ------     -----
Historical -- Force
  Primary net income per share....................................  $ 0.89     $ 0.42     $0.43
  Fully diluted net income per share..............................    0.85       0.42      0.42
  Book value per share(1).........................................    3.62       2.54      1.96

                                                                         AS OF AND FOR THE
                                                                            YEARS ENDED
                                                                    ---------------------------
                                                                     1996       1995      1994
                                                                    ------     ------     -----
Pro forma combined per share data(2):
  Pro forma primary net income per Solectron share................  $ 2.14     $ 1.74     $1.27
  Pro forma fully diluted net income per Solectron share..........    2.12       1.56      1.15
  Pro forma book value per Solectron share........................   12.89         --        --
Equivalent pro forma per share data(3):
  Equivalent pro forma primary net income per Force share.........    1.33       1.08      0.79
  Equivalent pro forma fully diluted net income per Force share...    1.32       0.97      0.72
  Equivalent pro forma book value per Force share.................    8.01         --        --

---------------
(1) The historical book value per share for Solectron is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period. The historical book value per share for Force is computed by dividing stockholders' equity by the number of shares of common stock and preferred stock outstanding at the end of each period.

(2) For purposes of this presentation, pro forma combined net income per share data reflects Solectron's per share data for its fiscal years ended August 31, 1996, 1995 and 1994, and Force's per share data for its fiscal years ended December 31, 1995, 1994 and 1993. The pro forma combined net income per share data is based on the combined weighted average number of shares outstanding of Solectron and Force for each period based on the exchange ratio of .62164 shares of Solectron Common Stock for each share of Force Common Stock and .63634 shares of Solectron Common Stock for each share of Force Preferred Stock. The pro forma combined book value per share data reflect Solectron's per share data as of August 31, 1996 and Force's per share data as of December 31, 1995.

(3) The Force equivalent pro forma per share amounts are calculated by multiplying the combined pro forma per share data amounts by the Exchange Ratio of .62164 shares of Solectron Common Stock for each share of Force Capital Stock.

                        STOCK PRICE AND DIVIDEND INFORMATION

     The following table sets forth the quarterly high and low per share sales prices of Solectron's Common Stock for the two-year period ending August 31, 1996, as quoted on the New York Stock Exchange.

                                                                             HIGH     LOW
                                                                             -----    ----
    Fiscal 1995
      First Quarter......................................................    31 3/8   24 3/4
      Second Quarter.....................................................    27 1/4   22 1/2
      Third Quarter......................................................       31    22 7/8
      Fourth Quarter.....................................................    38 5/8   30 1/8
    Fiscal 1996
      First Quarter......................................................    43 5/8     35
      Second Quarter.....................................................    50 1/8   36 1/2
      Third Quarter......................................................       50    40 1/4
      Fourth Quarter.....................................................    43 7/8     31

     Solectron has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future.

     At August 31, 1996, there were approximately 1,162 shareholders of record. On September 25, 1996, the last trading day prior to the announcement by Solectron and Force that they had reached an agreement concerning the Merger, the closing price of Solectron Common Stock as reported on the New York Stock Exchange was $47.875 per share. On November 5, 1996, the closing price of Solectron Common Stock as reported on the NYSE was $55.25 per share. There can be no assurance as to the actual price of Solectron Common Stock prior to, at, or at any time following the Effective Time.

     No established trading market exists for Force Capital Stock. The outstanding shares of Force Capital Stock are presently held by approximately sixty (60) stockholders. Force does not intend to pay any dividends on Force Capital Stock in the foreseeable future.

                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the proposals to be acted on by written consent by Force stockholders and the acquisition of the securities described herein. For periods following the Merger, references to the products, business, results of operations or financial condition of Solectron should be considered to refer to Solectron and its subsidiaries, including Force, unless the context otherwise requires.

UNCERTAINTIES RELATING TO THE INTEGRATION OF OPERATIONS

     Solectron and Force have entered into the Merger Agreement with the belief that the Merger will result in beneficial synergies for the combined companies. The proposed acquisition of Force entails a number of risks, including successfully managing the integration of the operations, retention of key employees at Force and managing an increasingly larger and more geographically disparate business. In addition, Solectron has no significant prior experience in managing and operating a computer platform design business. There can be no assurance that Solectron will successfully manage this business or obtain anticipated customer synergies. In the event Solectron is unsuccessful in integrating and managing the Force business, the acquisition could require significant additional management attention. If Solectron is unsuccessful in integrating and managing the Force business, Solectron's results of operations could be materially adversely affected.

POTENTIAL DILUTIVE EFFECT TO SHAREHOLDERS

     Although Solectron and Force believe that beneficial synergies will result from the Merger, there can be no assurance that combining the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Solectron Common Stock in connection with the Merger will have the effect of reducing Solectron's net income per share and could reduce the market price of Solectron Common Stock unless and until revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that stockholders of Force would not achieve greater returns on investment if Force were to remain an independent company.

CUSTOMER CONCENTRATION; DEPENDENCE ON THE ELECTRONICS INDUSTRY

     During fiscal 1996 Solectron's sales volume in the personal computer and peripheral segments experienced significant fluctuations. While Solectron's declines in sales revenues in some segments were offset by increases in sales revenues in other market segments, there can be no assurance that sales within any particular market segment will not experience decreases which could have an adverse effect on Solectron's sales.

     A small number of customers are currently responsible for a significant portion of Solectron's net sales. During the fiscal year ended August 31, 1996, Solectron's ten largest customers accounted for over 64% of consolidated net sales, and in the fiscal years 1995 and 1994, Solectron's ten largest customers accounted for 70% of consolidated net sales. Solectron is dependent upon continued revenues from its top ten customers. The percentage of Solectron's sales to its major customers may fluctuate from period to period. Significant reductions in sales to any of these customers could have a material adverse effect on Solectron's results of operations. Solectron has no firm long-term volume purchase commitments from its customers, and over the past few years has experienced reduced lead-times in customer orders. In addition, customer contracts can be canceled and volume levels can be changed or delayed. The timely replacement of canceled, delayed or reduced contracts with new business cannot be assured. These risks are increased because a majority of Solectron's sales are to customers in the electronics industry, which is subject to rapid technological change and product obsolescence. The factors affecting the electronics industry in general, or any of Solectron's major customers in particular, could have a material adverse effect on Solectron's results of operations.

MANAGEMENT OF GROWTH; GEOGRAPHIC EXPANSION

     Solectron has experienced substantial growth over the last five fiscal years, with net sales increasing from $265 million in fiscal 1991 to $2.8 billion in fiscal year 1996. In recent years, Solectron has acquired facilities in six locations, including Solectron's most recent purchase of the contract manufacturing services ("CMS") business of Texas Instruments Incorporated ("TI"). There can be no assurance that Solectron's historical revenue growth will continue. There can also be no assurance that Solectron will successfully manage the integration of the CMS business, or that Solectron will successfully manage the integration of the Force business, if the Merger closes, or any other business it may acquire in the future. As Solectron manages its existing operations and expands geographically, it may experience certain inefficiencies as it integrates new operations and manages geographically dispersed operations. In addition, Solectron's results of operations could be adversely affected if its new facilities do not achieve growth sufficient to offset increased expenditures associated with geographic expansion. Should Solectron increase its expenditures in anticipation of a future level of sales which does not materialize, its profitability would be adversely affected. On occasion, customers may require rapid increases in production which can place an excessive burden on Solectron's resources.

CMS ACQUISITION FROM TEXAS INSTRUMENTS INCORPORATED

     The acquisition of the CMS business from TI entails a number of risks, including successfully managing the transition of customers from TI to Solectron, transitioning business from Kuala Lumpur to Penang, transitioning employees at the Austin site from TI to Solectron, integrating purchasing operations and information systems, and managing a larger and more geographically disparate business. In addition, the CMS business will increase Solectron's expenses and working capital requirements. In the event Solectron is unsuccessful in integrating the CMS business into Solectron's business, Solectron's results of operations could be materially adversely affected.

INTERNATIONAL OPERATIONS

     During fiscal 1996, foreign locations contributed approximately 30% of consolidated net sales. As a result of its foreign sales and facilities, Solectron's operations are subject to risks of doing business abroad, including but not limited to, fluctuations in the value of currency, tax rates and export duties, changes to import and export regulations (including quotas), possible restrictions on the transfer of funds, employee turnover, labor unrest, longer payment cycles, greater difficulty in collecting accounts receivable, the burdens and costs of compliance with a variety of foreign laws and, in certain parts of the world, political instability. While to date these factors have not had an adverse impact on Solectron's results of operations, there can be no assurance that there will not be such an impact in the future. In addition, at its Penang, Malaysia site, Solectron currently benefits from a tax holiday which expires in January 1997. Solectron is seeking to have the tax holiday extended. If the tax holiday is not extended, Solectron's effective income tax rate would likely increase.

AVAILABILITY OF COMPONENTS

     A substantial portion of Solectron's net sales are derived from turnkey manufacturing in which Solectron provides both materials procurement and assembly services. In turnkey manufacturing, Solectron potentially bears the risk of component price increases, which could adversely affect Solectron's gross profit margins. At various times there have been shortages of components in the electronics industry. If significant shortages of components should occur, Solectron may be forced to delay manufacturing and shipments, which could have a material adverse effect on Solectron's results of operations.

     While the availability of raw materials appears adequate to meet Solectron's current revenue projections, component availability to support increased demand beyond Solectron's current plans is limited. Furthermore, availability of customer-consigned parts and unforeseen shortages of components on the world market are beyond Solectron's control and could adversely affect revenue levels and operating efficiencies.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     Solectron's margins and operating results are affected by a number of factors, including product mix, additional costs associated with new projects, price erosion within the electronics industry, capacity utilization, price competition, the degree of automation that can be used in the assembly process, the efficiencies that can be achieved by Solectron in managing inventories and fixed assets, the timing of orders from major customers, fluctuations in demand for customer products, the timing of expenditures in anticipation of increased sales, customer product delivery requirements, and increased costs and shortages of components or labor. Solectron's turnkey manufacturing, which typically results in higher net sales and gross profits but lower gross profit margins than consignment assembly and testing services, represents a substantial percentage of net sales. All of these factors can cause fluctuations in Solectron's operating results over time. Because of these factors, there can be no assurance that Solectron's margins or results of operations will not fluctuate or decrease in the future.

COMPETITION

     The electronics assembly and manufacturing industry is comprised of a large number of companies, several of which have achieved substantial market share. Solectron also faces competition from current and prospective customers which evaluate Solectron's capabilities against the merits of manufacturing products internally. Solectron competes with different companies depending on the type of service or geographic area. Certain of Solectron's competitors have broader geographic breadth. They also may have greater manufacturing, financial, research and development, and marketing resources than Solectron. Solectron believes that the primary basis of competition in its targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services, and price. To be competitive, Solectron must provide technologically advanced manufacturing services, high product quality levels, flexible delivery schedules, and reliable delivery of finished products on a timely and price-competitive basis. Solectron currently may be at a competitive disadvantage as to price when compared to manufacturers with lower cost structures, particularly with respect to manufacturers with facilities established where labor costs are lower.

INTELLECTUAL PROPERTY PROTECTION

     Solectron's ability to compete may be affected by its ability to protect its proprietary information. Solectron obtained a limited number of U.S. patents in 1995 related to the process and equipment used in its surface mount technology. Solectron believes these patents are valuable. However, there can be no assurance that these patents will provide meaningful protection for Solectron's manufacturing process and equipment innovations.

     In addition, there can be no assurance that third parties will not assert infringement claims against Solectron or its customers in the future. In the event a third party does assert an infringement claim, Solectron may be required to expend significant resources to develop a non-infringing manufacturing process or to obtain licenses to the manufacturing process which is the subject of litigation. There can be no assurance that Solectron would be successful in such development or that any such licenses would be available on commercially acceptable terms, if at all. In addition, such litigation could be lengthy and costly and could have a material adverse effect on Solectron's financial condition regardless of the outcome of such litigation.

ENVIRONMENTAL COMPLIANCE

     Solectron is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its manufacturing process. Any failure by Solectron to comply with present and future regulations could subject it to future liabilities or the suspension of production. In addition, such regulations could restrict Solectron's ability to expand its facilities or could require Solectron to acquire costly equipment or incur other significant expenses to comply with environmental regulations.

DEPENDENCE ON KEY PERSONNEL AND SKILLED EMPLOYEES

     Solectron's continued success depends to a large extent upon the efforts and abilities of key managerial and technical employees. The loss of services of certain key personnel could have a material adverse effect on Solectron. Solectron's business also depends upon its ability to continue to attract and retain senior managers and skilled employees. Failure to do so could adversely affect Solectron's operations.

POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK

     The trading price of the common stock is subject to significant fluctuations in response to variations in quarterly operating results, general conditions in the electronics industry, and other factors. In addition, the stock market is subject to price and volume fluctuations which affect the market price for many high technology companies in particular, and which often are unrelated to operating performance.

                 SOLICITATION OF CONSENT OF FORCE STOCKHOLDERS

     This Prospectus/Consent Solicitation Statement contains certain information set forth more fully in the Merger Agreement attached hereto as Annex A and is qualified in its entirety by reference to the Merger Agreement, which is hereby incorporated herein by reference. The Merger Agreement and the written consent should be read carefully by each Force stockholder in formulating his, her, or its decision with respect to the proposed Merger.

     Purpose of Solicitation of Consents. This Prospectus/Consent Solicitation Statement is being furnished to the holders of Force Capital Stock in connection with the solicitation by Force of stockholder written consent to the authorization and approval of the Merger, the Merger Agreement, the establishment of the Escrow Fund pursuant to the Merger Agreement, and the Charter Amendment which clarifies the rights of the holders of Force Preferred Stock in connection with the Merger.

     Record Date. Stockholders of record of Force Capital Stock at the close of business on November 15, 1996, are entitled to act on the Merger, the Merger Agreement, establishment of the Escrow Fund and the Charter Amendment. As of November 5, 1996, there were approximately sixty (60) stockholders of record and 4,819,548 shares of Force Common Stock and 602,783 shares of Force Preferred Stock issued and outstanding.

     Vote Required.  Approval of the Merger requires the consent of holders of
(i) a majority of the outstanding shares of Force Common Stock entitled to vote,
(ii) a majority of the outstanding shares of Force Preferred Stock entitled to vote, voting as a separate class, and (iii) a majority of the outstanding shares of Force Common Stock and Force Preferred Stock, voting together as a single class. As a condition to their obligation to consummate the Merger, Solectron and Merger Sub are also requiring that holders of no more than seven and one-half percent (7.5%) of the outstanding shares of Force Capital Stock shall have exercised or have any continued right to exercise appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

     In accordance with the terms of the Merger Agreement, directors, executive officers and certain stockholders of Force who may be deemed to be affiliates of Force under the Securities Act have signed and delivered agreements with Solectron or Force (the "Voting Agreements") obligating them to vote their shares of Force Capital Stock in favor of approval of the Merger Agreement and the Merger and any matter which could reasonably be expected to facilitate the Merger. As of the date of this Prospectus/Consent Solicitation Statement, Voting Agreements had been signed and delivered to Solectron covering an aggregate of more than seventy percent (70%) of the shares of Force Common Stock and all of the shares of Force Preferred Stock outstanding as of the Record Date. As a result, it is anticipated that a majority of the shares of Force Common Stock and Force Preferred Stock will be voted for the authorization and approval of the Merger Agreement, the Charter Amendment, and the other transactions relating to the Merger. However, it is also a condition to Solectron's obligations to consummate the Merger that no more than 7.5% of the outstanding shares of Force Capital stock shall have exercised or have any continuing right to exercise appraisal rights or other similar rights under applicable law with respect to their shares by virtue of the Merger.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

     The following discussion summarizes the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement, a copy of which is attached to this Prospectus/Consent Solicitation Statement as Annex A. Statements made in this Prospectus/Consent Solicitation Statement with respect to the terms of the Merger and such related transactions are qualified in their respective entireties by reference to the more detailed information set forth in the Merger Agreement.

BACKGROUND OF THE MERGER

     Broadview was engaged by Force in September 1995 to assist Force in the development and execution of a corporate development program to evaluate a variety of financial alternatives including acquisitions, mergers, raising of private equity capital, and the potential sale of Force. In executing its assignment, Broadview was engaged in discussions with a wide range of companies and financial investors. Broadview held active discussions with fifteen companies related to either an acquisition by Force of another company, a merger with another company or the sale of Force to the other company. In addition, Broadview engaged in discussions with four institutional investors regarding a potential investment in Force. One of the companies contacted during the course of this engagement was Solectron.

     In late 1995 and early 1996 Solectron identified the need to expand its capability in the areas of design and engineering. Solectron began a process of assessing both internal and external avenues for expanding its ability to offer this element of pre-manufacturing services in an integrated manner to its customers. Subsequent to this assessment, Solectron completed the acquisitions of Fine Pitch Technology and the CMS business from TI which added to its existing pre-manufacturing capability. Solectron believed, however, that additional capability in the design and engineering area would be beneficial to address its customers' current and future needs.

     In April 1996, Broadview contacted Solectron to determine its interest in a potential business combination with Force. The Solectron management team, including Dr. Saeed Zohouri, Chief Technology Officer, Ms. Susan Wang, Chief Financial Officer, Dr. Koichi Nishimura, CEO and President, and Mr. Mark Holman, Director of Corporate Business Development, assessed the offering memorandum for Force prepared by Broadview. The Solectron management team decided to further explore Force as a potential strategic fit for both the design and engineering capability as well as customer and market synergy.

     In June and July of 1996 numerous meetings were held between the two companies to assess strategic fit, commonality of business philosophy and long term objectives. As part of the review process, the Force management team conducted extensive tours of the Solectron facilities in Milpitas, California. After further discussions between the management of Force and Solectron, both companies believed that a combination of Force and Solectron could produce increased market focus as well as a compatible business philosophy and operating practices.

     In early August 1996 the two companies began discussions regarding the possible form of acquisition and the potential terms of such a business combination. Broadview facilitated this process and helped structure alternative forms of the proposed business combination. On August 19, 1996, the Solectron Board of Directors met and gave its approval to proceed with discussions intended to culminate in a non-binding letter of intent with Force, contemplating an acquisition of Force by means of a pooling of interests transaction. After further discussions and negotiations between the parties, Force and Solectron signed a letter of intent dated August 26, 1996, detailing the general terms for the Merger and a range of proposed valuations for the merger consideration.

     Subsequent to the signing of the letter of intent, both parties began to work with their respective legal counsel to prepare the Merger agreement. Solectron simultaneously initiated a due diligence review of Force's financial, market, technical and general business performance and capability. At this time, Solectron consulted with its outside advisors regarding the proposed terms of the Merger.

     On September 12, 1996, the parties met to discuss the terms, consideration and status of the due diligence process. The parties discussed the basic terms and proposed consideration subject to the satisfactory completion of the due diligence process and completion of the Merger Agreements.

     On September 13, 1995, the Board of Directors of Force met, reviewed and authorized the negotiation of final terms for the Merger, subject to certain limitations. The Board also approved the Charter Amendment, subject to completion of the Merger.

     This process culminated in the proposed terms of the Merger which were presented to Solectron's Board of Directors on September 25, 1996, along with the findings of the due diligence analysis. Following this review, the Solectron Board of Directors unanimously approved the Merger Agreement. That same day, the Board of Directors of Force met to review the proposed terms of the Merger Agreement and developments relating to the Merger since the Board's September 13, 1996 meeting. Following this review, Force's Board of Directors unanimously approved the Merger and the Merger Agreement. Following approval by Solectron's Board of Directors on September 25, 1996, the parties executed the Merger Agreement and related documents. A press release announcing the Merger was issued the next day prior to the opening of trading on the NYSE.

MERGER STRUCTURE

     The acquisition will be accomplished through the merger of Merger Sub with and into Force pursuant to which each outstanding share of Force Common Stock and Force Preferred Stock will be converted into the right to receive such number of shares of Solectron Common Stock as determined by the applicable exchange ratios.

REASONS FOR THE MERGER

     Force's Reasons for the Merger. The Board of Directors of Force believes that the Merger will provide Force with enhanced business opportunities through its affiliation with Solectron, and will provide Force stockholders with ownership of securities in a public company which may be more liquid than Force's Capital Stock. The Board of Directors of Force believe that the Merger is fair to, and in the best interests of, the stockholders of Force, and recommends that holders of Force Capital Stock authorize, approve and adopt the Merger Agreement and the transactions contemplated therein, including the Charter Amendment and the establishment of the Escrow Fund.

     Solectron's Reasons for the Merger. Solectron believes that it will benefit from the strategic alliance of Force's core business with the enhanced marketing, development, manufacturing and other capabilities and resources of Solectron. In particular, the acquisition of Force is expected to further enhance Solectron's array of services in premanufacturing areas. Force will also provide Solectron with additional capability in design and engineering that will allow Solectron to better address its customers' current and future needs.

FINANCIAL ADVISOR

     In September 1996, Broadview performed a valuation analysis of Force at the request of the Chairman of the Board of Directors of Force. The valuation analysis of Broadview is summarized in a letter to the Chairman of the Board of Force dated September 19, 1996 (the "Broadview Letter"). The valuation analysis of Broadview of Force resulted in a weighted average implied valuation of $167 million.

     The full text of the Broadview Letter is attached hereto as Annex C and is incorporated herein by reference. The summary of the Broadview Letter set forth in this section is not a complete description of the Broadview Letter and the valuation analysis performed by Broadview, and is qualified in its entirety by reference to the full text of the Broadview Letter.

     The Broadview Letter provided an implied valuation of Force as of December 31, 1996 on a stand-alone basis. The Broadview Letter does not reflect valuations used in negotiations with potential acquirors, and does not constitute either a "fairness opinion" with respect to the Merger or a recommendation to any Force stockholder to execute a consent in favor of the Merger.

     Scope and limitations of review. The Broadview Letter addressed the historical performance of Force and also applied methods to evaluate Force's earnings potential. In its analysis (which is summarized below), Broadview considered the market valuations of certain public companies which Broadview deemed to be comparable to Force, as well as values paid in certain recent merger and acquisition transactions within the high technology industry which Broadview deemed to be comparable to the Merger. In its valuation analysis, Broadview assumed that Force meets certain financial projections provided by Force management.

     As part of its valuation analysis of Force, Broadview, among other things,
(i) reviewed Force's annual reports and related financial information for the three fiscal years ended December 31, 1995, and related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996;
(ii) reviewed certain information furnished by Force relating to the past and current business, operations, financial condition, earnings, cash flow, assets and prospects of Force, and certain financial forecasts of Force; (iii) conducted discussions with members of senior management of Force concerning its business prospects and strategic objectives; (iv) considered the results of operations of companies deemed by Broadview to be reasonably similar to Force;
(v) considered the financial terms of certain other mergers and acquisitions which Broadview deemed to be relevant; (vi) analyzed the valuation of Force using various valuation methodologies which Broadview deemed to be appropriate; and (vii) reviewed such other financial studies and analyses and made such other inquiries and took into account such other matters as Broadview deemed necessary or appropriate for purposes of its analysis.

     In conducting its valuation analysis of Force, Broadview relied on the accuracy and completeness of all information supplied or otherwise made available to it by Force, and did not independently verify such information or any underlying assumptions. Broadview did not undertake an independent appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Force. Broadview also assumed that the financial forecasts furnished to it by Force were reasonably prepared and reflected the best currently available estimates and judgments of Force's management as to the expected future financial performance of Force and as to the expected future projected outcomes of various contingencies.

     The Broadview Letter directly or indirectly reflects certain macroeconomic, operating and financial assumptions with respect to industry performance and general business, economic, market, monetary and other conditions as they existed and could be evaluated as of the date of the Broadview Letter. Many of these factors are outside the control of Force. The estimates and forecasts considered by Broadview in its analysis are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. The valuations summarized in the Broadview Letter do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The Broadview Letter does not present a discussion of the relative merits of the Merger as compared to any other business plan or opportunity that might be presented to Force or the effect of any other arrangement in which Force might engage.

     Valuation methodologies. The following is a summary of certain financial and comparative analyses performed by Broadview in arriving at the Broadview Analysis. Broadview derived implied valuations for Force based upon what these analyses, when considered in light of the judgment and experience of Broadview, suggested about Force's value. The Broadview Letter is based upon Broadview's consideration of the collective results of all such analyses, together with the other factors referred to in the Broadview Letter.

     The Broadview Letter used four basic valuation methodologies: (1) comparable company analysis using a multiple of trailing revenue, (2) comparable company analysis using a multiple of trailing net income, (3) comparable company analysis using a multiple of projected net income, and (4) comparable transaction analysis using a multiple of revenue paid in recent merger and acquisition transactions.

     In the three "comparable company" methodologies, a multiple was applied to the applicable Force figure to calculate an implied valuation, which was then discounted to reflect the illiquidity associated with a private company. In each of the three "comparable company" analyses, Broadview used the median multiple of two composite groups of companies deemed by Broadview to be comparable in certain respects to Force. The first group, deemed to be functionally comparable to Force ("functional comparables"), reflected companies providing hardware products (primarily boards) with functionality and business models deemed by Broadview to be similar to Force. The companies in the functional comparables group were:
Adaptec Inc., Computer Products Inc., Dialogic Corp., National Instruments Corp., Natural Microsystems Corp., Radisys Corp., and Ross Technology Inc.

     Because this first group of companies is growing significantly faster and enjoying higher profitability than Force, Broadview placed greater weight on a second group of hardware companies, deemed to be financially comparable to Force ("financial comparables"), which have growth and profitability more comparable to Force. This resulted in an implied valuation, which Broadview then adjusted to account for Force's net debt position. The companies in the financial comparables group were: AFC Cable Systems Inc., Black Box Corp., Brite Voice Systems Inc., Brooktree Corp., Continental Circuits Corp., Digi International Inc., Inter-Tel Inc. (Series A), Itron Inc., Keithley Instruments Inc., Kronos Inc., Lecroy Corp., Microsemi Corp., Olicom A/S, Par Technology Corp., Sheldahl Inc., Stanford Telecommunications, and Zycon Corp.

     In its fourth methodology -- comparable transaction analysis -- Broadview reviewed the following transactions: the acquisition by Emerson Electric Co. of Fisher Controls International Inc. from Monsanto Co., the acquisition by Giddings & Lewis Inc. of Fadal Engineering Inc., the acquisition by Trinova Corp. (Vickers Unit) of the Electronic Systems Division of Cincinnati Milacron Inc., the acquisition by Danaher Corp. of Acme-Cleveland Corp., the acquisition by Siemens AG (Siemens Nixdorf Informationssysteme AG) of Pyramid Technology Corp., the acquisition by Hewlett-Packard Co. of Convex Computer Corp., the acquisition by Elsag Bailey SPA (Process Automation NV) of Fischer & Porter Co., and the acquisition by Thermo Electron Corp. (Thermo Instrument Systems Inc.) of Envirotech, Noran, TN and Tremetrics from Baker Hughes.

     Broadview selected the companies and transactions in the respective groups of "comparables" from the universe of possible comparable companies and transactions based upon Broadview's views as to the comparability of these companies' financial and operating characteristics to those of Force and the comparability of these transactions (on the basis of the companies and the businesses involved) to the Merger. Information concerning these companies and transactions was obtained by Broadview from publicly available information.

     Broadview used a weighted average for each of the four valuation methodologies so that historical results accounted for 50% of the valuation and projected financial results accounted for 50% of the valuation. With one exception, the methodologies yielded valuations within a range between $135 million and $201 million. The other valuation methodology (revenue-based analysis using functional comparables) yielded a higher implied valuation ($372 million); however, as noted above, the companies in the functional comparables group are growing significantly faster and are enjoying higher profitability than Force. Accordingly, the Broadview Letter placed greater weight on other valuation methodologies.

     The summary above sets forth the principal aspects of the Broadview Letter but does not purport to be a complete description of the analyses performed by Broadview. The preparation of a valuation analysis such as the Broadview Letter is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. The preparation of a valuation analysis does not involve a scientifically prescribed or pre-determined mathematical evaluation or weighting of the results of individual analyses, but requires the exercise of a financial advisor's professional judgment in considering a variety of analyses taken as a whole. Broadview did not form a valuation conclusion on the basis of any single valuation methodology in isolation. Rather, Broadview considered each methodology in light of the other methodologies and ultimately reached its valuation opinion based on a weighted average of the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above and in the Broadview Letter, the Broadview Letter should be considered as a whole. The results of any single valuation methodology, in isolation, without considering the analysis as a whole, provide an insufficient basis for a valuation opinion and could create an incomplete view of the processes underlying the Broadview Letter. In addition, no company used in Broadview's valuation analysis for comparison is identical to Force and no transaction used in Broadview's valuation analysis is identical to the Merger. Accordingly, the Broadview analysis is not purely quantitative. The Broadview Letter does not purport to be an appraisal and does not necessarily reflect the prices at which businesses or securities actually may be sold. Valuation analyses are inherently subject to uncertainty, and are based upon numerous factors and events beyond the control of the parties and their advisors. The parties and their advisors assume no responsibility if future results are materially different from those forecast. No limitations were imposed by the Force Board of Directors upon Broadview with respect to the investigation made or procedures followed by Broadview in reading its valuation analysis.

     Other considerations. Broadview, as part of its investment banking business, is engaged from time to time in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate purposes. Force selected Broadview as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions involving information technology companies. Broadview has provided certain other investment banking services to Force including participating in discussions with other potential acquirors and participating in the negotiations leading to the Merger Agreement.

     Fees. Pursuant to a letter agreement dated August 18, 1995 and executed by Force on November 3, 1996, Force is obligated to pay the following fees to Broadview in connection with the Merger Agreement and the transactions contemplated therein: (i) a one-time commitment fee of $50,000 (which has been paid), (ii) reasonable out-of-pocket expenses billed on a monthly basis, and
(iii) upon consummation of the transactions contemplated in the Merger Agreement, a success fee of 1.25% of all consideration received initially and subsequently, including contingent consideration and other post-Closing payments. Consideration includes extraordinary dividends, forgiveness of debt, other consideration paid to security holders or employees of Force in contemplation of the transaction, any indebtedness for borrowed money directly or indirectly assumed by Solectron in connection with a transaction (contemplated by the Merger Agreement), and the proceeds of any public offering or private placement of securities or securities convertible into equity securities. The success fee is due when consideration is received by Force, either directly or in escrow, and is payable in cash at Closing, with a minimum fee of $300,000 payable at Closing. With respect to any additional or contingent consideration, the fee will be due when the amount of such consideration is determined. Further terms are set forth in the letter agreement between Force and Broadview dated August 18, 1995, and this summary is qualified in all respects thereby.

     Under the terms of the August 18, 1995 letter agreement, Force presently estimates that Broadview will be entitled to a total fee of between approximately $2.1 million and approximately $2.6 million, depending on the total Merger consideration.

     Consideration of the Broadview Letter by the Force Board of Directors. The Broadview Letter was one of many factors taken into consideration by the Force Board of Directors in making its determination to approve the Merger. As noted above, Broadview did not render a formal "fairness opinion" on the Merger. However, based on the Broadview Letter and other factors, including the reasons for the Merger set forth above, the Board of Directors of Force believes that the Merger is fair to the stockholders of Force.

GENERAL EFFECT UPON THE RIGHTS OF EXISTING STOCKHOLDERS

     The authorized capital stock of Solectron consists of 80,000,000 shares of Common Stock, no par value, of which 52,589,406 shares were issued and outstanding at September 25, 1996, and 1,200,000 shares of undesignated Preferred Stock, none of which are issued or outstanding. The stockholders of Solectron are not required to approve the Merger. Shares of Solectron's Common Stock are publicly traded on the NYSE under the symbol "SLR".

     The authorized capital stock of Force consists of 8,000,000 shares of Common Stock, of which 4,819,548 shares were issued and outstanding, and 602,783 shares of Series A Preferred Stock, of which 602,783 shares are issued and outstanding as of September 25, 1996. Pursuant to the Merger, each share of Force Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into the number of shares of Solectron Common Stock determined according to the applicable exchange ratio. For an explanation of material difference between rights of holders of Force Capital Stock and holders of Solectron Common Stock see "Comparison of Rights of Holders of Solectron Common Stock and Holders of Force Capital Stock."

MANNER AND BASIS OF CONVERTING SHARES

     In connection with the Merger, the total number of shares of Solectron Common Stock to be issued to holders of Force Capital Stock pursuant to the Merger will be equal to the result obtained by dividing $187,500,000 by the average closing price of Solectron Common Stock on the NYSE for the ten (10) trading days ending two (2) days prior to the Effective Time (the "Unadjusted Average Price"), with the following exceptions:

          (i) if the Unadjusted Average Price is less than $36.37, the Average Price will be deemed to be equal to $36.37, and if the Unadjusted Average Price is greater than $44.45, the Average Price will be deemed to be equal to $44.45 (as so adjusted, the "Average Price");

          (ii) if the dollar value of the Solectron Common Stock (measured on the basis of the Unadjusted Average Price) would be more than $205,000,000, then the number of shares of Solectron Common Stock will be reduced so that the total value equals $205,000,000;

          (iii) and if the dollar value of the Solectron Common Stock (measured on the same basis), would be less than $170,000,000, Force may request, and Solectron may agree, to increase the number of shares of Solectron Common Stock so that the total value equals $170,000,000.

     Assuming the Average Price were equal to $44.45 and the Unadjusted Average Price were equal to $53.525 per share, the number of shares of Solectron Common Stock issuable to the stockholders of Force would reflect exchange ratios of approximately .62164 shares of Solectron Common Stock per share of Force Common Stock and approximately .63634 shares of Solectron Common Stock per share of Force Preferred Stock, based upon the number of shares of Force Capital Stock, and the number of shares of Force Common Stock subject to unexercised options, expected to be outstanding immediately prior to the Effective Time. The terms of the Merger provide for a higher exchange ratio for the Force Preferred Stock in recognition of the rights, preferences and privileges of the Force Preferred Stock. Based on the number of shares outstanding on September 25, 1996, Solectron will have approximately 55,969,004 shares of Common Stock outstanding after the Merger assuming an Average Price equal to $44.45 per share and an Unadjusted Average Price equal to $53.525 per share. The value of Solectron Common Stock to be received by the Force stockholders in exchange for their shares of Force Capital Stock pursuant to the Merger may vary depending on the average market price of Solectron Common Stock for the ten trading days ended two days prior to the Effective Time. The table below sets forth the approximate exchange ratio applicable to, and the approximate value of Solectron Common Stock to be received in exchange for, each share of Force Capital Stock at various average market prices for Solectron Common Stock:

--------------------------------------------------------------------------------------------------

                              FORCE COMMON STOCK                    FORCE PREFERRED STOCK
                    --------------------------------------  --------------------------------------
                                         DOLLAR VALUE OF                         DOLLAR VALUE OF
                                         SOLECTRON COMMON                        SOLECTRON COMMON
UNADJUSTED AVERAGE                      STOCK RECEIVED PER                      STOCK RECEIVED PER
PRICE OF SOLECTRON     FORCE COMMON       SHARE OF FORCE     FORCE PREFERRED      SHARE OF FORCE
   COMMON STOCK       EXCHANGE RATIO     COMMON STOCK(4)      EXCHANGE RATIO    PREFERRED STOCK(4)
------------------  ------------------  ------------------  ------------------  ------------------
       $60              .55455(1)             $33.27            .56767(1)             $34.06
--------------------------------------------------------------------------------------------------
       $55              .60497(1)             $33.27            .61928(1)             $34.06
--------------------------------------------------------------------------------------------------
       $50              .66546(1)             $33.27            .68120(1)             $34.06
--------------------------------------------------------------------------------------------------
       $45              .68452(1)             $30.80            .70201(1)             $31.59
--------------------------------------------------------------------------------------------------
       $40                .76065              $30.43              .78032              $31.21
--------------------------------------------------------------------------------------------------
       $35              .83649(2)             $29.28            .85897(2)             $30.06
--------------------------------------------------------------------------------------------------
       $30             .91931(2)(3)           $27.58           .94554(2)(3)           $28.37
--------------------------------------------------------------------------------------------------

(1) Based on an Average Price of $44.45

(2) Based on an Average Price of $36.37

(3) If the aggregate consideration received by Force stockholders pursuant to the Merger would be less than $170,000,000, then Force may (A) accept such aggregate consideration and consummate the Merger or, (B) request that Solectron increase the total number of shares of Solectron Common Stock issuable pursuant to the Merger, so that the aggregate consideration is equal to $170,000,000. If Solectron grants Force's request pursuant to clause (B) above, then the aggregate consideration shall be so adjusted. If, however, Solectron declines to grant Force's request pursuant to clause (B) above, the Merger Agreement will automatically terminate.

(4) Dollar value at Closing assuming an actual price of Solectron Common Stock equal to the Unadjusted Average Price.

     The above table is for illustrative purposes only. There can be no assurance as to the actual price of Solectron Common Stock prior to, at, or any time following the Effective Time.

     Upon consummation of the Merger, each Force Option will be assumed by Solectron and will automatically be converted into an option to purchase the number of shares of Solectron Common Stock (rounded down to the nearest whole number) that the holder of such Force Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the consummation of the Merger, at a price per share (rounded up to the nearest whole cent) equal to the exercise price for the shares of Force Common Stock otherwise purchasable pursuant to the Force Option divided by the exchange ratio applicable to Force Common Stock. The escrow provisions of the Merger Agreement shall apply to all Force Options which are exercised during the escrow period described in the Merger Agreement. Following the Effective Time, Solectron will issue to each holder of a Force Option a document evidencing the assumption of such Force Option by Solectron.

ESCROW AND INDEMNIFICATION

     At the Effective Time, Solectron will deposit into escrow certificates representing five percent (5%) of the shares of Solectron Common Stock issuable to the holders of Force Capital Stock as of the Effective Time, on a pro rata basis. If any of the Force Options assumed by Solectron are exercised after the Effective Time and before the end of the Escrow Period, five percent (5%) of the shares of Solectron Common Stock issuable upon the exercise of such options will be added to the Escrow Fund. At the end of the Escrow Period, if any Force Options have not been exercised, such options will be subject to similar adjustment, and the number of shares of Solectron Common Stock issuable upon the exercise of such options will be reduced in proportion to the portion (if any) of the Escrow Fund paid to Solectron to satisfy claims against the Escrow Fund.

     The Escrow Fund will be available to indemnify Solectron for specified damages that Solectron has incurred or reasonably anticipates incurring by reason of the breach by Force of any representation, warranty, covenant or obligation of Force contained in the Merger Agreement. Claims against the Escrow Fund shall be Solectron's sole remedy following the Merger for any such breaches. Solectron's right to receive shares from the Escrow Fund is subject to certain limitations. The Escrow Fund will continue in existence until the earlier of (i) 5 p.m., California time, one year following the Closing Date or
(ii) the completion of the audit of the consolidated financial statements of Solectron for the fiscal year ending August 31, 1997.

     The Escrow Fund will be deposited with First Trust of California (the "Escrow Agent"). Pursuant to the Merger Agreement (and subject to the limitations therein), Force will agree to indemnify Solectron for the inaccuracy or breach of a representation or warranty of Force contained in the Merger Agreement (except as set forth in the schedules attached thereto). This indemnity will be the sole and exclusive remedy available to Solectron and its affiliates with respect to any inaccuracy or breach of a representation or warranty made by Force in the Merger Agreement.

RESALE REGISTRATION RIGHTS

     Solectron shall grant the registration rights set forth in the Declaration of Registration Rights attached to the Merger Agreement as Exhibit H to each person who is unable, in a single transaction pursuant to SEC Rule 145(d), to sell all of the shares of Solectron Common Stock issuable to each such person pursuant to the terms of the Merger Agreement. Force affiliates have agreed to make all transfers and dispositions of Solectron Common Stock in conformity with Rule 145 under the Securities Act or pursuant to an effective registration statement or an appropriate exemption from registration upon delivery of a written opinion of counsel to Solectron stating that the transfer or disposition is exempt from registration under the Securities Act.

APPRAISAL RIGHTS

     Stockholders of Force who do not vote by written consent in favor of the Merger may, under certain circumstances and by following the procedure prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of Force Capital Stock. The stockholders exercising appraisal rights under the DGCL must follow the appropriate procedures under the DGCL or suffer the termination or waiver of such rights.

     If a holder of Force Capital Stock exercises appraisal rights in connection with the Merger under Section 262 of the DGCL ("Section 262"), any shares of Force Capital Stock with respect to which such rights have been exercised and perfected will not be converted into Solectron Common Stock but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such shares pursuant to the laws of the State of Delaware.

     The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Prospectus/Consent Solicitation Statement as Annex B and incorporated herein by reference.

     Holders of shares of Force Capital Stock who object to the Merger and who follow the procedures in Section 262 will be entitled to have their shares of Force Capital Stock appraised by the Court and to receive payment of the "fair value" of such shares as of the Effective Time of the Merger.

     In the event that the Force stockholders approve the Merger Agreement by written consent in accordance with the DGCL, either before the Effective Time or within ten days thereafter, Solectron must notify each Force stockholder who did not so consent in writing of such Effective Time and that appraisal rights are available for any or all of the shares of Force Capital Stock held by such stockholder. A stockholder of Force electing to exercise appraisal rights must, within 20 days of the date of mailing of such notice, perfect his, her or its appraisal rights by demanding in writing from Force the appraisal of his, her or its shares of Force Capital Stock, as provided in Section 262. A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Force at 2001 Logic Drive, San Jose, California 95124-3468,
Attention: Corporate Secretary. The demand should specify the holder's name and mailing address, the number of shares of Force Capital Stock owned and that such holder is demanding appraisal of his, her or its shares. Only a holder of record of shares of Force Capital Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.

     Within 120 days after the Effective Time of the Merger, any stockholder who has made a valid written demand and who has not voted in favor of approval and adoption of the Merger Agreement may (i) file a petition in the Court demanding a determination of the value of shares of Force Capital Stock, and (ii) upon written request, receive from Force a statement setting forth the aggregate number of shares of Force Capital Stock not voted in favor of approval and adoption of the Merger Agreement and approval of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by Force.

     If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value", the Court is required to take into account all relevant factors, including the market value of Force Capital Stock and the net asset and earnings value of Force, and in determining the fair value of interest, the Court may consider the rate of interest which Force would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Force Capital Stock entitled to appraisal.

     Any holder of Dissenting Shares who has duly demanded an appraisal under
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time of the Merger).

     If any holder of shares of Force Capital Stock who demands appraisal under
Section 262 effectively withdraws or loses, his, her or its right to appraisal, the shares of such holder will be converted into a right to receive that number of shares of Solectron Common Stock as is determined in accordance with the Merger Agreement. A holder will effectively lose his right to appraisal if he, she or it votes in favor of approval and adoption of the Merger Agreement, or if no petition for appraisal is filed within 120 days after the Effective Time of Merger, or if the holder delivers to Force a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of Force. A holder of stock represented by certificates may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of Force Capital Stock for Solectron Common Stock pursuant to the Merger that are generally applicable to holders of Force Capital Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Solectron, Force or Force's stockholders as described herein.

     Force stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Force stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who do not hold their Force Capital Stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of Force Capital Stock are acquired or shares of Solectron Common Stock are disposed of, or the tax consequences of the assumption by Solectron of the Force options. Accordingly, FORCE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The Merger is intended to constitute a reorganization within the meaning of
Section 368(a) of the Code (a "Reorganization"), with each of Solectron, Merger Sub and Force intended to qualify as a "party to the reorganization" under
Section 368(b) of the Code, in which case, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by holders of Force Capital Stock solely upon their receipt of Solectron Common Stock in exchange for Force Capital Stock in the Merger (except to the extent of cash received in lieu of a fractional share of Solectron Common Stock).

          (b) The aggregate tax basis of the Solectron Common Stock received by Force stockholders in the Merger (reduced by any tax basis attributable to fractional shares deemed to be disposed of) will be the same as the aggregate tax basis of the Force Capital Stock surrendered in exchange therefor.

          (c) The holding period of the Solectron Common Stock received by each Force stockholder in the Merger will include the period for which the Force Capital Stock surrendered in exchange therefor was considered to be held, provided that the Force Capital Stock so surrendered is held as a capital asset at the time of the Merger.

          (d) A Force stockholder who exercises appraisal or dissenters' rights with respect to all of such holder's shares of Force Capital Stock will generally recognize capital gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the Force Capital Stock is held as a capital asset at the time of the Merger, and the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of Force Capital Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of Solectron Common Stock or Force Capital Stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a stockholder's sale for cash of Force Capital Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such stockholder will generally recognize ordinary income for federal income tax purposes in an amount up to the entire amount of cash so received.

          (e) Cash payments received by holders of Force Capital Stock in lieu of a fractional share will be treated as if such fractional share of Solectron Common Stock had been issued in the Merger and then redeemed by Solectron. A Force stockholder receiving such cash will generally recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

          (f) None of Solectron, Merger Sub or Force will recognize any gain or loss solely as a result of the Merger.

     The parties are not requesting and will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. It is a condition to the parties' respective obligations to complete the Merger that Solectron have received an opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, and that Force have received an opinion from Gray Cary Ware & Freidenrich, A Professional Corporation, to the effect that the Merger will constitute a Reorganization (the "Tax Opinions"). Force stockholders should be aware that the Tax Opinions do not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. The Tax Opinions are subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by Solectron, Merger Sub and Force and certain stockholders of Force. Of particular importance are certain representations relating to the so-called "continuity of interest" requirement.

     To satisfy the continuity of interest requirement, Force stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Force Capital Stock in anticipation of the Merger or (ii) the Solectron Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that Force stockholders, as a group, would no longer have a significant equity interest in the Force business being conducted after the Merger. Planned Dispositions include, among other things, the sale of shares pursuant to the exercise of dissenters' rights. Force stockholders will generally be regarded as having a significant equity interest as long as the number of shares of Solectron Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the Force stockholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization. The Tax Opinions will rely in part on representations from Solectron, Force and certain stockholders of Force relating to the "continuity of interest" requirements.

     A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure to satisfy the "continuity of interest" requirement or otherwise) would result in Force stockholders recognizing taxable gain or loss with respect to each share of Force Capital Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Solectron Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Solectron Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

     The preceding discussion is generally not relevant to a Force stockholder that, for United States federal tax purposes, is a nonresident alien individual (other than certain former United States citizens or residents), a foreign corporation, a foreign partnership or a foreign estate or trust (a "non-U.S. holder"). Non-U.S. holders will not be subject to United States federal income tax with respect to gain realized in the Merger and the above analysis will not be applicable unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, (ii) Force is or has been a "United States real property holding corporation" for federal income tax purposes at any time during the 5-year period prior to the Effective Time, or
(iii) in the case of a non-U.S. holder who is a nonresident alien individual and holds their Force Capital Stock as a capital asset and to whom such gain is United States source, such holder is present in the United States for 183 or more days in the taxable year of the sale.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the Merger that Solectron shall have received a letter from KPMG Peat Marwick LLP, its independent accountants, and that Force shall have received a letter from Coopers & Lybrand L.L.P., its independent accountants, confirming, respectively, that Solectron may account for the Merger as a pooling of interests transaction under generally accepted accounting principles and that Force qualifies for a pooling of interests transaction. Under this method of accounting, the recorded assets and liabilities of Solectron and Force will be carried forward to the combined company at their recorded amounts, and no goodwill in the business combination is recorded by either company. See "Other Provisions of the Merger Agreement -- Conditions to Closing."

VOTING AGREEMENTS

     In accordance with the terms of the Merger Agreement, directors, executive officers and certain other stockholders who may be deemed to be affiliates of Force under the Securities Act, have signed and delivered agreements with Solectron or Force (the "Voting Agreements") obligating them to vote their shares of Force Capital Stock in favor of approval of the Merger Agreement and the Merger and any matter which could reasonably be expected to facilitate the Merger. As of the date of this Prospectus/Consent Solicitation Statement, Voting Agreements had been signed and delivered to Solectron covering an aggregate of more than seventy percent (70%) of the shares of Force Common Stock and all of the shares of Force Preferred Stock. As a result, it is anticipated that a majority of the shares of Force Common Stock and Force Preferred Stock will be voted for the authorization and approval of the Merger Agreement, the Charter Amendment, and the other transactions relating to the Merger. However, it is also a condition to Solectron's obligations to consummate the Merger that no more than 7.5% of the outstanding shares of Force Capital Stock shall have exercised or have any continuing right to exercise appraisal rights or other similar rights under applicable law with respect to their shares by virtue of the Merger.

NYSE LISTING

     It is a condition to the Merger that the shares of Solectron Common Stock to be issued in the Merger and required to be reserved for issuance in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance. An application has been filed for listing the shares of Solectron Common Stock on the NYSE.

                    OTHER PROVISIONS OF THE MERGER AGREEMENT

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties by each of Solectron and Force.

     The representations and warranties for which Force will indemnify Solectron, which are set forth in Article II of the Merger Agreement, cover the following general subject matters: (1) organization of Force and its subsidiaries, (2) Force's capital structure, (3) Force's subsidiaries, (4) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated in the Merger Agreement, and the absence of conflicts under Force's charter and by-laws, contracts, and applicable law, (5) the accuracy of Force's consolidated financial statements and their compliance with generally accepted accounting principles, (6) the absence of undisclosed liabilities since June 30, 1996, (7) the absence of material changes since June 30, 1996, (8) compliance with laws relating to tax and other returns and reports, (9) restrictions on business activities, (10) title to properties and the absence of liens and encumbrances, (11) intellectual property, (12) agreements, contracts and commitments, (13) interested party transactions, (14) compliance with laws, (15) litigation, (16) insurance, (17) minute books, (18) environmental matters, (19) brokers' and finders' fees and thirty-party expenses, (20) employee matters and benefit plans, (21) governmental authorization, (22) accounts receivable and inventory, (23) third party consents, (24) warranties and indemnities, (25) pooling of interests treatment of the Merger, (26) certain discussions relating to Force's future plans, (27) information relating to the permit for qualification of securities,
(28) certain due diligence materials, and (29) the accuracy and completeness of representations.

     The representations and warranties made by Solectron and Merger Sub, which are set forth in Article III of the Merger Agreement, cover the following general subject matters: (1) organization, standing and power, (2) authority, noncontravention and approvals, (3) capital structure, (4) SEC filings and financial statements, (5) absence of material adverse changes, (6) litigation,
(7) matters relating to the eligibility of the Merger for the pooling of interests accounting treatment, (8) environmental compliance and liabilities,
(9) intellectual property, and (10) certain discussions relating to future plans of Solectron.

CERTAIN COVENANTS AND AGREEMENTS.

     The Merger Agreement also provides for certain affirmative covenants of Force and Solectron concerning the conduct of the parties prior to the Effective Time, including but not limited to the following: (1) Force will continue to conduct its business in the ordinary course prior to the Effective Time and will promptly notify Solectron of any materially negative event related to Force or its business, (2) Force and its representatives will not solicit or conduct discussions with any person related to an alternative merger or sale transaction of Force or any of its subsidiaries prior to the Effective Time or termination of the Merger Agreement, (3) Prior to the Effective Time, Force will not enter into any material strategic alliance, joint development or joint marketing agreement without the prior written consent of Solectron.

     The Merger Agreement also provides for certain additional agreements among the parties to the Merger, including but not limited to the following:

     Third-Party Consents. Each party will use its reasonable efforts to obtain the consents, waivers and approvals under the contracts to which it or any of its subsidiaries is a party as may be required in connection with the Merger.

     Further Action. Each of the parties will use its reasonable efforts to take all actions necessary, proper or advisable to consummate the Merger and all transactions contemplated thereunder.

     Notice of Certain Events . Each party will give prompt notice to the other of the occurrence of any event which is likely to cause any representation or warranty in the Merger Agreement to be untrue in any material respect at or prior to the Effective Time and to give prompt notice of any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with under the Merger Agreement.

     Pooling. Solectron and Force will each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. In addition, it is a condition to the parties' obligation to consummate the Merger that each shall have received a letter from its respective independent accountants confirming that Solectron will be entitled to account for the Merger as a pooling of interests and that Force qualifies for a pooling of interests transaction.

     Voting Agreements. Directors, executive officers and other stockholders of Force who may be deemed to be affiliates of Force under the Securities Act have entered into voting agreements with Solectron agreeing, among other things, to vote in favor of approval of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger.

     Affiliate Agreements. Persons and entities deemed by Solectron to be affiliates of Solectron ("Solectron Affiliates"), and persons and entities deemed by Force to be affiliates of Force ("Force Affiliates"), have entered into Affiliate Agreements with Solectron ("Solectron Affiliate Agreements") and Force ("Force Affiliate Agreements"). Under the terms of the Solectron Affiliate Agreements and Force Affiliate Agreements, each Solectron Affiliate and Force Affiliate agreed not to sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position or enter into any similar transaction for a period ending on the second day after the day Solectron publicly announces financial results covering at least thirty (30) days of combined operations of Solectron and Force, subject to a limited exception if the transfer meets a "de minimis" test. Force Affiliates also agreed that all transfers or dispositions of Solectron Common Stock would be made in conformity with Rule 145 under the Securities Act or pursuant to an effective registration statement or an appropriate exemption from registration upon delivery of a written opinion of counsel to Solectron stating that the transfer or disposition is exempt from registration under the Securities Act.

     Non-Competition Agreements. Certain Force employees have entered into non-competition agreements with Solectron. Pursuant to the provisions of these agreements, the employees may not compete as an individual or otherwise with Force's or Solectron's products or services, subject to certain limitations. One of the non-competition agreements obligates Solectron to compensate the employee for one-half of his annual salary (subject to adjustments), in the event the employee is terminated other than by voluntary resignation, retirement, death or disability, or for cause.

     Registration Statements. Solectron will file a registration statement on Form S-8 for the Solectron Common Stock issuable with respect to Force Options assumed by Solectron no later than ten (10) business days after the closing date. In addition, Solectron will grant certain registration rights set forth in the Merger Agreement to each person who is unable, in a single transaction pursuant to SEC Rule 145(d), to sell all of the shares of Solectron Common Stock issuable to such person pursuant to the terms of the Merger.

     Post-Merger Operations. For a period not less than two years following the Effective Time, Force and each of its subsidiaries will maintain their separate corporate existence and business identity; and Force and its subsidiaries will continue to use the trade name "Force Computers" and their present corporate names; and absent a material change in business conditions, Force will continue to serve the needs of its customers and customers of Solectron; and engineering staff will be added to Force as is required to meet the demand for its products. Notwithstanding the foregoing, nothing will prevent the merger of Force Computers GmbH (Force's German subsidiary) or any other Force subsidiary with and into Force, the realignment or reorganization of Force Computers GmbH within the Solectron corporate group so as to become a subsidiary of a company other than Force, or the merger of any subsidiary other than the Force Computers GmbH with any other subsidiary of Solectron. Mr. Sven Behrendt, currently Chairman of the Board and Chief Executive Officer of Force, will be invited to join the Board of Directors of Solectron at the first meeting of the Board of Directors of Solectron following the Effective Time. However, no assurance can be given that Mr. Behrendt will agree to join the Board of Directors of Solectron.

CONDITIONS TO CLOSING

     The Merger Agreement also provides that consummation of the Merger is subject to the fulfillment or waiver of a number of conditions at or prior to the Effective Time. The following are conditions to both parties' obligations to consummate the Merger: (1) receipt by Force of all requisite stockholder approvals; (2) receipt of all necessary government approvals and the expiration or early termination of all antitrust review periods;

(3) the absence of any legal or regulatory restraint preventing the consummation of the Merger; (4) receipt by Solectron and Force of substantially identical written tax opinions from their counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;
(5) receipt by Solectron and Force of letters from their respective accountants as to the appropriateness of the pooling of interests accounting for the Merger;
(6) authorization of the Solectron Common Stock for listing on the NYSE; and (7) execution and delivery of Affiliate Agreements by each party's "affiliates".

     The obligation of Force to consummate the Merger is subject to the following further conditions: (1) continued accuracy of Solectron's representations and warranties in all material respects, compliance by Solectron in all material respects with its covenants and agreements under the Merger Agreement, and delivery of an appropriate certificate by Solectron to such effect; (2) receipt of all necessary third party consents to the Merger; (3) receipt of customary legal opinions; and (4) absence of any material adverse change in the business, assets, financial condition or results of operations of Solectron.

     The obligation of Solectron to consummate the Merger is subject to the following further conditions: (1) continued accuracy of Force's representations and warranties in all material respects, compliance by Solectron in all material respects with its covenants and agreements under the Merger Agreement, and delivery of an appropriate certificate by Solectron to such effect; (2) receipt of all necessary third party consents to the Merger; (3) receipt of customary legal opinions; (4) absence of any material adverse change in the business, assets, financial condition or results of operations of Force; (5) execution and delivery of noncompetition agreements by certain employees of Force; and (6) exercise by not more than 7.5% of the outstanding shares of Force's Capital Stock of appraisal, dissenters' or other similar rights.

     Any of the conditions in the Merger Agreement may be waived by the party benefitted thereby, except those conditions imposed by law.

TERMINATION

     The Merger Agreement may be terminated at any time before the Effective Time by mutual consent of Force and Solectron. The Merger Agreement may also be terminated by either Force or Solectron (i) if the Effective Time has not occurred by January 31, 1997 (with certain exceptions), or (ii) if there shall be a final nonappealable court order preventing consummation of the Merger, or
(iii) if any statute, rule, regulation or order is enacted, promulgated, issued or deemed applicable to the Merger that would make the Merger illegal. The Merger Agreement may also be terminated by either party if there is a material uncured breach by the other party of its obligations under the Merger Agreement.

     The Merger Agreement may be terminated by Solectron if any action is taken or any statute, rule, regulation or order is enacted, promulgated, issued or deemed applicable to the Merger which would prohibit Solectron's or Force's ownership or operation of any portion of Force's business, or compel Solectron or Force to dispose of or hold separate any portion of their business or assets and the unavailability of such assets would have a material adverse effect on Solectron or would reasonably be expected to have a material adverse effect on Solectron's ability to realize the benefits expected from the Merger.

     The Merger Agreement automatically terminates if the aggregate value of the Solectron Common Stock issuable in the Merger falls below $170 million, and Force requests that Solectron issue, and Solectron declines to issue, additional shares to restore such aggregate value to $170 million.

     In the event of termination, the Merger Agreement provides that, in general, there shall be no liability or obligation on the part of Solectron, Merger Sub or Force, or their respective officers, directors or stockholders. Exceptions are provided for willful breach, and for the survival of certain provisions relating to expenses, public disclosure and the parties' confidentiality obligations pursuant to an outstanding confidentiality agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties. The parties may extend times for performance, waive compliance with agreements or conditions, and waive inaccuracies in representations and warranties. To be valid, any such waiver must be set forth in writing and signed by the waiving party.

EXPENSES

     Whether or not the Merger is consummated, all fees and expenses incurred by both parties in connection with the Merger, will be the obligation of the respective party incurring such fees and expenses, and such fees and expenses will not be the obligation of any Force stockholders.

EXCHANGE PROCEDURES

     Promptly after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Force Capital Stock, whose shares were converted into the right to receive shares of Solectron Common Stock, together with instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Solectron Common Stock. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Solectron may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Solectron, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Solectron Common Stock (less the number of shares of Solectron Common Stock, if any, to be deposited in the Escrow Fund on such holder's behalf) plus cash in lieu of fractional shares, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Force Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Solectron Common Stock into which such shares of Force Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares.

     Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Solectron Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Solectron Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Solectron Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Solectron Common Stock.

     Transfers of Ownership. If any certificate for shares of Solectron Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Solectron or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Solectron Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Solectron or any agent designated by it that such tax has been paid or its not payable.

     No Liability. None of the Exchange Agent, Force or any party to the Merger Agreement will be liable to a holder of shares of Solectron Common Stock or Force Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     No Further Ownership Rights in Force Common Stock. All shares of Solectron Common Stock issued upon the surrender for exchange of shares of Force Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Force Capital Stock, and there will be no further registration of transfers on the records of Force of shares of Force Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Force for any reason, they will be canceled and exchanged.

     Lost, Stolen and Destroyed Certificates. In the event any Certificates evidencing shares of Force Capital Stock have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Solectron Common Stock and cash for fractional shares, if any, in accordance with the applicable Exchange Ratio. In its discretion and as a condition precedent to the issuance thereof, Solectron may require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Solectron or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

                             THE CHARTER AMENDMENT

     The Merger Agreement requires that the Certificate of Incorporation of Force will be amended prior to the Effective Time of the Merger. The Charter Amendment is intended to clarify that, after the Effective Time of the Merger, the holders of Force Preferred Stock will receive only such consideration (fair value) as may be described by the applicable agreement and plan of merger, consolidation or reorganization, and shall have no further rights in payment of any liquidation preference, cumulative dividends or other amounts.

     At present, the Certificate of Incorporation of Force provides that in the event of certain types of mergers (including mergers such as the Merger), the holders of Force Preferred Stock are entitled to payment of a liquidation preference equal to $1.666 plus the amount of cumulative dividends. As of the date hereof, the Board of Directors of Force had not previously declared, and had no present plans to declare, any dividends on Force Preferred Stock. In this regard, the Merger Agreement and agreements with Force's lenders restrict the ability of the Board of Directors of Force to declare and pay a dividend on Force Preferred Stock. As of November 1, 1996, the aggregate amount of cumulative dividends was approximately $474,330 ($0.79 per share). The Certificate of Incorporation does not state explicitly whether such liquidation preference is the sole amount due to holders of Force Preferred Stock in the event of such a merger, nor does it state explicitly whether the right to cumulative dividends is extinguished in connection with the Merger.

     If adopted, the Charter Amendment would amend Section 3(b) of Article Fourth of the Certificate of Incorporation of Force to add the provisions set forth below in italics, so that Section 3(b) will read in its entirety as follows:

        "(b) For purposes of this Section 3, a merger or consolidation of the Corporation, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up, unless (i) the stockholders of the Corporation hold at least 50% of the outstanding voting equity securities of the surviving corporation in such merger, consolidation or sale of assets reorganization , OR (II) SUCH MERGER, CONSOLIDATION OR SALE OF ASSETS REORGANIZATION IS APPROVED BY A MAJORITY OF THE SHARES OF SERIES A PREFERRED. IN THE EVENT OF A MERGER, CONSOLIDATION OR SALE OF ASSETS REORGANIZATION WHICH IS NOT TREATED AS A LIQUIDATION, DISSOLUTION OR WINDING UP, THE HOLDERS OF SERIES A PREFERRED SHALL BE ENTITLED TO RECEIVE ONLY SUCH CONSIDERATION (FAIR VALUE) AS MAY BE DESCRIBED BY THE APPLICABLE AGREEMENT AND PLAN OF MERGER, CONSOLIDATION OR REORGANIZATION, AND SHALL HAVE NO FURTHER RIGHTS TO PAYMENT OF ANY LIQUIDATION PREFERENCE, CUMULATIVE DIVIDENDS OR OTHER AMOUNT HEREUNDER."

     Pursuant to the Merger Agreement, each share of Force Preferred Stock outstanding at the Effective Time will be converted into the right to receive a larger fraction of a share of Solectron Common Stock than each share of Force Common Stock. The additional amount is in recognition of the fair value of the rights, preferences and privileges of the Force Preferred Stock and is equal to the fraction obtained by dividing (i) the amount of cumulative dividends accrued on each such share of Force Preferred Stock outstanding at the Effective Time by
(ii) the Unadjusted Average Price.

     The Board of Directors believes that the Merger consideration is fair to the holders of Force Preferred Stock, and that the Charter Amendment provides a fair clarification of the rights of Force Preferred Stockholders. Dividends are not payable unless and until declared by the Board of Directors. THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT THE STOCKHOLDERS OF FORCE CONSENT TO AUTHORIZE, APPROVE AND ADOPT THE CHARTER AMENDMENT.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Force Board of Directors with respect to the Merger, stockholders should be aware that certain directors and officers of Force have interests in the Merger that may present them with potential conflicts of interest. The Force Board of Directors was aware of these potential conflicts and considered them along with the other matters described in "Approval of the Merger and Related Transactions -- Reasons for the Merger".

     Non-Competition Agreements. Messrs. Jurgen Bauman, Sven Behrendt, Barry Dolan, Stephen Dow, Hans-Jurgen Jakel, Martin Jones, Dennis Rockow, Michael Schmohl, Evangelos Skordou, Nick Walker and Chris Williams have agreed to enter into certain non-competition agreements with Solectron (the "Non-Competition Agreements"). The Non-Competition Agreements contain a noncompete provision applicable for the term of the arrangement. Under Non-Competition Agreements entered into with Messrs. Jurgen Bauman, Stephen Dow, Martin Jones, Michael Schmonl and Nick Walker, such executive officers may be entitled to compensation of up to one-half of their annual compensation including base salary and bonus, under certain circumstances set forth in the Non-Competition Agreements.

     As of September 25, 1996, executive officers and directors and their affiliates owned an aggregate of 1,096,895 shares of Force Common Stock and options exercisable for 452,000 shares of Force Common Stock. In addition to shares held by such directors, executive officers and their affiliates, 2,680,554 shares of Force Common Stock and 302,783 shares of Force Preferred Stock and owned by O'Toole Corporation, a family holding corporation, the stock of which is held by members of the Behrendt family (including Sven A. Behrendt, an executive officer and director of Force), and the sole purpose and business of which is to hold shares of Force Capital Stock.

                               SOLECTRON BUSINESS

     Solectron Corporation is an independent provider of customized manufacturing services to electronics original equipment manufacturers (OEMs). Solectron provides a wide variety of pre-manufacturing, manufacturing, and postmanufacturing services. Solectron's goal is to offer its customers the significant competitive advantages that can be obtained from manufacturing outsourcing such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, and more effective asset utilization. Solectron currently conducts operations in the Western, Southwestern and Eastern United States, Europe and Southeast Asia. Solectron believes that the geographically diverse locations of its facilities enable it to build closer regional relationships with its customers and to better meet its customers' cost and local market content requirements.

     Solectron Corporation was incorporated in California in August 1977. Solectron's corporate headquarters are located at 777 Gibraltar Drive, Milpitas, California 95035. Solectron's telephone number is (408) 957-8500.

     The information contained within this overview of the business, is qualified in its entirety by, and is subject to, the detailed information, consolidated financial statements and notes thereto contained elsewhere within this document under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors."

INDUSTRY OVERVIEW

     Solectron is benefitting from increased worldwide market acceptance of, and reliance upon, the use of manufacturing specialists by many electronics OEMs. Solectron believes the trend towards outsourcing manufacturing will continue. OEMs utilize manufacturing specialists for many reasons including the following:

     Reduce Time to Market. Due to intense competitive pressures in the electronics industry, OEMs are faced with increasingly shorter product life-cycles and therefore have a growing need to reduce the time required to bring a product to market. OEMs can reduce their time to market by using a manufacturing specialist's manufacturing expertise and infrastructure.

     Reduce Investment. As electronic products have become more technologically advanced and shipped in greater unit volumes, the necessary investment required for internal manufacturing has increased significantly for working capital, capital equipment, labor, systems, and infrastructure. Use of manufacturing specialists enables OEMs to gain access to advanced, high volume manufacturing capabilities while substantially reducing overall resource requirements.

     Focus Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs increasingly are seeking to focus their resources on activities and technologies in which they add the greatest value. By offering comprehensive electronics assembly and related manufacturing services, manufacturing specialists allow OEMs to focus on their own core competencies such as product development and marketing.

     Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise to manufacture products internally. OEMs are motivated to work with a manufacturing specialist in order to gain access to the specialist's expertise in interconnect, test, and process technologies.

     Improve Inventory Management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring, and managing their inventories efficiently due to frequent design changes, short product life-cycles, large investments in electronic components, component price fluctuations, and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using a manufacturing specialist's volume procurement capabilities. In addition, a manufacturing specialist's expertise in inventory management can provide better control over inventory levels and increase the OEM's return on assets.

     Access Worldwide Manufacturing Capabilities. OEMs are increasing their international activities in an effort to lower costs and access foreign markets. Manufacturing specialists with worldwide capabilities are able to offer such OEMs a variety of manufacturing location options to better address their objectives regarding cost, shipping location, frequency of interaction with manufacturing specialists, and local content requirements of end-market countries.

STRATEGY

     Solectron's goal is to offer its customers the significant competitive advantages of manufacturing outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, and more effective asset utilization. To achieve this goal Solectron's strategy emphasizes the following key elements:

     Quality. Solectron believes that product quality is a critical success factor in the electronics manufacturing market. Solectron strives for continuous improvement of its processes and has adopted a number of quality improvement and measurement techniques to monitor its performance. Solectron has received numerous superior service and quality awards, including the Malcolm Baldrige National Quality Award in 1991, the State of California Governor's Golden State Award in 1994, the North Carolina Quality Leadership Award in 1996, the Malaysian Quality Management Excellence Award in 1996, the Texas Quality Award in 1996, and numerous awards from its customers. All of Solectron's manufacturing facilities, except for Everett, Washington and the recently acquired Fine Pitch Technology, Inc., are certified under ISO-9002, an international quality standard for manufacturing and distribution management systems.

     Manufacturing Partnerships. An important element of Solectron's strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across the electronics industry. Solectron's customer base consists of leaders in industry segments such as networking, telecommunications, workstations, personal computers, computer peripherals, instrumentation, semiconductor equipment, and avionics. Due to the costs inherent in supporting customer relationships, Solectron focuses its efforts on customers with which the opportunity exists to develop long-term business partnerships. Solectron's goal is to provide its customers with total manufacturing solutions for both new and more mature products, as well as across product generations. Solectron's manufacturing services range from providing just-in-time delivery on low to medium volume turnkey and consignment projects and projects that require more value-added services, to servicing OEMs that require price-sensitive, high-volume production.

     Turnkey Capabilities. Another element of Solectron's strategy is to provide a complete range of manufacturing management and value-added services, including materials management, board design, concurrent engineering, assembly of complex printed circuit boards and other electronic assemblies, test engineering, software manufacturing, accessory packaging, and post-manufacturing services. Solectron believes that as manufacturing technologies become more complex and as product life-cycles shorten, OEMs will increasingly contract for manufacturing on a turnkey basis as they seek to reduce their time to market and capital asset and inventory costs. A substantial portion of Solectron's revenue is from its turnkey business. Solectron believes that the ability to manage and support large turnkey projects is a critical success factor and a significant barrier to entry for the market it serves. In addition, Solectron believes that due to the difficulty and long lead-time required to change manufacturers, turnkey projects generally increase an OEM's dependence on its manufacturing specialist, resulting in greater stability of Solectron's customer base and in closer working relationships. Solectron has been successful in establishing sole source positions with many of its customers for certain of their products.

     Advanced Manufacturing Process Technology. Solectron intends to continue to offer its customers the most advanced manufacturing process technologies, including surface mount technology (SMT) assembly and testing and emerging interconnect technologies. Solectron has developed substantial SMT expertise including advanced, vision-based component placement equipment. Solectron believes that the cost of SMT assembly facilities and the technical capability required to operate a high-yield SMT operation are significant competitive factors in the market for electronic assembly. Solectron also has the capability to manufacture using tape-automated-bonding, chip-on-substrate, chip-on-flex, ball-grid arrays, and other more advanced manufacturing processes. However, to date Solectron has not utilized these manufacturing processes on a significant scale.

     Diverse Geographic Operations. An important element of Solectron's strategy is to establish production facilities in areas of high customer density or where manufacturing efficiencies can be achieved. Solectron currently has operations in the Western, Southwestern and Eastern United States, Europe and Southeast Asia. Solectron believes that its facilities in these diverse geographic locations enable Solectron to better address its customers' objectives regarding cost, shipping location, frequency of interaction with manufacturing specialists and local content requirements of endmarket countries. In addition, Solectron also has a business development office in Tokyo, Japan. Solectron intends to continue to expand its operations as necessary to continue to serve its existing customers and to develop new business.

INTERNATIONAL MANUFACTURING CAPABILITY

     Western United States. Solectron's headquarters and largest manufacturing operations are located in Silicon Valley, principally in Milpitas, California. Solectron believes that the location of these facilities in one of the largest concentrations of OEM electronics manufacturers permits it to more efficiently provide electronic assembly, manufacturing management, and other services to such OEMs. In addition, Solectron has a smaller site strategically located in Everett, Washington to help serve Solectron's customers in the Pacific Northwest and elsewhere.

     In March 1996, Solectron completed its acquisition of Fine Pitch Technology, Inc., headquartered in San Jose, California. Fine Pitch Technology provides extensive prototype services for electronics OEMs, further enhancing Solectron's ability to address the needs of design teams who require almost immediate availability of highly complex prototype assemblies.

     The strategic acquisition of Force Computers is expected to further enhance the Solectron's array of services, particularly in pre-manufacturing areas. Force's corporate headquarters are located in San Jose, California. Its European headquarters and a significant portion of its manufacturing operations are located in Munich, Germany. Force Computers also has direct subsidiaries located in the United Kingdom, France, Sweden, Belgium, Israel and Japan all of which provide sales support. There can be no assurance that the transaction will close or that if closed, Solectron will successfully integrate the Force Computers business into its operations.

     Southwestern United States. In March 1996, Solectron acquired the Custom Manufacturing Services business located in Austin, Texas from Texas Instruments Incorporated (TI). This facility is staffed primarily by former TI personnel with extensive manufacturing experience. Solectron believes that the Austin facility is situated in a geographic region with strong growth of electronics OEMs which will allow Solectron to better service its existing customers and to attract new ones.

     Eastern United States. Solectron's Eastern United States operations are located in Charlotte, North Carolina. This facility is staffed by personnel with extensive electronics manufacturing and product design experience. Solectron believes that the Charlotte facility allows it to better pursue new business opportunities with new and existing customers having Eastern United States operations because of Charlotte's status as a transportation hub and its relative proximity to major Eastern United States electronics markets. Subsequent to Solectron's 1996 fiscal year end, Solectron announced its intention to add a facility in the Boston, Massachusetts area during fiscal 1997.

     Europe. Solectron has three European sites. One site is located in Bordeaux, France. This facility was purchased from International Business Machines Corporation (IBM) in September 1992. Solectron also has operations in Dunfermline, Scotland. Solectron believes that this facility allows it to better serve the many electronics OEMs located in the United Kingdom and Ireland. In November 1995, Solectron completed the acquisition of Hewlett-Packard Company's printed circuit board assembly operation in Boeblingen, Germany. Over time, this facility is expected to allow Solectron to better serve the German market and Hewlett-Packard.

     Southeast Asia. Solectron's Southeast Asia manufacturing operations are primarily located in Penang, Malaysia. The Penang operation was established to better serve the needs of OEMs requiring price-sensitive, high-volume production capabilities and to provide more efficient manufacturing services to customers located in Southeast Asia. The facility currently provides electronics assembly, materials management, and other services to customers located in Malaysia, Singapore, Japan, the United States, and other locations. During fiscal 1996, Solectron further expanded its Penang operations and added a facility in Johor, Malaysia, and purchased TI's Custom Manufacturing Services operations in Kuala Lumpur, Malaysia. The operations of the Kuala Lumpur location are being transferred to Solectron's Penang facility during fiscal 1997. Solectron intends to add a facility in Suzhou, China during fiscal 1997.

     As Solectron manages the existing operations and expands geographically, it may experience certain inefficiencies from the management of geographically dispersed operations. In addition, Solectron's results of operations will be adversely affected if these new facilities do not achieve revenue growth sufficient to offset increased expenditures associated with geographic expansion.

     In fiscal 1996, approximately 30% of Solectron's sales were from operations outside of the United States. As a result of continuous customer demand overseas, Solectron expects foreign sales to increase. Solectron's foreign sales and operations are subject to risks of doing business abroad, including fluctuations in the value of currency, export duties, import controls and trade barriers (including quotas), restrictions on the transfer of funds, employee turnover, work stoppages, longer payment cycles, greater difficulty in accounts receivable collection, burdens of complying with a wide variety of foreign laws and, in certain parts of the world, political instability. While to date these factors have not had an adverse impact on Solectron's results of operations, there can be no assurance that there will not be such an impact in the future.

MANUFACTURING

  Solectron's Approach

     To achieve excellence in manufacturing, Solectron combines advanced manufacturing technology, such as computer-aided manufacturing and testing, with Japanese manufacturing techniques, including just-in-time manufacturing, total quality control, statistical process control, and continuous flow manufacturing. Just-in-time manufacturing is a production technique which minimizes work-in-process inventory and manufacturing cycle time while enabling Solectron to deliver products to customers in the quantities and time frame required. Total quality control is a management philosophy which seeks to impart high levels of quality in every operation of Solectron and is accomplished by the setting of quality objectives for every operation, tracking performance against those objectives, identifying work flow and policy changes required to achieve higher quality levels, and a commitment by executive management to support changes required to deliver higher quality. Statistical process control is a set of analytical and problem-solving techniques based on statistics and process capability measurements through which Solectron can track process inputs and resulting quality and determine whether a process is operating within specified limits. The goal is to reduce variability in the process, as well as eliminate aberrations which contribute to quality below the acceptable range of each process performance standard.

     In order to successfully implement these management techniques, Solectron has developed the ability to collect and utilize large amounts of data in a timely manner. Solectron believes this ability is critical to a successful assembly operation and represents a significant competitive factor, especially in large turnkey projects. To manage this data, Solectron uses sophisticated computer systems for material resource planning, shop floor control, work-in-process tracking, statistical process control, and activity-based product costing.

     In implementing its manufacturing approach, Solectron emphasizes timely delivery and accurate, up-to-date documentation for each product. Solectron develops an appropriate production process and a complete set of manufacturing process instructions, inspection plans, and a quality assurance plan. In the case of turnkey orders, Solectron analyzes each customer's materials specifications to identify the suppliers from whom to purchase the materials. Solectron then plans and executes purchase orders and receives, inspects and warehouses components, expedites critical components, and delivers a complete set of components to the production floor for assembly in sufficient time to meet customer requirements.

     Responsiveness to customers, particularly as to engineering changes once manufacturing has commenced, is an important component of Solectron's manufacturing approach. Many products manufactured by Solectron are in the early stages of their product life cycle and therefore may have many design or engineering changes.

Upon receiving an engineering change notice, Solectron identifies the impact of such changes on the production process, current inventory, and open purchase orders. To support a continuous production flow while minimizing excess and obsolete inventory costs for the customer, Solectron restructures bills of material and expedites orders for new components, as authorized. Solectron also identifies and makes changes to its manufacturing instructions and test plans. In order to assure prompt customer response, Solectron assigns each project a project manager, quality assurance engineer, product engineer, test engineer, and customer service representative. Solectron maintains regular contact with its customers to assure adequate information exchange, document control, and activities coordination necessary to support a high level of quality and on-time delivery.

  Electronics Assembly and Other Services

     Solectron's electronics assembly activities consist primarily of the placement and attachment of electronic and mechanical components on printed circuit boards and flexible cables. Solectron also assembles higher-level sub-systems and systems incorporating printed circuit boards and complex electromechanical components, in some cases manufacturing and packaging products for shipment directly to its customers' distributors. In addition, Solectron provides other manufacturing services including refurbishment and remanufacturing. Solectron manufactures on a turnkey basis, directly procuring some or all of the components necessary for production, and on a consignment basis, where the OEM customer supplies all or some components for assembly.

     In conjunction with its assembly activities, Solectron also provides computer-aided testing of printed circuit boards, sub-systems and systems, which contributes significantly to Solectron's ability to deliver high quality products on a consistent basis. Solectron has developed specific strategies and routines to test board and system level assemblies. In-circuit tests verify that all components have been properly inserted and that the electrical circuits are complete. Functional tests determine if the board or system assembly is performing to customer specifications. Solectron either designs and procures test fixtures and develops its own test software or utilizes its customers' existing test fixtures and test software. In addition, Solectron also provides environmental stress tests of the board or system assembly.

     Solectron provides turnkey manufacturing management to meet its customers' requirements, including procurement and materials management and consultation on board design and manufacturability. Individual customers may select various services from among Solectron's full range of turnkey capabilities.

     Procurement and materials management consists of the planning, purchasing, expediting, warehousing, preparing, and financing of the components and materials required to assemble a printed circuit board or electronic system. OEMs have increasingly utilized electronic manufacturing specialists to purchase all or some components directly from component manufacturers or distributors and to finance and warehouse the components.

     Solectron also assists its customers in evaluating board designs for manufacturability. Solectron evaluates the board design for ease and quality of manufacture and, when appropriate, recommends design changes to reduce manufacturing costs or lead times or to increase the quality of finished assemblies. Solectron also offers board design services for a fee. Board design services consist of the engineering and design associated with the arrangement and interconnection of specified components on printed circuit boards to achieve an OEM's desired level of functionality.

SALES AND MARKETING

     Sales and marketing at Solectron is an integrated process involving direct salespersons and project managers, as well as Solectron's senior executives. Solectron's sales resources are directed at multiple management and staff levels within targeted accounts. Solectron also uses independent sales representatives in certain geographic areas. Solectron also receives unsolicited inquiries resulting from advertising and public relations activities, as well as referrals from current customers. These opportunities are evaluated against Solectron's customer selection criteria and are assigned to direct salespersons or independent sales representatives, as appropriate. Historically, Solectron has had substantial recurring sales from existing customers.

     Over 80% of Solectron's net sales during fiscal 1996 were derived from customers which were also customers during fiscal 1995. Although Solectron seeks to diversify its customer base, a small number of customers currently are responsible for a significant portion of Solectron's net sales. During fiscal 1996, 1995, and 1994, Solectron's ten largest customers accounted for 64%, 70%, and 70% of consolidated net sales, respectively. However, with the exception of Hewlett-Packard Company, which represented 11% of sales in fiscal 1996, IBM Corporation which represented 21% and 28% of net sales in fiscal 1995 and 1994, respectively, and Apple Computer, Inc. which represented 12% of net sales in fiscal 1994, no other individual customer accounted for more than 10% of Solectron's net sales in any of these years.

BACKLOG

     Backlog consists of contracts or purchase orders with delivery dates scheduled within the next twelve months. At August 31, 1996, Solectron's backlog was approximately $612 million. The backlog was approximately $520 million at August 31, 1995. Because customers may cancel or reschedule deliveries, backlog is not a meaningful indicator of future financial results.

COMPETITION

     The electronic assembly and manufacturing industry is comprised of a large number of companies, several of which have achieved substantial market share. Solectron also faces competition from current and prospective customers which evaluate Solectron's capabilities against the merits of manufacturing products internally. Solectron competes with different companies depending on the type of service or geographic area. Certain of Solectron's competitors have broader geographic breadth. They also may have greater manufacturing, financial, research and development, and marketing resources than Solectron. Solectron believes that the primary basis of competition in its targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services, and price. To remain competitive, Solectron must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis, and compete favorably on the basis of price. Solectron currently may be at a competitive disadvantage as to price when compared to manufacturers with lower cost structures, particularly with respect to manufacturers with established facilities where labor costs are lower.

EMPLOYEES

     As of August 31, 1996, Solectron employed 12,999 persons, including 2,218 temporary employees. Of Solectron's 12,999 persons employed, 4,596 were employed by Solectron's foreign operations.

PATENTS AND TRADEMARKS

     Solectron has obtained a limited number of U.S. patents related to the process and equipment used in its surface mount technology. These patents are considered valuable to Solectron.

     Although Solectron does not believe that its manufacturing process infringes on the intellectual property rights of third parties, there can be no assurance that third parties will not assert infringement claims against Solectron in the future. If such an assertion were to be made, it may become necessary or useful for Solectron to enter into licensing arrangements or to resolve such an issue through litigation. However, there can be no assurance that such license rights would be available to Solectron on commercially acceptable terms or that any such litigation could be resolved favorably. Additionally, such litigation could be lengthy and costly and could have a material adverse effect on Solectron's financial condition regardless of the outcome of such litigation.

     Solectron does not believe that trademark protection is an important competitive factor in its market.

                             SOLECTRON CORPORATION
                      SUPPLEMENTARY FINANCIAL INFORMATION
           FOR EACH FISCAL QUARTER DURING THE TWO FISCAL YEARS ENDED
     AUGUST 31, 1996 (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
                                  (UNAUDITED)

                    1996                      FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
--------------------------------------------  -------------   --------------   -------------   --------------
Net sales...................................    $ 690,624        $657,176        $ 680,554        $788,837
Gross profit................................    $  66,346        $ 65,361        $  71,793        $ 78,878
Gross margin................................          9.6%            9.9%            10.5%           10.0%
Operating income............................    $  40,803        $ 41,944        $  44,701        $ 47,977
Operating margin............................          5.9%            6.4%             6.6%            6.1%
Net income..................................    $  27,347        $ 27,650        $  27,720        $ 31,515
Primary net income per share................    $    0.54        $   0.54        $    0.53        $   0.59
Fully diluted net income per share..........    $    0.52        $   0.52        $    0.53        $   0.59

                    1995                      FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
--------------------------------------------  -------------   --------------   -------------   --------------
Net sales...................................    $ 506,678        $471,266        $ 516,892        $570,723
Gross profit................................    $  45,443        $ 46,369        $  52,379        $ 57,639
Gross margin................................          9.0%            9.8%            10.1%           10.1%
Operating income............................    $  28,721        $ 28,419        $  31,917        $ 34,377
Operating margin............................          5.7%            6.0%             6.2%            6.0%
Net income..................................    $  18,194        $ 18,034        $  20,328        $ 22,970
Primary net income per share................    $    0.43        $   0.43        $    0.48        $   0.48
Fully diluted net income per share..........    $    0.38        $   0.38        $    0.42        $   0.45

                 SOLECTRON MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. Solectron's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those factors set forth under "Risk Factors."

GENERAL

     Solectron's net sales are derived from sales to electronics systems original equipment manufacturers (OEMs). The majority of Solectron's customers compete in the telecommunications, computer peripherals, workstation, and personal computer sectors of the electronics industry segment. Solectron uses advanced manufacturing technologies in assembly and manufacturing management of complex printed circuit boards and electronics systems. Solectron also provides pre-manufacturing and post-manufacturing services. A discussion of some of the potential fluctuations in operating results is discussed under "Risk Factors."

     Solectron's operating results are affected by a number of factors, including the material content and volume of products built, manufacturing efficiencies, utilization of capacity, start-up costs associated with new customer projects, the degree of turnkey manufacturing, and price competition. Turnkey manufacturing currently represents a substantial portion of Solectron's sales. Turnkey projects, in which Solectron procures some or all of the components necessary for production, typically generate higher net sales and higher gross profits with lower gross profit percentages than consignment projects due to the inclusion in Solectron's operating results of sales and costs associated with the purchase and sale of components. During the past few years, Solectron has assembled products with varying degrees of material content, which has caused Solectron's gross margin to fluctuate. In addition, the degree of startup costs and inefficiencies associated with new sites and new customer projects has affected Solectron's gross margin.

     Solectron has manufacturing operations in eleven locations, five of which are in the United States, three are in Europe, two in Malaysia, and one is currently being developed in China. The U.S. sites include the site in Austin, Texas, which was purchased from Texas Instruments Incorporated in March 1996 for approximately $132 million. The acquisition resulted in approximately $38 million in goodwill.

     As Solectron manages its existing operations and expands geographically, it may experience certain inefficiencies due to the management of geographically dispersed operations. See "Risk Factors" for further discussion of some of the potential fluctuations in operating results associated with the management of growth and geographic expansion, including the pending acquisition of Force.

RESULTS OF OPERATIONS

     The electronics industry is subject to rapid technological change, product obsolescence, and price competition. These and other factors affecting the electronics industry, or any of Solectron's major customers in particular, could have a material adverse effect on Solectron's results of operations. See "Risk Factors -- Potential Fluctuations in Operating Results -- Competition" for further discussion of potential fluctuations in operating results.

     The following table sets forth, for the periods indicated, the percentage of net sales of certain items in the Consolidated Statements of Income. The financial information and the discussion below should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                                                                   YEARS ENDED AUGUST 31,
                                                                  -------------------------
                                                                  1996      1995      1994
                                                                  -----     -----     -----
    Net sales...................................................  100.0%    100.0%    100.0%
    Cost of sales...............................................   90.0      90.2      90.0
                                                                  -----     -----     -----
         Gross profit...........................................   10.0       9.8      10.0
    Operating expenses:
      Selling, general and administrative.......................    3.6       3.6       3.6
      Research and development..................................    0.2       0.2       0.3
                                                                  -----     -----     -----
         Operating income.......................................    6.2       6.0       6.1
    Net interest expense........................................    0.1       0.1       0.3
                                                                  -----     -----     -----
         Income before income taxes.............................    6.1       5.9       5.8
    Income taxes................................................    2.1       2.0       2.0
                                                                  -----     -----     -----
         Net income.............................................    4.0%      3.9%      3.8%
                                                                  =====     =====     =====

  Net Sales

     Over the past several years Solectron's net sales have grown significantly, primarily due to an increasing trend toward outsourcing within the electronics industry. In fiscal 1996, net sales grew to approximately $2.8 billion, an increase of $752 million, or 36%, over the previous year. Net sales in fiscal 1995 were $2.1 billion, an increase of $609 million, or 42%, over fiscal 1994. The sales increase in fiscal 1996 was due to increased orders from both new and existing customers at existing sites, the acquisition of the Custom Manufacturing Services (CMS) business from Texas Instruments Incorporated (TI) in March 1996, the acquisition of the German site in November 1995, and continued growth in Solectron's business overall. The increase in fiscal 1995 over fiscal 1994 was due to increased orders from existing customers, the addition of new customers, and growth in Solectron's turnkey business.

     Solectron's largest customer during fiscal 1996 was Hewlett-Packard Company
(HP). Net sales to HP in fiscal 1996 were 11% of consolidated net sales. Net sales to HP in fiscal 1995 were less than 10% of consolidated net sales. Solectron's largest customer during fiscal 1995 was International Business Machines Corporation (IBM) with net sales of 21% of 1995 consolidated net sales. Net sales to IBM in fiscal 1996 were less than 10% of consolidated net sales. The decrease in sales to IBM, as a percentage of consolidated net sales, reflects both a decrease in actual sales volume to IBM and an overall increase in Solectron's total consolidated net sales from all other customers. The decrease in actual sales volume to IBM is primarily due to the expiration of the manufacturing services agreement with IBM at Solectron's Bordeaux, France facility which expired on December 31, 1995. Solectron has no other significant agreements of this type with any of its customers.

     Over the last three years, the number of customers which represent more than 10% of consolidated net sales has declined. During the same period, the percentage of total sales represented by Solectron's top ten customers has declined from 70% in 1994 and 1995, to 64% in 1996. These changes have occurred primarily due to Solectron's ability to obtain significant new business from other customers, thereby reducing its dependency on these accounts. Solectron is still dependent upon continued revenues from HP and the rest of its top ten customers and there can be no guarantee that these or any other customers will not increase or decrease as a percentage of consolidated net sales either individually or as a group. Consequently, any material decrease in sales to these or other customers could have a material adverse effect on Solectron's results of operations.

     Net sales at Solectron's foreign sites, as a whole, grew at a slower rate over the last year than aggregate net sales at Solectron's domestic sites. Foreign locations contributed 30% of consolidated net sales in fiscal 1996, compared to 38% for fiscal 1995. The principal reason for the difference in overall sales growth rates between domestic and foreign sites was the acquisition of the CMS business from TI, which is almost entirely comprised of domestic sales, and the expiration of the manufacturing services agreement with IBM at

Solectron's Bordeaux, France facility. Sales at the new site in Germany partially offset the decline of sales at the Bordeaux site.

     As a result of Solectron's foreign sales and facilities, Solectron's operations are subject to risks of doing business abroad. While to date these dynamics have not had a materially adverse impact on Solectron's results of operations, there can be no assurance that there will not be such an impact in the future. See "Risk Factors -- International Operations" for a further discussion of potential fluctuations in operating results associated with the risks of doing business abroad.

     Solectron's operations in Milpitas, California contributed a substantial portion of Solectron's net sales and operating income during fiscal 1996, 1995, and 1994. The performance of this operation is expected to continue as a significant factor in the overall financial performance of Solectron. Any material adverse change to the customer base, product mix, efficiency, or other attributes of this site could have a material adverse effect on Solectron's consolidated results of operations.

     Solectron believes that its ability to continue to achieve growth will depend upon growth in sales to existing customers for their current and future product generations, successful marketing to new customers and future geographic expansion. Customer contracts can be canceled and volume levels can be changed or delayed. The timely replacement of delayed, canceled or reduced orders with new business cannot be assured. In addition, there can be no assurance that any of Solectron's current customers will continue to utilize Solectron's services. Because of these factors, there can be no assurance that Solectron's historical revenue growth rate will continue. See "Risk Factors" for a discussion of certain factors affecting the management of growth, geographic expansion and potential fluctuations in sales and results of operations.

  Gross Profit

     Gross profit increased by $80.5 million, or 40%, in fiscal 1996 compared to fiscal 1995 and $55.5 million, or 38%, during fiscal 1995 compared to fiscal 1994. The gross margin increased to 10.0% in fiscal 1996, from 9.8% in fiscal 1995. The gross margin was also 10.0% in fiscal 1994. The slight increase in the gross margin in fiscal 1996 compared to fiscal 1995 resulted from manufacturing efficiencies realized at Solectron's Charlotte, North Carolina and Milpitas, California sites, increased utilization of the facilities in Charlotte, North Carolina, and product mix. Offsetting these factors were continued inefficiencies at the Scotland site which are partially driven by slower than expected revenue growth. Also, the acquisition of the Austin, Texas site in March 1996, which currently has a lower gross margin than Solectron as a whole, negatively impacted Solectron's overall margin. However, the Austin site continues to experience improvements in its margins. In fiscal 1995, Solectron's gross margin was lower than in fiscal 1994 primarily due to underutilization of its facility in France and manufacturing inefficiencies at the Scotland and North Carolina sites.

     For the foreseeable future, Solectron's gross margin is expected to depend primarily on product mix, production efficiencies, utilization of manufacturing capacity, integration of newly acquired businesses, the percentage of sales derived from turnkey manufacturing, and pricing within the electronics industry. There can be no assurance that Solectron's gross margin will not decrease in future periods. See "Risk Factors -- Potential Fluctuations in Operating Results" for a discussion of certain factors that may affect Solectron's gross margin.

  Selling, General and Administrative Expenses

     Selling, general and administrative (SG&A) expenses increased to $100.3 million in fiscal 1996, compared to $73.6 million in fiscal 1995 and $53.8 million in fiscal 1994. However, SG&A expenses as a percentage of net sales volume remained constant at 3.6% in fiscal 1996, 1995, and 1994, reflecting Solectron's intention to continue developing its infrastructure but also to limit its growth in SG&A spending relative to its growth in revenue. The dollar increases in SG&A expenses during these periods were primarily due to growth in personnel and related departmental expenses at all locations and continuing investments in information systems. These expenditures are designed to support the increased size and complexity of Solectron's business. The acquisitions of the sites in Germany and Texas and to a lesser extent, Fine Pitch Technology, Inc., during fiscal 1996 as well as the acquisitions of the sites in Scotland and Washington during fiscal 1994 also contributed to the increase in SG&A expenses over the past three years presented. Solectron anticipates SG&A expenses will increase in absolute amounts in the future as Solectron builds the infrastructure necessary to support its current and prospective business. See "Risk Factors -- Management of Growth," and "Potential Fluctuations in Operating Results."

  Research and Development Expenses

     Research and development activities have been focused primarily on the development of prototype and engineering design capabilities, fine pitch interconnecting technologies (which include ball-grid array, tape-automated bonding, multichip modules, chip-on-flex, chip-on-board, and flip chip), high reliability environmental stress test technology, and the implementation of environmentally-friendly assembly processes, such as VOC-free and no-clean. Research and development expenses increased to $6.7 million in fiscal 1996 from $4.8 million in fiscal 1995 and $4.2 million in fiscal 1994.

  Net Interest Expense

     Net interest expense was $2.3 million in fiscal 1996, compared to $2.9 million in fiscal 1995 and $4.2 million in fiscal 1994. However, both interest expense and interest income increased significantly during fiscal 1996. The increase in interest expense is due to the two debt offerings which occurred in the second and third quarters. Solectron expects interest expense for fiscal 1997 to be approximately $25 million. The increase in interest income is due to the income earned on the remaining undeployed portions of the cash raised from the two debt offerings. Solectron expects to utilize more of the undeployed cash during fiscal 1997 in order to fund anticipated future growth. The decrease in fiscal 1995 compared to fiscal 1994 was primarily due to the voluntary conversion of nearly 80% of Solectron's outstanding zero-coupon subordinated notes during the fourth quarter of fiscal 1995. See "Risk Factors -- Management of Growth," and "Potential Fluctuations in Operating Results."

  Income Taxes

     Income taxes increased to $58.8 million in fiscal 1996 from $41.0 million in fiscal 1995 and $28.6 million in fiscal 1994, due primarily to increased income before income taxes. Solectron's effective income tax rate remained constant at 34% in fiscal 1996, 1995, and 1994. The effective income tax rate is largely a function of the balance between income from domestic and foreign operations. Foreign operations for Solectron are generally taxed at lower rates than in the United States. At its Penang, Malaysia site, Solectron currently benefits from a tax holiday that expires in January 1997. Solectron is seeking to obtain a new tax holiday which, if granted, would last for five years. If the new tax holiday is not granted, Solectron's effective income tax rate would likely increase.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital was $786 million at the end of fiscal 1996, compared to $356 million at the end of fiscal 1995. In addition to increases in working capital generated from existing sites, the increase over fiscal 1995 is largely due to the additional cash and investments on hand as a result of the two debt offerings during fiscal 1996 (discussed below) and an increase in working capital resulting from the acquisition of the sites in Germany and Texas. As Solectron continues to grow in size it will generally require greater amounts of working capital to support its operations. During 1995 the increase in working capital was financed by cash generated from operations.

     Net cash used in investing activities was $360 million in fiscal 1996, consisting primarily of the CMS acquisition from TI for approximately $132 million, $123 million in net investments of monies raised during the debt offerings, and capital expenditures of $115 million primarily for surface mount assembly and test equipment to meet current and expected production levels.

     In addition to planned increases in working capital to support anticipated increases in net sales, Solectron also expects capital expenditures in fiscal 1997 to be in the range of $130 million to $170 million. Beginning in September 1997, Solectron will be required to pledge approximately $52 million of cash or marketable securities as collateral for its obligation under the terms of Solectron's operating lease for certain of its facilities in Milpitas, California. The lease expires in September 1999. Solectron intends to re-negotiate the terms of the lease before September 1997.

     In addition to Solectron's working capital as of August 31, 1996, which includes cash and cash equivalents of $229 million and short-term investments of $182 million, Solectron also has available a $100 million unsecured domestic revolving credit facility, subject to financial covenants and restrictions, and $48.2 million in available foreign credit facilities. During the third quarter of fiscal 1996, the remaining outstanding zero-coupon, subordinated notes converted to common stock. The result of the conversions in the third quarter was a reduction in long-term debt of approximately $30 million and an increase in common stock of approximately $30 million. During fiscal 1996 Solectron completed two private financings. The first was for $230 million aggregate principal amount of 6% convertible, subordinated notes due 2006. It was completed at the end of the second quarter of fiscal 1996. The second offering, completed early in the third quarter of fiscal 1996, was for $150 million aggregate principal amount of 7 3/8% senior notes due 2006. Approximately $132 million of the proceeds from these two offerings (collectively the "notes") was used to complete the CMS transaction in March 1996. The remainder of the proceeds is being used to finance the working capital for Solectron's expected growth. Interest expense on the notes is expected to be approximately $25 million annually and will be offset in part by interest earned on undeployed cash and short-term investments. Solectron believes the proceeds from the notes together with the cash generated from operations and Solectron's available credit will provide adequate working capital for fiscal 1997.

                SOLECTRON MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT

     Solectron's executive officers and directors and their ages as of August 31, 1996 are as follows:

             NAME                AGE              POSITION
-------------------------------  ---   -------------------------------
Koichi Nishimura, Ph.D.........  58    President, Chief Executive
                                       Officer, and Chairman of the
                                       Board
David Kynaston.................  55    Vice President and President
                                       Solectron Europe
Stephen T. Ng..................  41    Senior Vice President and Chief
                                       Materials Officer
Leslie T. Nishimura............  52    Senior Vice President and
                                       President Solectron Washington,
                                       Inc.
Ken Tsai.......................  53    Senior Vice President and
                                       President Solectron Asia
Susan Wang.....................  45    Senior Vice President, Chief
                                       Financial Officer, and
                                       Secretary
Walter W. Wilson...............  52    Senior Vice President and
                                       President Solectron North
                                       America
Saeed Zohouri, Ph.D............  45    Senior Vice President, Chief
                                       Technology Officer and
                                       President Solectron California
                                       Corporation
Winston H. Chen, Ph.D.(3)......  55    Director
Richard A. D'Amore(1)..........  43    Director
Charles A. Dickinson(3)........  73    Director
Heinz Fridrich (1).............  63    Director
Kenneth E. Haughton,             68    Director
  Ph.D.(2).....................
Paul R. Low, Ph.D.(1)..........  63    Director
W. Ferrell Sanders(2)..........  59    Director
Osamu Yamada(3)................  67    Director

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nominating Committee

     Dr. Koichi Nishimura has served as a director since 1991, Chairman of the Board since September 1996, Chief Executive Officer since 1992 and President since 1990. He was Co-Chief Executive Officer from 1991 to 1992 and Chief Operating Officer from 1988 to 1991. From 1964 to 1988, Dr. Nishimura was employed by International Business Machines Corporation ("IBM") in various technology and management positions. He also serves as a director of Merix Corporation.

     Mr. David Kynaston joined Solectron in February 1996 as Vice President and President of Solectron Europe. Mr. Kynaston has worked for Phillips Electronics for the past 15 years in various capacities, including Managing Director of Philip's Mullard Ltd. subsidiary, Managing Director of the Business Communications Systems Division, and most recently, Managing Director of the Private Mobile Radio Division. Mr. Kynaston has also held senior technical management positions at EMI Medical Ltd. and Cambridge Scientific Instruments Ltd.

     Mr. Stephen T. Ng joined Solectron in September 1989 as Vice President, Worldwide Material Purchasing and is currently Senior Vice President and Chief Materials Officer of Solectron. Prior to joining Solectron, Mr. Ng had 11 years experience in materials management in various capacities with Xerox Corporation. His last position prior to joining Solectron was Manager, Material Operations at Xerox Corporation.

     Mr. Leslie T. Nishimura is President of Solectron Washington, Inc. and has served as Senior Vice President of Solectron since 1989, President of Solectron Asia from 1991 to 1993, Secretary of Solectron from 1989 to 1992 and Vice President, Manufacturing Technology of Solectron from 1978 to 1989. Mr. Nishimura's prior experience includes various materials, production control and inventory control supervisory positions at Ritter Co., Burndy Corporation and the Norden Division of United Technologies, Inc.

     Mr. Ken Tsai is President of Solectron Asia and has served as Senior Vice President of Solectron since May 1995, Vice President of Solectron from 1990 to 1995. He served as Director of Manufacturing for Solectron from 1989 to 1990 and in various manufacturing and other positions from 1984 to 1989. Prior to joining Solectron, Mr. Tsai served in various management and business planning positions at American Cyanamid Company from 1968 to 1984.

     Ms. Susan Wang has served as Secretary of Solectron since 1992 and Senior Vice President and Chief Financial Officer of Solectron since 1990. She was Vice President, Finance and Chief Financial Officer of Solectron from 1986 to 1990 and Director of Finance of Solectron from 1984 to 1986. Prior to joining Solectron, Ms. Wang held various accounting and finance positions with Xerox Corporation. Ms. Wang also held accounting and auditing positions with Westvaco Corp. and Price Waterhouse & Co. She is a certified public accountant.

     Mr. Walter W. Wilson has served as President, Solectron North America since September 1995, President Solectron California Corporation from March 1992 to February 1996 and Senior Vice President of Solectron since 1990. From 1989 to 1990 he served as an operational Vice President of Solectron. From 1965 to 1989 Mr. Wilson was employed by IBM in manufacturing and product development. During his IBM tenure, he held management positions in the United States, West Germany and Japan.

     Dr. Saeed Zohouri is Senior Vice President and Chief Technology Officer since 1994 and President Solectron California Corporation since March 1996. Dr. Zohouri joined Solectron in 1980; he has held various management positions and has also served as Director of Technology. His prior experience includes teaching chemistry at a major international university.

     Dr. Winston H. Chen has served as a director of Solectron since 1978, Chairman of the Board from 1990 to 1994, President from 1979 to 1990, Chief Executive Officer from 1984 to 1991, and as Co-Chief Executive Officer from 1991 through 1992. Dr. Chen is currently Chairman of the Paramitas Foundation. From 1970 to 1978, Dr. Chen served as Process Technology and Development Manager of IBM. He also serves as a director of Intel Corporation and Edison International.

     Mr. Richard A. D'Amore has served as a director of Solectron since 1985. Mr. D'Amore has been a general partner of various venture capital funds affiliated with Hambro International Venture Funds since 1982 and a general partner of North Bridge Venture Partners since 1992. He also serves as a director of Math Soft, Inc., VEECO and Xionics Instruments.

     Mr. Charles A. Dickinson has served as a director of Solectron since 1984, and as Chairman of the Board of Directors from 1986 to 1990 and from 1994 to September 1996. He served as an independent consultant to Solectron from 1991 to 1993 and is currently serving in that capacity. He served as President, Solectron Europe from September 1993 to February 1996. From 1986 to 1990, he was Chairman of the Board of Directors, President and Chief Executive Officer of Vermont Micro Systems, Inc. He also serves as a director of Trident Microsystems, Inc.

     Mr. Heinz Fridrich has served as a director of the Company since April 1996. Mr. Fridrich is currently a member of the faculty of the University of Florida. From 1950 to 1993, Mr. Fridrich held a number of manufacturing and operations management positions in Europe and the United States with IBM. He currently serves as a director of Central Hudson Gas & Electric Company in Poughkeepsie, New York.

     Dr. Kenneth E. Haughton has served as a director of Solectron since 1985. Dr. Haughton is currently an independent consultant. From 1990 to 1991, he was Vice President of Engineering at Da Vinci Graphics, a computer graphics firm. From 1989 to 1990, Dr. Haughton was an independent consultant, and from 1982 to

1989, he served as Dean of Engineering at Santa Clara University. He also serves as a director of Seagate Technology.

     Dr. Paul R. Low has served as a director of Solectron since 1993 and is currently the President of PRL Associates. Prior to founding PRL Associates, Dr. Low worked for IBM from 1957 to 1992. Dr. Low held senior management and executive positions with successively increasing responsibility, including President, General Technology Division and IBM Corporate Vice President; President of General Products Division; and General Manager, Technology Products business line, also serving on IBM's corporate management board. He also serves as a director of Applied Materials, Inc., VEECO, Number Nine, NCD, XION, and IPAC.

     Mr. W. Ferrell Sanders has served as a director of Solectron since 1986. Since 1987, Mr. Sanders has been a general partner of Asset Management Associates Venture Fund, a venture capital management firm. From 1981 to 1987, he was an independent management consultant. He also serves as a director of Adaptec, Inc.

     Mr. Osamu Yamada has served as a director of Solectron since 1994. Mr. Yamada is currently an advisor to The Mitsubishi Bank, Limited. From 1990 to 1991, he was Chairman and Chief Executive Officer of BankCal Tri-State Corporation, a wholly owned subsidiary of The Mitsubishi Bank, Limited. From 1987 to 1990, he was Senior Managing Director of The Mitsubishi Bank, Limited, and in an overlapping period from 1985 to 1990, he was also Chairman, President and Chief Executive Officer of Bank of California. Prior to that, he held a number of key management positions with The Mitsubishi Bank, Limited organization. Mr. Yamada currently serves on a number of boards of major universities and cultural centers.

     There is no family relationship among any of the foregoing individuals.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or earned by Solectron's Chief Executive Officer and Solectron's four other most highly compensated executive officers for services rendered to Solectron during the fiscal years ended August 31, 1996, 1995 and 1994.

                                                     ANNUAL              LONG-TERM
                                                 COMPENSATION(1)        COMPENSATION       ALL OTHER
                                               -------------------   ------------------   COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)  BONUS($)   OPTIONS/SARS(#)(2)      ($)(3)
--------------------------------------  ----   --------   --------   ------------------   ------------
Koichi Nishimura......................  1996   $464,483   $360,000         40,000            $5,410
President and Chief Executive Officer   1995    375,000    412,500         20,000             1,744
Chairman of the Board of Directors      1994    247,706    292,851         50,000             1,010
Walter W. Wilson......................  1996    256,913    265,391         15,000             3,053
Senior Vice President and President,    1995    177,323    308,668         10,000               880
Solectron North America                 1994    165,712    160,022         60,000               788
Ken Tsai..............................  1996    155,767    303,224         15,000               755
Senior Vice President and               1995    140,203    263,528         15,000               985
President, Solectron Asia               1994    116,171     82,551         70,000               600
Saeed Zohouri.........................  1996    177,694    269,917         30,000             2,477
Senior Vice President, Chief            1995    115,397    199,533         15,000               398
Technology Officer and President        1994    102,908    116,735         10,000               380
Solectron California Corporation
Susan Wang............................  1996    207,691    227,071         15,000             2,795
Senior Vice President, Chief            1995    169,243    231,757         10,000               665
Financial Officer and Secretary         1994    147,711    147,379         60,000               593

---------------
(1) Perquisites are not included since the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus, in accordance with regulations promulgated by the Securities and Exchange Commission (the "SEC"); therefore, the Other Annual Compensation has not been included in this table.

(2) Solectron has not granted any stock appreciation rights or restricted stock awards and does not have any Long-Term Incentive Plans as that term is defined in regulations promulgated by the SEC.

(3) Amounts represent Solectron's contributions to a 401(k) plan and the taxable benefit of premium payments under split dollar life insurance policies.

STOCK OPTION GRANTS AND EXERCISES

     The following tables set forth, for the executive officers named in the Summary Compensation Table, the stock options granted under Solectron's stock option plans and the options exercised by such executive officers during fiscal 1996.

                       STOCK OPTION GRANTS IN FISCAL 1996

                                                                                       POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                                  --------------------------------------------------      ANNUAL RATE OF
                                             PERCENT OF                                     STOCK PRICE
                                            TOTAL OPTIONS                                  APPRECIATION
                                  OPTIONS    GRANTED TO     EXERCISE OR                 FOR OPTION TERM(2)
                                  GRANTED   EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
              NAME                (#)(1)     FISCAL YEAR     ($/SHARE)       DATE       5%($)       10%($)
--------------------------------  -------   -------------   -----------   ----------   --------   ----------
Koichi Nishimura, Ph.D..........   40,000        2.50%        $ 38.00       09/26/02   $618,792   $1,442,050
Walter W. Wilson................   15,000        0.94%          38.00       09/26/02    232,047      540,769
Ken Tsai........................   15,000        0.94%          38.00       09/26/02    232,047      540,769
Saeed Zohouri, Ph.D.............   15,000        0.94%          38.00       09/26/02    232,047      540,769
                                   15,000        0.94%          44.63       03/20/03    272,503      635,048
Susan Wang......................   15,000        0.94%          38.00       09/26/02    232,047      540,769

---------------
(1) These options become exercisable as to one forty-eighth of the shares after each month from the date of grant.

(2) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven (7) year option term. Potential realizable value is shown net of exercise price. These amounts are calculated based on the regulations promulgated by the SEC and do not reflect Solectron's estimate of future stock price growth.

         AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND YEAR-END VALUES

                                                                TOTAL NUMBER OF            VALUE OF UNEXERCISED,
                             SHARES                        UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                            ACQUIRED                         AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(2)
                               ON            VALUE        ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Koichi Nishimura, Ph.D...          0       $        0       178,125         61,875      $ 3,466,776     $ 345,724
Walter W. Wilson.........     20,000          663,750        64,479         40,521          695,865       248,510
Ken Tsai.................      9,500          355,656        61,658         48,342          536,118       278,882
Saeed Zohouri, Ph.D......      5,000           92,188        42,243         32,757          636,085        26,103
Susan Wang...............     40,000        1,482,500        64,475         40,525          695,846       248,529

---------------
(1) Fair market value of underlying securities at exercise date minus the exercise price.

(2) Calculated based upon the August 30, 1996 fair market value share price of $37.375 less the share price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Solectron has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in shareholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party. The agreements have been approved by the majority vote of the disinterested shareholders of Solectron.

     Solectron engaged Mr. Charles A. Dickinson, a member of the Board of Directors, as an independent consultant for a term that began in February 1996. Mr. Dickinson receives $10,000 per month and is reimbursed for reasonable expenses when he performs management services. In fiscal year 1996, Mr. Dickinson received a total of $70,000 as a consultant for Solectron.

                          SOLECTRON STOCK INFORMATION

SOLECTRON PRINCIPAL STOCKHOLDERS

     The following table except as otherwise indicated sets forth as of August 31, 1996, information relating to the beneficial ownership of Solectron's Common Stock by each person known by Solectron to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

                                                                        PRE-MERGER      POST-MERGER
                                                                        APPROXIMATE     APPROXIMATE
                                                           AMOUNT       PERCENTAGE      PERCENTAGE
                          NAME                            OWNED(1)         OWNED         OWNED(2)
--------------------------------------------------------  ---------     -----------     -----------
FMR Corporation.........................................  6,528,648         12.4%           11.7%
  82 Devonshire Street
  Boston, Massachusetts 02109
The Equitable Companies Incorporated....................  4,112,015          7.8%            7.4%
  787 Seventh Avenue
  New York, New York 10019
Capital Research and Management.........................  3,625,000          6.9%            6.5%
  333 So. Hope Street
  Los Angeles, California 90071
Northern Trust Corporation..............................  3,222,176          6.1%            5.8%
  50 South LaSalle Street
  Chicago, Illinois 60675
Montag & Caldwell.......................................  2,928,063          5.6%            5.2%
  3343 Peachtree Road N.E.
  Atlanta, Georgia 30326
Dr. Winston H. Chen.....................................    948,000(3)       1.8%            1.7%
Susan Wang..............................................    275,898(4)         *               *
Dr. Koichi Nishimura....................................    237,553(5)         *               *
Walter W. Wilson........................................    130,232(6)         *               *
Charles A. Dickinson....................................     88,417(7)         *               *
Ken Tsai................................................     80,981(8)         *               *
W. Ferrell Sanders......................................     64,930(9)         *               *
Dr. Kenneth E. Haughton.................................     52,200(10)        *               *
Dr. Saeed Zohouri.......................................     51,657(11)        *               *
Richard A. D'Amore......................................     32,000(12)        *               *
Dr. Paul R. Low.........................................     14,000(13)        *               *
Osamu Yamada............................................      6,125(14)        *               *
Heinz Fridrich..........................................          0            *               *
All directors and executive officers as a group (16
  persons)..............................................  2,117,110(15)      4.0%            3.7%

---------------

* Less than one percent (1%).

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Solectron Common Stock subject to options held by that person that will be exercisable on or before October 30, 1996, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Post-merger percentage of Solectron Common Stock beneficial ownership is calculated based on the number of shares of Solectron Common Stock issuable to holders of Force Capital Stock assuming an Average Price of $53.525, the average closing price of Solectron Common Stock on the NYSE for the ten day period ended November 5, 1996.

 (3) Includes 8,000 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

 (4) Includes 69,099 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

 (5) Includes 185,519 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

 (6) Includes 69,061 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

 (7) Includes 44,249 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

 (8) Includes 66,553 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

 (9) Includes 37,000 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

(10) Includes 27,000 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

(11) Includes 45,562 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

(12) Includes 32,000 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

(13) Includes 14,000 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

(14) Includes 6,125 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

(15) Includes 708,989 shares issuable upon the exercise of stock options that are exercisable on or before October 30, 1996.

                                 FORCE BUSINESS

     Force is an independent manufacturer and supplier of open, scaleable computers for high-performance embedded applications, with expertise in ASIC design, software development, board design, system design, system integration and manufacturing. Unlike general purpose computers, embedded computers are incorporated into systems and equipment to perform a single or limited number of critical system control functions and are generally integrated into larger automated systems. Force's standards-based computing platforms provide an array of microprocessor and software options to ensure customers access to solutions suiting their specific needs. Force also provides support services, such as system configurations, application consultancy and training, to its customers. Force's solutions enable its customers to speed their time to market and volume production, while reducing development costs by refocusing their in-house designers on the development of end-user applications. Force was originally incorporated in California in 1981 and later reincorporated in Delaware in 1992. Its corporate headquarters is located in San Jose, California. Force's European headquarters is based in Munich, Germany. Force has direct subsidiaries located in Germany, the United Kingdom, France, Sweden, Belgium, Israel and Japan.

MARKET OVERVIEW

     Embedded systems are a segment of the broad electronics market. Frequently, they are the backbone of telecommunications, industrial control, medical, and defense systems which require high-performance, and often real-time control functionality. Large OEMs, pressured to reduce development costs and shorten product development cycles, have increasingly outsourced the integrated design, development and manufacture of these complex embedded computers.

     With the rapid pace of new technology, product life cycles in the telecommunications market have become shorter and system designers have placed a high value on the time-to-market advantages offered by open systems. As the demand for intelligent network services has increased, telecommunications companies have sought to acquire computer platforms which are able to meet the diverse requirements of an expanding variety of applications and communications needs. A computer system for this environment must be easily configurable, provide maximum scalability in both function and performance, be compatible with a variety of communications technologies, and be cost effective. Further, standard commercial systems do not meet the reliability or environmental needs of the telecommunications industry, and thus a market opportunity exists with respect to these specific issues.

     The industrial control market has changed dramatically over the last decade, with computers playing a major role in bringing intelligence and computing power directly to the factory floor. One major trend is the move away from centralized control to distributed intelligence, allowing data to be collected and processed in real-time on the factory floor. Demand for higher quality has increased the need for more thorough testing on the factory floor. This means that usually two operating systems are required: (1) a full featured operating system such as Solaris, for the operator/supervisor interface, and (2) a real-time kernel for the control/front-end.

     The command and control market covers aerospace, naval systems, air traffic control, space systems, military systems and governmental systems. While military spending has been cut over the last few years, more money is now being spent on building simulation systems rather than on expensive testing and maneuvers in the field. Military specifications have been relaxed, permitting the use of commercial-off-the-shelf (COTS) products rather than expensive military-grade products.

     The medical market is comprised of manufacturing of medical equipment which incorporates embedded computer applications.

FORCE STRATEGY

     Force's product strategy has been to build technologically-advanced computer boards and systems for leading bus architectures for use in embedded systems. Force has sought to become a technology leader in the embedded computer market by optimizing design functionality, quality and performance. To this end, Force has leveraged proprietary technology elements while driving open standards. Force's CPU boards and systems are based on leading processor technologies, with a majority of revenue derived from SPARC- and 68K-based products. Force has recently introduced a Power PC-based family and Intel-based products. Force's systems-level products provide additional value-added functionality to the OEM.

     Force's products are based primarily on the VMEbus, the dominant bus architecture for real-time/embedded applications. Force believes recent technical improvements in this architecture will stretch VME's lead as the standard bus architecture for specialty computers. Force believes the PCI Mezzanine Card (PMC) specification, for instance, will empower advanced communications and graphics functions. Force also believes that live board insertion capability will drive the use of VME processor boards for fault-tolerant applications in the global telecommunications industry.

     Force focuses product development, marketing and sales activities on meeting the embedded computer needs of four (4) target markets: (1) telecommunications; (2) industrial control; (3) command and control (covering aerospace, naval systems, air traffic and control, space systems, military systems and government systems); and (4) medical.

     Force addresses the needs of the telecommunications market by offering: (1) board/system level products based on industry standards, (2) Solaris and/or real-time configurations, (3) OEM configuration service, (4) system enclosures tailored to the needs of the OEM, and (5) a Third Party Program providing solutions to application specific requirements such as DSP, SS#7, ATM, and Frame Relay.

     Force addresses the needs of the industrial control market by offering (1) a range of cost-effective CPU platforms based on 68K and Power PC for real time control, (2) industrial 19-inch rack-mount workstations based on Solaris, (3) VME Solaris/real-time system configurations for cost-effective applications, (4) ability to provide system integration services/customized packaging for OEM applications, and (5) a third party program providing solutions to application specific requirements, for example, fieldbus boards, data acquisition cards, image processing subs-systems, and graphic boards.

     Force addresses the needs of the command and control market by offering:
(1) high-end multiprocessor systems based on SPARC and PowerPC, (2) SPARC VME systems and rack-mountable SPARC workstations for embedded consoles and graphics systems, (3) Solaris and real-time configurations in one chassis, (4) integration services delivering application-ready computer platforms, and (5) a Third Party Program providing solutions to application specific requirements with for example, DSP boards high-end graphic boards, data acquisition boards, inter-crate connectivity products, and interface boards to avionics buses such as MIL-STD 1553 and ARINC.

     Force addresses the needs of the medical market by offering: (1) embedded computers based on SPARC/Solaris technology which are 100% compatible with Sun's workstation products, (2) a range of real-time CPU boards based on 68K and PowerPC for embedded control applications, and (3) a third party program providing solutions to application specific requirements, such as DSP boards, imaging boards and high-speed networking boards.

PRODUCTS

     Force has been designing products based on VMEbus since 1982. Force actively participates in the development of standards and has been involved with initiatives extending the technical capabilities of VME, including (i) increasing the bandwidth across the VMEbus and (ii) developing support for VME Live insertion at board and system level, which allows boards to be removed/exchanged in a system without removing power from the system.

     Force's product portfolio provides a solution for industrial control applications with a SPARC/Solaris host computer, combined with real-time front-end controllers which are based on 68K or PowerPC CPUs. The SPARC/Solaris host computer can be based on an industrial workstation or on a SPARC VME card which is directly integrated in the VME system with the real-time front-end. For the industrial control market, Force offers (1) a range of CPU platforms based on 68K and PowerPC for real-time control, (2) industrial 19(##) rack-mount workstations based on Solaris, (3) VME Solaris/real-time system configurations,
(4) system
integration services/customized packaging for OEM applications, and (5) a Third Party Program providing solutions to application-specific requirements, including fieldbus boards, data acquisition cards, image processing subsystems, and graphic boards.

SERVICE AND SUPPORT

     Force has a global network to provide customer service and support. Force offers, among others, the following services to its customers: hot line support, application consultancy, product change notification, product revision freeze, extended warranty, software maintenance, training and longevity contracts. To date, revenue from service and support has not been significant to Force.

PRODUCT DEVELOPMENT

     The majority of Force's research, engineering and development staff is located in Germany. With corporate headquarters in San Jose and a substantial U.S. customer base, the German engineering team members travel frequently to headquarters and are able to maintain close ties with the Silicon Valley engineering team and technology community.

     Force engineering possesses a range of design capabilities including ASIC design, software development, board design, systems design and systems integration. The team has expertise in a variety of microprocessor and bus architectures, as well as multiple I/O interface types. The team strives to improve product designs through improvements in functionality and support of next-generation microprocessors.

     Force's product strategy is to provide customers with a high degree of design, product and manufacturing flexibility to address an array of customer needs in a wide range of applications. Products offer a variety of physical form factors and levels of integration, from application-specific embedded computer subsystems to board-level modules to software solutions. With a broad product offering and extensive systems expertise, Force works with customers early in the design process to recommend a solution and effectively become an extension of the OEM's development organization. In either case, Force seeks to provide support for microprocessors and software within a single system to provide solutions optimized for customers' specific systems requirements.

MANUFACTURING

     At Force, modern manufacturing facilities are used for all aspects of board and system production, from assembly through test. Force's operations consist of two fully automated SMT manufacturing lines located in Germany. The first SMT line was installed in 1993. Capacity was extended with a second line in 1995. A full range of specialist inspection and test equipment is used to complete the manufacturing process.

MANAGEMENT

     Force has assembled a management team with expertise in technical development, marketing and sales, customer support, and building strong relationships with OEMs in the embedded computer market. Members of Force's management team are experienced in the embedded computer industry.

COMPETITION

     The embedded computer platform market is intensely competitive and subject to frequent product introductions and enhancements, rapid technological change and emerging industry standards. Force believes that the initial success factors in its market area are: (1) global presence (i.e., local technical support and sales and marketing) for large OEM customers, (2) technological leadership with multiple microprocessor architectures, (3) understanding of end-applications (i.e., ability to see application through customers' eyes), (4) a flexible and high-quality design team, (5) a sales and marketing team with an understanding of its target markets, (6) quality and manufacturability, (7) a critical mass of revenues to command lower component costs through volume purchases, (8) personnel throughout the organization with an understanding of the embedded market in order to manage effectively OEM relationships.

     Because many OEM customers view their embedded computer requirements from a make-versus-buy perspective, Force competes with such OEM customers' ability to design and manufacture embedded computer products inhouse. Many established embedded computer markets and newly established companies have introduced, or have announced their intention to develop, applications that are or will be competitive with Force's products. Force expects that other companies also will enter markets in which it competes, including other vendors in the embedded computer market whose products incorporate similar functionality to Force's products. Many of Force's competitors have broader product lines which provide more comprehensive embedded computer solutions than Force currently offers. Many of Force's competitors also have longer operating histories and substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger installed customer base, than Force. In addition, competitors with a larger installed customer base may have competitive advantages over Force when purchasing components from suppliers or selling similar products to such customers. The embedded computer market could face increased competition from lower priced work stations or personal computers. Increased competition could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on Force's business, operating results and financial condition. There can be no assurance that Force will be able to compete successfully against either current or potential competitors.

EMPLOYEES

     As of September 30, 1996, Force had 462 employees located in 18 offices around the world, with 326 in Europe and Asia and 136 employees in North America. Of these 462 employees, 137 are employed in manufacturing, 163 are employed in sales and marketing, 90 are employed in engineering, and 72 are employed in administration. Force believes that the success of its business will depend, in part, on its ability to attract and retain qualified personnel. There can be no assurance that Force will be able to attract and retain the qualified personnel or develop the expertise needed for its business.

FACILITIES

     Force currently leases 72,000 square feet of space in San Jose, California, and 103,000 square feet in Munich, Germany. Force's lease in San Jose expires April 30, 1999 and its lease in Munich expires on February 28, 1999. Force believes its existing facilities will be adequate to meet its needs through 1997.

                 FORCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Force manufactures and supplies open scaleable computers for high performance embedded applications. Shipments of Force's first products commenced in 1982. In fiscal year 1995, CPU-30SEN represented approximately 20% of total revenue, the CPU-5 family represented approximately 13% of total revenue, and CPU-30 represented approximately 10% of total revenue. In fiscal year 1994, CPU-2CE represented approximately 19% of total revenue, and CPU-30 represented approximately 11% of total revenue.

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1996 COMPARED WITH SEPTEMBER 30, 1995

     Revenue increased by 11% in the 1996 period from the 1995 period primarily due to the continued increase in sales of SPARC-based products. Sales to Ericsson group entities, a major OEM customer, amounted to 18% and 22% of total revenue for the 1996 and 1995 periods, respectively. Except for Ericsson group entities, no customer represented 10% or more of total revenues for either the 1995 or 1996 periods. For the nine-month period ending September 30, 1996, American sales represented 45% of total revenue, European sales represented 49% of total revenue, and Asian sales represented 6% of total revenue.

     Gross margins increased to 49% of revenue for the nine-month period ended September 30, 1996 from 42% for the 1995 period due primarily to decreases in electronic components costs, primarily DRAMs.

     Research and development expenses increased by 38% in the 1996 period from the 1995 period due to increases in personnel and related expenses and computer equipment to support the expansion of the systems engineering group and the development of new products. Because the expansion of the systems engineering group will be ongoing, Force expects its research and development costs to continue to increase for the foreseeable future.

     Selling, general and administrative expenses increased by 24% in the 1996 period from the 1995 period primarily due to increased sales and marketing costs associated with the expansion of worldwide sales and customer support operations, the introduction of new products and the settlement of a lawsuit with a former employee. This suit was settled in September 1996 for an undisclosed amount.

     Interest expense declined by 31% in the 1996 period from the 1995 period due primarily to lower interest expense resulting from lower average borrowings against Force's lines of credits and the repayment of long-term debt.

     Income taxes increased to 45% of pre-tax income in the 1996 period from 40% in the 1995 period. The 1995 period benefitted from a change in a valuation allowance which reduced the overall effective rate by 13%.

YEAR-ENDED DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994

     Revenue increased 28% in the 1995 period from the 1994 period primarily due to continued growth of SPARC product sales and significant declines in the value of the U.S. dollar versus European currencies, primarily the German mark. Sales to Ericsson group entities represented 21% of total revenue in 1995 and 14% in 1994. North and South American sales represented 38% of revenue, European sales represented 56% of revenue and Asian sales represented 6% of revenue for the year ended 1995.

     Gross margins increased slightly to 42% of revenues in 1995 from 40% in the prior year, primarily due to the elimination in 1995 of duties paid in the U.S. for products shipped from Germany as a result of the GATT Agreement signed in December 1994. Approximately $700,000 in duties were paid during 1994.

     Research and development expenses increased by 12% in the 1995 period from the 1994 period primarily due to increases in engineering personnel and related costs in connection with the development of new products.

     Selling, general and administrative expenses increased by 36% in the 1995 period from the prior year period primarily due to higher compensation expenses associated with the increased sales, expansion of the direct sales force in the U.S. and the opening of additional foreign sales offices.

     Interest expense decreased by 36% in the 1995 period from the 1994 period due primarily to lower interest expense resulting from reduced borrowings against the company's lines of credit and the partial repayment of long-term debt.

     Income taxes decreased to 38% of pre-tax income in the 1995 period from 45% in 1994. The major components of the decrease were due to changes in valuation allowances from an increase in the effective tax rate of 9% in 1994 to a reduction in the effective rate of 13% in 1995, foreign taxes which decreased the effective tax rate by 7% of pre-tax income in 1995 and 24% in 1994 and tax credits which reduced the effective rate by 20% in 1994, but only by 10% in 1995.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH DECEMBER 31, 1993

     Revenue increased 30% in the 1994 period from the 1993 period due to rapid growth in sales of new products, particularly the CPU-10 and the CPU-5CE, introduced during 1994, a steady decline in the value of the U.S. dollar versus European currencies and rapid growth in sales to major European OEM customers. European and Asian revenues accounted for 54% of total revenue in 1994.

     Gross margins decreased to 40% of revenues in 1994 from 46% in the prior year, primarily due to increases in memory component costs and lower average sales prices to major OEM customers, which were caused by discounts on high-volume purchases expected by such customers. Margins began to improve towards the end of 1994 with the introduction of new higher-margin products and increases in manufacturing efficiency achieved from the first SMT line installed in the German facility.

     Research and development expenses decreased by 12% in the 1994 period from the 1993 period due primarily to the discontinuance of development of ASIC and Futurebus products in the U.S. resulting in a major downsizing of the U.S. R&D organization.

     Selling, general and administrative expenses increased by 13% in the 1994 period from the 1993 period primarily due to higher compensation expenses associated with increased sales, increased promotional expenses for new products introduced during 1994 and termination costs associated with a corporate reorganization in the U.S.

     Interest expense increased by 37%, primarily due to increased interest expense on borrowings incurred primarily to finance the cost of the SMT line installed in Germany.

     Income taxes increased to 45% of pre-tax income in the 1994 period from 2% in the prior year period. The major components of the increase were due to changes in valuation allowances from a reduction in the effective rate of 31% in 1993 to an increase in the effective rate of 9% in 1994 and changes in foreign taxes which increased the effective tax rate by 24% in 1994 and 12% in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     Force has relied primarily upon private equity security financing totaling approximately $5.8M since its inception in 1981 and long-term and lines of credit borrowings from various banks. Proceeds from these equity issuances and bank borrowings have been used primarily to finance capital equipment needs and working capital. As of September 30, 1996, Force had approximately $4.3M in cash and cash equivalents, approximately $16.6M in working capital and approximately $5.1M in available unsecured short-term bank borrowings.

     Working capital increased from $14.3M at December 31, 1995 to $16.6M at September 30, 1996.

     Cash used for capital expenditures for the nine-month period ended September 30, 1996 was approximately $4.9M and was approximately $5.6M, $3.3M and $5.0M for the years ended December 31, 1995, 1994 and 1993, respectively.

     Force has available unsecured lines of credit totaling approximately $33M on a worldwide basis expiring at various dates in 1996 and 1997. At September 30, 1996, there were $5.1M in borrowings outstanding against these lines.

     Inflation has not had a significant impact on Force's operating results.

     Since a major portion of Force's revenues are generated from foreign sources, typically 50-60% during the last three years, fluctuations in the U.S. dollar have had a significant impact on revenues, costs and profits. A large portion of the Company's revenues, costs and assets are denominated in German marks. The German mark continually strengthened against the U.S. dollar through 1995 resulting in favorable transaction and translation gains for Force. In the first nine months of 1996, the U.S. dollar has strengthened against the mark causing a negative impact on revenue and profits.

     Force expects that future fluctuations in the U.S. dollar against primarily the German mark could have significant impacts on future profitability.

                               FORCE STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Force Capital Stock as of September 25, 1996, by (i) all persons and entities known by Force to be beneficial owners of more than 5% of its outstanding Common Stock or Preferred Stock, (ii) each director and each executive officer of Force serving as of September 25, 1996 and (iii) all directors and executive officers of Force serving as of September 25, 1996 as a group. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                                    SHARES
                                                                     PRIOR          PERCENT
                                                                   TO MERGER       OF CLASS
                                                                   ---------       ---------
    COMMON STOCK
      O'Toole Corporation(1).....................................  2,680,554          55.6%
      Sven A. Behrendt...........................................    879,857          18.3%
      Hans-Jurgen Jakel(2).......................................    325,538           6.5%
      All directors and executive officers as a group (9
         persons)................................................  1,403,895(3)       27.4%
    PREFERRED STOCK
      O'Toole Corporation........................................    302,783          50.2%
      c/o Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Advanced Machines Corporation..............................    300,000          49.8%
      Prodafant 21
      Postfach 1215
      FL-9490
      Vaduz, Liechtenstein

---------------
(1) O'Toole Corporation is a family holding corporation whose stock is owned by members of the Behrendt family (including Sven A. Behrendt) and whose sole purpose and business is to hold shares of Force Capital Stock.

(2) Includes 200,000 shares issuable upon exercise of vested stock options within 60 days of September 30, 1996.

(3) Includes shares issuable upon exercise of vested stock options within 60 days of September 30, 1996 held by the following executive officers of
     Force: Mr. Jakel, 200,000; Mr. Dow, 33,000; Mr. Jones, 22,000; Mr. Schmohl, 36,000; Mr. Walker, 16,000.

                          FORCE EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to Sven A. Behrendt, the Chairman and Chief Executive Officer of Force, who will be invited to become a member of the Solectron Board of Directors at the first meeting of the Solectron Board of Directors following the Effective Time.

                                                                                             ALL OTHER
                                                                                            COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)   OPTIONS/SARS       ($)
---------------------------------------------  ----   ---------   --------   ------------   ------------
Sven A. Behrendt.............................  1995    455,743    136,723        none        228,853(1)
Chairman and Chief Executive Officer           1994    319,858     76,015        none        227,829(2)
                                               1993    317,625     47,644        none        177,303(3)

------------------------
(1) Amount represents various benefits including car expense allowances ($2,279), reimbursement of school fees ($48,166), insurance premiums ($3,213) and pension contributions ($123,833).

(2) Amount represents various benefits including car expense allowances ($7,401), insurance premiums ($1,733), housing allowance ($106,135) and pension contributions ($112,560).

(3) Amount represents various benefits including car expense allowances ($8,050), insurance premiums ($1,196) and pension contributions ($168,056).

     Mr. Behrendt participates in a defined benefit plan of Force. A participant's benefits under the plan are based upon 75% of such participant's final compensation and are fully vested at all times. The estimated annual benefits due Mr. Behrendt at normal retirement at age 60 amount to approximately $33,733 per month.

                            SOLECTRON CAPITAL STOCK

DESCRIPTION OF SOLECTRON CAPITAL STOCK

     The authorized capital stock of Solectron consists of 80,000,000 shares of Common Stock, without par value, and 1,200,000 shares of Preferred Stock, without par value.

COMMON STOCK

     As of September 25, 1996, there were 52,589,406 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, the Common shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Solectron, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it has no current intention to do so, the Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Solectron.

REGISTRATION RIGHTS

     Certain holders of shares of Common Stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of registration rights agreements between Solectron and such holders, if the Company proposes to register any of its securities under the Act, either for its own account or the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Solectron Common Stock therein; provided, among other conditions, that the underwriters of any offering have the right to limit the number of shares included in such registration. In addition, certain of the holders of such shares may require Solectron on no more than one occasion to file a registration statement under the Act with respect to their shares of Common Stock, and Solectron is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Boston EquiServe Limited Partnership, Canton, Massachusetts.

                  COMPARISON OF RIGHTS OF HOLDERS OF SOLECTRON
                COMMON STOCK AND HOLDERS OF FORCE CAPITAL STOCK

     Solectron is incorporated under the laws of California, and Force is incorporated under the laws of Delaware. The following summarizes the chief differences between (i) the Delaware General Corporation Law ("DGCL") and the California General Corporation Law ("CGCL") and (ii) between the charter documents of Solectron and Force, that could materially affect the rights of stockholders of Force after consummation of the Merger. After consummation of the Merger, former stockholders of Force, whose rights as stockholders of a Delaware corporation were governed by the DGCL, will become shareholders of Solectron, and their rights as shareholders of a California corporation will be governed by the CGCL. It should be noted that Solectron intends to reincorporate in Delaware after the Merger, subject to obtaining the approval of its shareholders. Should Solectron obtain such approval and consummate the Delaware reincorporation, former stockholders of Force would at that point have their rights as stockholders governed by the DGCL. See "Proposed Reincorporation of Solectron in Delaware."

     Annual Meeting. The Solectron bylaws require that an annual meeting of shareholders be held each year on the fifteenth day of April at 9:00 (or on the next business day at the same hour if April 15 is a legal holiday). The Force Bylaws require that an annual shareholder meeting be held each year at a time designated by the Force Board of Directors or, in the absence of such designation, the annual meeting of shareholders shall be held on the first Tuesday of April in each year at 4:00 p.m. (or on the next business day at the same hour if such date is a legal holiday).

     Number of Directors. Under the CGCL, as long as a California corporation has more than three (3) or more shareholders of record, the number of directors of the corporation cannot be reduced below three (3). Subject to this three-director minimum, a bylaw or amendment of the articles of incorporation specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa may only be adopted by the approval of a majority of the outstanding shares; provided, however, that a bylaw or amendment of the articles of incorporation reducing the fixed number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of action by written consent are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote. Under the DGCL, by contrast, a Delaware corporation may have a board of directors consisting of one or more members, and the exact number of directors, which is not subject under the DGCL to any limits analogous to the CGCL, shall be as set forth in the corporation's certificate of incorporation or bylaws. The Force Bylaws provide that (i) the authorized number of Force directors shall be not less than three (3) nor more than five (5) (the "Force Range"), (ii) the exact number of directors shall be four (4) until changed, within the Force Range, by an amendment to the Force Bylaws approved by the Force board of directors or the Force stockholders, and (iii) that the Force Range may be changed, or a definite number of authorized Force directors may be substituted for the Force Range, by an amendment of the Force Certificate or of the Force Bylaws. The Solectron Bylaws, by comparison, provide that (i) the authorized number of Solectron directors shall not be less than seven (7) nor more than thirteen (13) (the "Solectron Range"), (ii) the exact number of Solectron directors shall be nine (9), until changed within the Solectron Range, by an amendment of the bylaws, adopted by the Solectron shareholders or by the Solectron board of directors, and (iii) that the Solectron Range may be changed, or a definite number of authorized Solectron directors may be substituted for the Solectron Range, by an amendment of the Solectron articles of incorporation or the Solectron Bylaws, subject to the provisions of California law described in the proviso of the second sentence of this paragraph.

     Cumulative Voting for Directors. Under the DGCL, stockholders of a Delaware corporation do not have the right to cumulate their votes in elections of directors unless such corporation's certificate of incorporation expressly provides for cumulative voting. Under California law, by contrast, shareholders of a California corporation have the right to cumulate their votes in elections of directors unless such corporation's articles of incorporation expressly eliminates the right to cumulative voting. The Force Certificate does not provide for cumulative voting. Accordingly, Force stockholders do not have the right to cumulate their votes in elections of directors. The Solectron articles of incorporation do not eliminate cumulative voting. Accordingly,

Solectron shareholders have the right to cumulate their votes in elections of directors, subject to giving notice of the intent to cumulate votes prior to the voting as required by Solectron's bylaws.

     Board of Directors Meetings. Under the CGCL, meetings of the board of directors of a California corporation, unless otherwise provided in such corporation's articles of incorporation or bylaws, may be called by the chairman of the board, the president, any vice president, the secretary or any two (2) directors. The DGCL imposes no requirements as to calling board of directors meetings, and so such requirements are as set forth in a Delaware corporation's certificate of incorporation or bylaws. The Solectron bylaws (i) provide for the organizational meetings of the board of directors to be held immediately after the annual meeting of shareholders, (ii) provide for regular meetings of the board of directors to be held monthly on the second Tuesday of each month at 2:00 p.m. (or the next business day if such date is a legal holiday), and (iii) do not contain, nor do the Solectron articles of incorporation contain, any provision inconsistent with the provisions of California law described in the first sentence of this paragraph. Similarly, the Force Bylaws (i) provide that the first meeting of each newly elected board of directors shall be held at such time and place as determined by the Force stockholders at their annual meeting, or in the absence of such determination, by the chairman, the president, any vice president, the secretary or any two (2) directors, (ii) do not impose any frequency requirements as to regular meetings of the Force Board of Directors, and (iii) provide that special meetings of the Force Board of Directors may be called by the chairman, the president, any vice president, the secretary or any two (2) directors.

     Director Voting. Under the CGCL, a quorum of a California corporation's board of directors is equal to a majority of the authorized number of such corporation's directors unless such corporation's articles of incorporation or bylaws provide for a lesser number; provided, however, that such less number cannot be less than the larger of (i) one-third ( 1/3) of the authorized number of directors or (ii) two (2). A California corporation's articles of incorporation may require more than a majority of the authorized number of directors (up to and including all of the directors) for a quorum. Under the DGCL, a quorum of a Delaware corporation's board of directors is equal to a majority of the total number of directors unless such corporation's certificate of incorporation provides for a lesser number, which in no case can be less than one-third ( 1/3) of the total number of directors (unless the total number of directors is one (1), in which case one (1) director shall constitute a quorum). A Delaware corporation's certificate of incorporation or bylaws may impose a quorum requirement equal to more than the majority of the total number of directors (up to and including all of the directors). The respective boards of directors of either a California corporation under the CGCL, or a Delaware corporation under the DGCL, may act by unanimous written consent without a meeting. The Solectron articles of incorporation are silent with respect to what constitutes a quorum of the Solectron Board of Directors. The Solectron Bylaws expressly state that a majority of the authorized number of Solectron directors shall constitute a quorum and that the action of a majority of Solectron directors present at any meeting at which there is a quorum, when duly assembled, is valid as a corporate act. Similarly, the Force Certificate is silent with respect to what constitutes a quorum of the Force board of directors, and the Force Bylaws provide that the action or decision of a majority of Force directors present at a duly held meeting at which a quorum is present shall be regarded as a valid act of the Force Board of Directors.

     Removal of Directors. Under CGCL, a director of a California corporation may be removed without cause by a majority of the outstanding shares; provided, however, that no such director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected. Under the DGCL, unless a Delaware corporation's certificate of incorporation provides otherwise, a director may be removed with or without cause by a majority of the outstanding shares then entitled to vote at an election of directors. Neither the Solectron articles of incorporation or bylaws nor the Force Certificate or Force Bylaws contain any provision inconsistent with the CGCL or the DGCL provisions, respectively, set forth in the first two sentences of this paragraph.

     Power of Directors. The respective bylaws of Solectron and Force expressly provide that the business and affairs of each of the respective companies will be managed and all corporate powers will be exercised by or under the direction of the companies' respective boards of directors. Neither the Solectron articles of incorporation nor the Force certificate provide for any limits on such delegation except as provided under the CGCL and the DGCL respectively.

     Elimination of Stockholders' Ability to Act by Written Consent Without A Meeting. The DGCL, unlike the CGCL, allows a corporation to eliminate its stockholders' ability to act by written consent without a meeting by so providing in its certificate of incorporation. The Force Certificate does not limit the ability of force stockholders to act by written consent without a meeting. If, however, the Solectron Reincorporation Proposal (as defined below) is approved, Solectron Delaware's certificate of incorporation would eliminate Solectron Delaware's stockholders' ability to act by written consent without a meeting.

     Record Date. Under the CGCL, a California corporation may provide in its bylaws procedures for establishing a record date to determine which shareholders are entitled to notice of a meeting or to vote thereat or entitled to give consent to corporate action without a meeting; provided, however, that such record date shall not be more than 60 nor less than 10 days prior to the date of such meeting nor more than 60 days prior to such action without a meeting. The DGCL contains a similar provision. Neither the Solectron Bylaws nor the Force Bylaws contain any provision regarding the establishment of a record date which is inconsistent with the CGCL or DGCL, respectively.

     Advance Notice to Shareholder Proposals. The CGCL does not specify whether a shareholder of a California corporation needs to provide such corporation's board of directors with advance notice of a shareholder proposal at an annual meeting of shareholders. The DGCL, by contrast, allows a Delaware corporation to provide in its bylaws that a stockholder must provide notice of a stockholder proposal to such corporation's board of directors up to one hundred twenty (120) days in advance of the anniversary of the date that the previous year's proxy statement was sent to such corporation's stockholders. Neither the Solectron Bylaws nor the Force Bylaws impose any advance notice requirements of shareholder proposals at such corporations' respective annual meetings of shareholders.

     Special Meetings of Shareholders. Unlike the CGCL, the DGCL allows a corporation to eliminate in its certificate of incorporation or bylaws the ability of its stockholders to call a special meeting. The effect of such a prohibition would be to limit the stockholder's ability to act at other than an annual meeting. Neither the Force Certificate or the Force Bylaws contain such a prohibition. The Solectron bylaws require that any person entitled to call a special meeting of shareholders upon proper written request and who receives such request, provide notice to the shareholders entitled to vote not less than 10 nor more than 60 days after receipt of such request. The Force Bylaws require that notice of special meetings of stockholders be provided to all shareholders entitled to vote not less than 10 nor more than 60 days before such meeting.

     Amendment of Charter Documents. Approval of shareholders holding at least a majority of the voting shares of Solectron is required to amend the Solectron articles of incorporation. A majority of the stockholders of Force can amend any or all of the provisions of the Force Certificate, but, so long as any shares of Force Series A Preferred Stock are outstanding, Force cannot, without the consent of at least a majority of the holders of Force Series A Preferred Stock, amend or repeal any provision of, or add any provisions to, the Force Certificate, if such action would alter any of the rights, preferences or privileges of any shares of Force Series A Preferred Stock.

     Amendment of Bylaws. The Solectron Bylaws, may be amended by holders of a majority of voting shares entitled to vote or by a majority of the directors except that a majority of directors may not change the authorized number of directors. Similarly, the Force Bylaws may be amended by holders of a majority of voting shares entitled to vote or by a majority of the directors. In addition, so long as any shares of Force Series A Preferred Stock are outstanding, Force cannot, without the consent of a majority of the holders of Force Series A Preferred Stock, amend or repeal any provision of, or add any provision to, its bylaws, if such action would alter any of the rights, preferences or privileges of any shares of any series of Force Series A Preferred Stock.

     Indemnification. Prior to 1987, it was generally agreed that the DGCL provided much better protection to officers and directors than the CGCL. Although as a result of amendments to the CGCL adopted in 1987, the CGCL and the DGCL are now more comparable, the DGCL is still generally more favorable for directors. The significant differences in directors' protection between the CGCL and the DGCL law today deal with limitations of liability and indemnifications.

     The CGCL and the DGCL both permit a corporation to adopt provisions eliminating personal monetary liability of directors, and each impose certain restrictions on the corporation's right to eliminate such liability. The CGCL prohibits elimination of liability for a broader class of acts than does the DGCL, including:

     - reckless disregard of duty in the face of a serious risk of injury to the corporation or its shareholders.

     - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's liability to the corporation.

Elimination of liability for such acts would be permitted under the DGCL, unless a court concluded that such exculpation was void as contrary to public policy.

     The importance of these distinctions is that directors of a California corporation have a greater likelihood of a possible shareholder challenge to the elimination of their monetary liability.

     Both the CGCL and the DGCL now allow corporations to authorize in their charter documents and bylaws broader indemnification of officers and directors than is provided to such persons by statute. Both states also allow corporations to expand indemnification of their directors and officers through written agreements. However, a California corporation may not indemnify as to the following matters for which the DGCL permits indemnification:

     - matters as to which a person is adjudged liable to the corporation in the performance of his or her duties (unless the court expressly authorizes indemnity).

     - amounts paid in settlements of pending derivative actions if the court has not approved the settlement.

     - expenses incurred in defending a pending derivative action if the court has not approved the settlement.

     - matters for which indemnification is inconsistent with provisions in the corporation's articles of incorporation or bylaws, agreement, resolution of the shareholders, or condition expressly imposed by a court in approving a settlement.

     - any acts for which elimination of liability is prohibited, including those described above.

     As a practical matter, the most significant of these prohibitions are those which prevent indemnification for non-court-approved settlements of pending derivative actions and expenses incurred defending against such actions prior to a non-court-approved settlement. Again, however, the real impact of these broader "carve outs" from permitted indemnification is the risk to directors of legal challenge to their indemnification generally.

     Further, the standard of care required to be met prior to allowing director indemnification under the CGCL is higher than under the DGCL, and the procedures required to obtain such indemnification are more restrictive. Accordingly, a director's right of indemnification is broader and more certain under the DGCL.

     Restriction on Sales of Stock. Solectron is a public company whose shares are traded on the NYSE. As a result, Solectron's articles of incorporation and bylaws do not provide for any restrictions on the transfer of outstanding shares, other than those imposed by federal securities laws for shares offered under certain exempt transactions. Although the Force certificate of incorporation does not contain any restriction on the resale of Force Capital Stock, the Force Bylaws contain a right of first refusal in favor of Force, and then other Force stockholders, on sales or transfers of Force Capital Stock and the agreements relating to outstanding Force Capital Stock provide for various restrictions on the resale and transfer of Force Capital Stock.

               PROPOSED REINCORPORATION OF SOLECTRON IN DELAWARE

     At the Solectron Annual Meeting of Shareholders scheduled to be held on January 9, 1997, Solectron shareholders will vote on a proposal to change Solectron's state of incorporation from California to Delaware and to approve the Certificate of Incorporation and Bylaws of Solectron Delaware (the "Reincorporation Proposal"). If the Reincorporation Proposal is approved by Solectron shareholders, Solectron California will be merged into Solectron Delaware and Solectron Delaware will continue to operate the business under the name Solectron Corporation and the rights of Solectron shareholders will then be governed by the DGCL and the proposed Delaware Certificate of Incorporation and Bylaws. The Proposed Reincorporation will not result in any change in the name, business, management, fiscal year, assets or liabilities (except to the extent of legal and other costs of effecting the reincorporation) or location of the principal facilities of Solectron.

     Principal Reasons for the Proposed Reincorporation. The principal reasons for the proposed reincorporation are the greater flexibility of Delaware corporate law, the substantial body of case law interpreting that law, and the increased ability of Solectron to attract and retain qualified directors. Solectron believes that its shareholders will benefit from the well established principles of corporate governance that Delaware law affords. Although Delaware law provides the opportunity for Solectron's Board of Directors to adopt various mechanisms which may enhance the Solectron Board's ability to negotiate favorable terms for the shareholders in the event of an unsolicited takeover attempt, the proposed Delaware Certificate of Incorporation and Bylaws are substantially similar to those currently in effect in California, with the exception that the Board of Directors will be divided into classes with staggered terms of office, certain shareholder rights to call special meetings and to act by written consent will be eliminated, and shareholder nominations for director and for business to be presented at an annual meeting will be subject to a ninety day advance notice requirement. Solectron has elected to retain cumulative voting for Solectron Delaware, providing for the same cumulative voting rights as are currently available to shareholders of Solectron. The Reincorporation Proposal is not being proposed in order to prevent a nonsolicited takeover attempt, nor is it in response to any present attempt known to Solectron's Board of Directors to acquire control of the Solectron, obtain representation of the Board of Directors or take significant action that affects Solectron.

     Antitakeover Implications. Certain effects of the Reincorporation Proposal, including the provisions of the proposed Solectron Delaware Certificate of Incorporation and Bylaws, may be considered to have antitakeover implications. Section 203 of the DGCL, from which Solectron Delaware does not intend to opt out, restricts certain "business combinations" with "interested stockholders" for three years following the date that a person becomes an interested stockholder, unless the Board of Directors approves the business combination. The establishment of a staggered Board of Directors similarly could be viewed as having an antitakeover effect in that it permits only one-third of the Board to be elected in any given year. Likewise, the elimination of the right of shareholders controlling at least ten percent (10%) of the voting shares to call a special meeting of the shareholders could be seen as promoting an antitakeover effect by allowing shareholder action only at a meeting properly called by Solectron's Board of Directors or at an annual meeting. The elimination of the ability of a majority of shareholders to act by written consent also could be viewed as having an antitakeover effect in that it can make it more difficult for shareholders to coordinate action outside a duly called annual or special meeting.

     Despite the belief of the Solectron Board of Directors as to the benefits to shareholders of the Reincorporation Proposal, it may be disadvantageous to the extent that it has the effect of discouraging a future takeover attempt which is not approved by Solectron's Board of Directors, but which a majority of the shareholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the then current market value or over their cost basis in such shares. As a result of such effects of the Reincorporation Proposal, stockholders who might wish to participate in a tender offer may not have an opportunity to do so. In addition, to the extent that such provisions enable Solectron's Board of Directors to resist a takeover or change of control of Solectron, they could make it more difficult to change the existing Board of Directors and management.

                                    EXPERTS

     The financial statements and schedule of Solectron Corporation as of August 31, 1996 and 1995, and for each of the years in the three-year period ended August 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Force Computers Inc. as of December 31, 1995 and 1994, and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 included in this Prospectus/Consent Solicitation Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Solectron Common Stock issuable pursuant to the Merger will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Gray Cary Ware & Freidenrich, a Professional Corporation, Palo Alto, California, is acting as counsel for Force in connection with certain legal matters relating to the Merger and the transactions contemplated therein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                   SOLECTRON

Independent Auditors' Report.........................................................  F-1
Consolidated Balance Sheets..........................................................  F-2
Consolidated Statements of Income....................................................  F-3
Consolidated Statements of Shareholders' Equity......................................  F-4
Consolidated Statements of Cash Flows................................................  F-5
Notes to Consolidated Financial Statements...........................................  F-6

                                     FORCE

Report of Independent Accountants....................................................  F-16
Consolidated Balance Sheets..........................................................  F-17
Consolidated Statements of Operations................................................  F-18
Consolidated Statements of Stockholders' Equity......................................  F-19
Consolidated Statements of Cash Flows................................................  F-20
Notes to Consolidated Financial Statements...........................................  F-21

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Solectron Corporation:

     We have audited the accompanying consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Solectron Corporation and subsidiaries as of August 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1996, in conformity with generally accepted accounting principles.

                                                  KPMG PEAT MARWICK LLP

Palo Alto, California
September 13, 1996

                     SOLECTRON CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                           AS OF AUGUST 31,
                                                                         ---------------------
                                                                            1996        1995
                                                                         ----------   --------
ASSETS
Current assets:
  Cash and cash equivalents..........................................    $  228,830   $ 89,959
  Short-term investments.............................................       181,520     58,643
  Accounts receivable, less allowances of $2,992 and $3,501,
     respectively....................................................       341,200    254,898
  Inventories........................................................       368,862    298,809
  Prepaid expenses and other current assets..........................        24,312     24,049
                                                                         ----------   --------
          Total current assets.......................................     1,144,724    726,358
Net property and equipment...........................................       249,570    203,609
Other assets.........................................................        57,904     10,888
                                                                         ----------   --------
          Total assets...............................................    $1,452,198   $940,855
                                                                         ==========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accrued interest and current portion of long-term debt.............    $   14,094   $  4,796
  Accounts payable...................................................       280,840    310,680
  Accrued employee compensation......................................        38,216     28,705
  Accrued expenses...................................................         9,280     15,264
  Other current liabilities..........................................        15,939     11,310
                                                                         ----------   --------
          Total current liabilities..................................       358,369    370,755
Long-term debt and capital lease obligations.........................       386,927     30,043
Other long-term liabilities..........................................         6,333      1,916
                                                                         ----------   --------
          Total liabilities..........................................       751,629    402,714
                                                                         ----------   --------
Shareholders' equity:
  Preferred stock, no par value; 1,200 shares authorized; no shares
     issued..........................................................            --         --
  Common stock, no par value; 80,000 shares authorized; 52,511 and
     49,584
     shares issued and outstanding, respectively.....................       378,319    329,265
  Retained earnings..................................................       320,553    206,321
  Cumulative translation adjustment and other........................         1,697      2,555
                                                                         ----------   --------
          Total shareholders' equity.................................       700,569    538,141
                                                                         ----------   --------
Commitments
          Total liabilities and shareholders' equity.................    $1,452,198   $940,855
                                                                         ==========   ========

          See accompanying notes to consolidated financial statements.

                     SOLECTRON CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEARS ENDED AUGUST 31,
                                                             ------------------------------------
                                                                1996         1995         1994
                                                             ----------   ----------   ----------
Net sales................................................    $2,817,191   $2,065,559   $1,456,779
Cost of sales............................................     2,534,813    1,863,729    1,310,451
                                                             ----------   ----------   ----------
Gross profit.............................................       282,378      201,830      146,328
Operating expenses:
  Selling, general and administrative....................       100,260       73,554       53,816
  Research and development...............................         6,693        4,842        4,162
                                                             ----------   ----------   ----------
Operating income.........................................       175,425      123,434       88,350
Interest income..........................................        13,302        6,611        6,484
Interest expense.........................................       (15,650)      (9,551)     (10,675)
                                                             ----------   ----------   ----------
Income before income taxes...............................       173,077      120,494       84,159
Income taxes.............................................        58,845       40,968       28,614
                                                             ----------   ----------   ----------
Net income...............................................    $  114,232   $   79,526   $   55,545
                                                             ==========   ==========   ==========
Net income per share:
  Primary................................................    $     2.19   $     1.82   $     1.32
  Fully diluted..........................................    $     2.17   $     1.62   $     1.18
Weighted average number of shares:
  Primary................................................        52,127       43,773       42,205
  Fully diluted..........................................        55,177       52,582       52,033

          See accompanying notes to consolidated financial statements.

                     SOLECTRON CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                             CUMULATIVE
                                                COMMON STOCK                 TRANSLATION      TOTAL
                                              -----------------   RETAINED   ADJUSTMENT   SHAREHOLDERS'
                                              SHARES    AMOUNT    EARNINGS   AND OTHER       EQUITY
                                              ------   --------   --------   ----------   -------------
Balances as of August 31, 1993............    40,636   $197,739   $ 71,250    $ (8,009)     $ 260,980
Options exercised.........................       527      3,601         --          --          3,601
Stock issued under employee purchase
  plan....................................       126      2,697         --          --          2,697
Conversion of long-term debt..............        13        174         --          --            174
Tax benefit associated with exercise of
  stock options...........................        --      2,046         --          --          2,046
Net income................................        --         --     55,545          --         55,545
Cumulative translation adjustment and
  other...................................        --         --         --       5,746          5,746
                                              ------   --------   --------     -------       --------
Balances as of August 31, 1994............    41,302    206,257    126,795      (2,263)       330,789
Options exercised.........................       573      7,858         --          --          7,858
Stock issued under employee purchase
  plan....................................       131      2,901         --          --          2,901
Conversion of long-term debt..............     7,578    110,915         --          --        110,915
Tax benefit associated with exercise of
  stock options...........................        --      1,334         --          --          1,334
Net income................................        --         --     79,526          --         79,526
Cumulative translation adjustment and
  other...................................        --         --         --       4,818          4,818
                                              ------   --------   --------     -------       --------
Balances as of August 31, 1995............    49,584    329,265    206,321       2,555        538,141
Options exercised.........................       619     10,164         --          --         10,164
Stock issued under employee purchase
  plan....................................       139      4,339         --          --          4,339
Conversion of long-term debt..............     1,973     30,402         --          --         30,402
Stock issued in business combination......       196      1,668         --          --          1,668
Tax benefit associated with exercise of
  stock options...........................        --      2,481         --          --          2,481
Net income................................        --         --    114,232          --        114,232
Cumulative translation adjustment and
  other...................................        --         --         --        (858)          (858)
                                              ------   --------   --------     -------       --------
Balances as of August 31, 1996............    52,511   $378,319   $320,553    $  1,697      $ 700,569
                                              ======   ========   ========     =======       ========

          See accompanying notes to consolidated financial statements

                     SOLECTRON CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             YEARS ENDED AUGUST 31,
                                                                        ---------------------------------
                                                                          1996        1995        1994
                                                                        ---------   ---------   ---------
Cash flows from operating activities:
  Net income........................................................... $ 114,232   $  79,526   $  55,545
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization......................................    84,804      61,416      45,708
    Interest accretion on zero-coupon subordinated notes...............     1,173       8,240       8,894
    Interest accrual on long-term debt.................................    12,507          --          --
    Other..............................................................     5,629       3,763       2,349
    Changes in operating assets and liabilities:
      Accounts receivable..............................................   (32,379)    (64,906)    (51,870)
      Inventories......................................................   (27,053)    (63,654)    (66,221)
      Prepaid expenses and other current assets........................      (234)     (4,566)     (6,470)
      Accounts payable.................................................   (56,784)     63,681      65,283
      Accrued expenses and other current liabilities...................     8,753       3,223      12,689
                                                                        ---------   ---------   ---------
Net cash provided by operating activities..............................   110,648      86,723      65,907
                                                                        ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of short-term investments..................................  (781,266)   (183,299)   (338,192)
  Sales and maturities of short-term investments.......................   658,436     218,805     380,335
  Purchase of facilities...............................................  (131,893)         --     (14,383)
  Capital expenditures.................................................  (115,446)   (113,613)    (58,959)
  Other................................................................     9,806        (426)     (1,998)
                                                                        ---------   ---------   ---------
Net cash used in investing activities..................................  (360,363)    (78,533)    (33,197)
                                                                        ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from bank lines of credit...................................     6,340       4,366          --
  Proceeds from long-term debt.........................................   380,000          --          --
  Debt acquisition costs...............................................    (7,808)         --          --
  Repayments of long-term debt and capital lease obligations...........    (4,796)     (3,484)     (8,864)
  Net proceeds from sale of common stock...............................    14,503      10,759       6,298
                                                                        ---------   ---------   ---------
Net cash provided by (used in) financing activities....................   388,239      11,641      (2,566)
                                                                        ---------   ---------   ---------
Effect of exchange rate changes on cash and cash equivalents...........       347       2,222       2,530
                                                                        ---------   ---------   ---------
Net increase in cash and cash equivalents..............................   138,871      22,053      32,674
Cash and cash equivalents at beginning of year.........................    89,959      67,906      35,232
                                                                        ---------   ---------   ---------
Cash and cash equivalents at end of year............................... $ 228,830   $  89,959   $  67,906
                                                                        =========   =========   =========
Supplemental Disclosures
Cash paid:
  Interest............................................................. $     517   $     482   $   1,242
  Income taxes.........................................................    54,937      44,429      25,551
Non-cash investing and financing activities:
  Issuance of common stock upon conversion of long-term debt...........    30,402     110,915         174
  Issuance of common stock for business combination....................     1,668          --          --
  Tax benefit associated with exercise of stock options................     2,481       1,334       2,046

          See accompanying notes to consolidated financial statements.

                     SOLECTRON CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AUGUST 31, 1996 AND 1995

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Description of Operations and Principles of Consolidation. Solectron Corporation (the Company) is an independent provider of customized manufacturing services to original equipment manufacturers in the electronics industry and operates in this one industry segment. The Company's primary services include materials procurement, materials management, and the manufacture and testing of printed circuit board assemblies. In addition, the Company provides consultation on board design and manufacturability, as well as system level assembly and test, flexible cable assembly, refurbishment, packaging, and remanufacturing services. These services include turnkey services, where the Company procures certain or all of the materials required for product assembly, and consignment services, where the customer supplies the materials necessary for product assembly. Turnkey services include material procurement and warehousing in addition to manufacturing, and involve greater resource investment than consignment services. The Company has manufacturing operations located in the United States, Europe, and Asia.

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of intercompany accounts and transactions.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (b) Cash Equivalents and Short-Term Investments. Cash equivalents are highly liquid investments purchased with an original maturity of less than three months. Short-term investments are investment grade short-term debt instruments with original maturities greater than three months and less than two years.

     Investments in debt securities are classified as "available-for-sale." Such investments are recorded at fair value, as determined from quoted market prices, and the cost of securities sold is determined based on the specific identification method. Unrealized gains and losses are reported as a component of shareholders' equity. See Note 2.

     (c) Inventories. Inventories are stated at the lower of weighted average cost or market. See Note 3.

     (d) Property and Equipment. Property and equipment are recorded at cost. Depreciation and amortization are computed based on the shorter of the estimated useful lives or the lease terms of the respective assets, using the straight-line method. Estimated useful lives are presented below. See Note 4.

          Machinery and equipment.....................................  2 - 5 years
          Equipment recorded under capital lease......................  3 - 5 years
          Furniture and fixtures......................................  3 - 5 years
          Leasehold improvements......................................  Lease term
          Buildings...................................................  6 - 50 years

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" effective September 1, 1996. This statement requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The adoption of SFAS No. 121 is not expected to have a material impact on the Company's consolidated results of operations.

                     SOLECTRON CORPORATION AND SUBSIDIARIES

     (e) Other Assets. Other assets include goodwill related to the purchase of facilities and equipment described in Note 14 and debt issuance costs associated with the outstanding convertible and senior notes described in Note 6. Debt issuance costs are amortized using the straight-line method over the debt term (ten years). Goodwill is also amortized using the straight-line method over ten years.

     (f) Income Taxes. The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When necessary, a valuation allowance is recorded to reduce tax assets to an amount whose realization is more likely than not.

     (g) Net Income Per Share. Primary net income per share is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding during the related period. Common equivalent shares consist of stock options which are computed using the treasury stock method. Fully diluted net income per share assumes full conversion of the Company's outstanding convertible notes.

     (h) Revenue Recognition. The Company recognizes revenue upon shipment of product to its customers.

     (i) Employee Stock Plans. The Company accounts for its stock option plan and its employee stock purchase plans in accordance with provisions of the Accounting Principles Board's Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company intends to continue to account for its employee stock plans in accordance with the provisions of APB 25. Accordingly, SFAS No. 123 will not have any impact on the Company's reported financial position or consolidated results of operations.

     (j) Foreign Currency. Assets and liabilities of foreign subsidiaries where the local currency is the functional currency are translated at year-end exchange rates. The effects of these translation adjustments are reported as a separate component of shareholders' equity. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments for foreign operations where the United States dollar is the functional currency are included in income. To date, the effect on income of such amounts has been immaterial.

     (k) Derivatives. Gains and losses on foreign currency forward exchange contracts designated as hedges of assets and liabilities are included in income concurrently with the offsetting losses and gains on the related balance sheet item. Gains and losses on hedges of firm commitments and anticipated transactions are deferred and included in the basis of the transaction when it occurs. See Note 7.

     (l) Year-End. The Company's financial reporting year consists of either 52-week or 53-week periods ending on the last Friday in August. Fiscal years 1994 and 1995 each contained 52 weeks, and fiscal year 1996 contained 53 weeks. For purposes of presentation in the accompanying financial statements and notes thereto, the Company has indicated its accounting years as ending on August 31.

                     SOLECTRON CORPORATION AND SUBSIDIARIES

NOTE 2:  CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

     Cash, cash equivalents, and short-term investments consisted of the following at August 31:

                                                                 CASH AND CASH     SHORT-TERM
                                                                  EQUIVALENTS      INVESTMENTS
                                                                 -------------     ----------
                                                                        (IN THOUSANDS)
     1996
     Cash......................................................    $  30,865        $     --
     Money market funds........................................       76,595              --
     Certificates of deposit...................................       31,779          12,308
     U.S. government securities................................       44,922         139,202
     Corporate obligations.....................................       34,680          29,179
     Municipal obligations.....................................        9,989              --
     Other.....................................................           --             831
                                                                    --------        --------
                                                                   $ 228,830        $181,520
                                                                    ========        ========
     1995
     Cash......................................................    $  32,050        $     --
     Money market funds........................................       41,342              --
     Certificates of deposit...................................       11,909           7,944
     U.S. government securities................................           --          11,225
     Municipal obligations.....................................        3,000          39,474
     Other.....................................................        1,658              --
                                                                    --------        --------
                                                                   $  89,959        $ 58,643
                                                                    ========        ========

     As of August 31, 1996 and 1995, unrealized gains and losses were not material. As of August 31, 1996, all of the Company's short-term investments mature within two years, except approximately $10 million of market option investments which have stated maturities greater than fifteen years. For these securities, the Company has the option of adjusting the respective interest rates or liquidating these investments at face value on stated auction dates at intervals up to 28 days.

NOTE 3:  INVENTORIES

     Inventories as of August 31, 1996 and 1995 consisted of:

                                                                     1996             1995
                                                                 -------------     ----------
                                                                        (IN THOUSANDS)
     Raw materials.............................................    $ 253,646        $206,221
     Work-in-process...........................................      115,216          92,588
                                                                    --------        --------
                                                                   $ 368,862        $298,809
                                                                    ========        ========

                     SOLECTRON CORPORATION AND SUBSIDIARIES

NOTE 4:  PROPERTY AND EQUIPMENT

     Property and equipment as of August 31, 1996 and 1995 consisted of:

                                                                      1996         1995
                                                                    --------     --------
                                                                       (IN THOUSANDS)
     Land, buildings, and improvements............................  $ 37,872     $ 36,100
     Machinery and equipment......................................   344,812      261,702
     Furniture and fixtures.......................................    55,591       36,296
     Leasehold improvements.......................................    27,749       15,923
     Construction-in-progress.....................................       773          908
                                                                    --------     --------
                                                                     466,797      350,929
     Less accumulated depreciation and amortization...............   217,227      147,320
                                                                    --------     --------
     Net property and equipment...................................  $249,570     $203,609
                                                                    ========     ========

NOTE 5:  LINES OF CREDIT

     The Company has $100 million available under an unsecured domestic revolving line of credit expiring June 30, 1997, which, at the Company's option, currently bears interest at either the bank's prime rate, the London interbank offering rate (LIBOR) plus 0.75%, or the bank's certificate of deposit rate plus 0.75%. As of August 31, 1996 and 1995, there were no borrowings under this line of credit. The agreement contains certain financial covenants, restricts capital purchases, acquisitions and other indebtedness, and restricts the payment of cash dividends and repurchases of the Company's stock in the open market. The agreement also stipulates that if the Company pledges any cash, cash equivalents, or short-term investments, the amount of available borrowing under this line of credit will be reduced.

     The Company also has $66.2 million in foreign lines of credit and other bank facilities. Borrowings are payable on demand. The interest rates range from the bank's prime lending rate to the bank's prime rate plus 2.0%. As of August 31, 1996, borrowings and restricted amounts under these lines of credit were $18.0 million.

NOTE 6:  LONG-TERM DEBT

     Long-term debt and capital lease obligations at August 31, 1996 and 1995 consisted of:

                                                                      1996         1995
                                                                    --------     --------
                                                                       (IN THOUSANDS)
     6% subordinated notes due 2006, face value $230,000,
       convertible into 3,402 shares of common stock..............  $236,976     $     --
     7 3/8% senior notes due 2006, face value $150,000............   155,257           --
     7% zero-coupon, subordinated notes due 2012, convertible into
       1,973 shares of common stock at the end of 1995. Converted
       into common stock during 1996..............................        --       30,043
     Other........................................................     8,788        4,796
                                                                    --------     --------
       Total long-term debt and capital lease obligations.........   401,021       34,839
       Less current portion of long-term debt and capital lease
          obligations.............................................    14,094        4,796
                                                                    --------     --------
                                                                    $386,927     $ 30,043
                                                                    ========     ========

                     SOLECTRON CORPORATION AND SUBSIDIARIES

     In February 1996, the Company issued 6% convertible, subordinated notes due 2006 for an aggregate principal amount of $230 million. These notes are in denominations of and have a maturity value of $1,000 each payable on March 1, 2006. Interest is payable semi-annually at 6%. The notes are subordinated to all existing and future senior indebtedness of the Company. Each note is convertible at any time by the holder into shares of common stock at a conversion price of $67.61 per share. Beginning on March 3, 1999, the notes are redeemable for cash at the option of the Company, in whole or in part, at redemption prices ranging from 104.2% of the principal amount in 1999, to 100% of the principal amount in year 2006. Upon a change in control of the Company, each holder of the notes has the right to require the Company to repurchase the notes for 100% of the principal amount.

     In March 1996, the Company issued $150 million aggregate principal amount of senior notes. The notes are in denominations of and have a maturity value of $1,000 each and are due on March 1, 2006. The notes pay interest at 7 3/8% semi-annually. The notes may not be redeemed prior to maturity.

     As of August 31, 1995, approximately 95,000 zero-coupon, subordinated notes were outstanding. In May 1996, the remainder of these notes were converted into approximately 1.97 million shares of common stock.

NOTE 7:  FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

     The fair value of the Company's cash, cash equivalents, accounts receivable, and accounts payable approximates the carrying amount due to the relatively short maturity of these items. The fair value of the Company's short-term investments is determined based on quoted market prices. See Note 2.

Derivatives

     The Company enters into forward exchange contracts to hedge foreign currency exposures on a continuing basis for periods consistent with its committed exposures. The Company's hedging transactions are considered non-trading and do not involve speculation. These transactions do not subject the Company to risk of accounting loss because gains and losses on these contracts offset losses and gains on the assets, liabilities, and transactions being hedged. The Company is exposed to credit-related losses in the event of non-performance by the parties in these contracts. However, because these contracts have maturities of less than three months, the amounts of unrealized gains and losses are immaterial. The Company had $37 million and $77 million of net foreign currency forward exchange contracts outstanding at the end of fiscal years 1996 and 1995, respectively, primarily for the purchase of European currencies.

Business and Credit Concentrations

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, short-term investments, and trade accounts receivable. The Company's cash, cash equivalents, and short-term investments are managed by recognized financial institutions which follow the Company's investment policy. The Company's investments are comprised of investment grade short-term debt instruments, and the Company's investment policy limits the amount of credit exposure in any one issue. Concentrations of credit risk in accounts receivable resulting from sales to major customers are discussed in Note 13. The Company generally does not require collateral for sales on credit. The Company closely monitors extensions of credit and has not experienced significant credit losses in the past.

NOTE 8:  COMMITMENTS

     The Company leases various facilities under operating lease agreements. The facility leases expire at various dates through 2001. Substantially all leases require the Company to pay property taxes, insurance, and normal maintenance costs. All of the Company's leases have fixed minimum lease payments except the lease

                     SOLECTRON CORPORATION AND SUBSIDIARIES
for certain facilities in Milpitas, California. Payments under this lease are periodically adjusted based on LIBOR rates. This lease provides the Company with the option at the end of the lease of either acquiring the property at its original cost or arranging for the property to be acquired. The Company is contingently liable under a first loss clause for a decline in market value of the leased facilities up to $44.2 million in the event the Company does not purchase the property at the end of the five-year lease term. The Company must also maintain compliance with financial covenants similar to its credit facilities.

     Future minimum payments related to lease obligations are $13.9 million, $12.4 million, $9.2 million, $6.2 million, and $1.1 million in each of the years in the five-year period ending August 31, 2001. Rent expense was $17.0 million, $10.8 million, and $11.1 million for the years ended August 31, 1996, 1995, and 1994, respectively.

NOTE 9:  RETIREMENT PLANS

     The Company has various retirement plans which cover a significant number of its employees. The major pension plans are defined contribution plans, which provide pension benefits in return for services rendered, provide an individual account for each participant, and have terms that specify how contributions to the participant's account are to be determined rather than the amount of pension benefits the participant is to receive. Contributions to these plans are based on varying percentages of each participant's base salary. The Company's expense for the defined contribution plans totaled $2.3 million, $1.0 million, and $0.5 million in 1996, 1995, and 1994, respectively.

NOTE 10:  INCOME TAXES

     The components of income taxes are as follows (in thousands):

                                                                YEARS ENDED AUGUST 31,
                                                            -------------------------------
                                                             1996        1995        1994
                                                            -------     -------     -------
    Current:
      Federal.............................................  $51,004     $34,922     $17,682
      State...............................................    7,445       4,370       4,151
      Foreign.............................................    4,204       4,346       7,121
                                                            -------     -------     -------
                                                             62,653      43,638      28,954
    Deferred:
      Federal.............................................   (2,579)     (3,474)       (313)
      State...............................................     (233)         15         (67)
      Foreign.............................................     (996)        789          40
                                                            -------     -------     -------
              Total.......................................  $58,845     $40,968     $28,614
                                                            =======     =======     =======

                     SOLECTRON CORPORATION AND SUBSIDIARIES

     The overall effective income tax rate (expressed as a percentage of financial statement income before income taxes) differs from the expected U.S. income tax rate as follows:

                                                                     YEARS ENDED AUGUST 31,
                                                                     ----------------------
                                                                     1996     1995     1994
                                                                     ----     ----     ----
    Federal tax rate...............................................  35.0%    35.0%    35.0%
    State income tax, net of federal tax benefit...................   2.8      2.4      3.2
    Tax exempt interest............................................  (0.1)    (0.7)    (1.0)
    Income of foreign subsidiaries taxed at different rates........  (4.5)    (4.2)    (3.5)
    Other..........................................................   0.8      1.5      0.3
                                                                     ----     ----     ----
    Effective income tax rate......................................  34.0%    34.0%    34.0%
                                                                     ====     ====     ====

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                                        AS OF AUGUST 31,
                                                                       -------------------
                                                                        1996        1995
                                                                       -------     -------
    Deferred tax assets:
      Accruals, allowances, and reserves.............................  $11,949     $10,326
      State income tax...............................................       --         920
      Pre-operating costs............................................      234         164
      Acquired intangible assets.....................................      875         463
      Other..........................................................    1,181         278
                                                                       -------     -------
    Total deferred tax assets........................................   14,239      12,151
                                                                       -------     -------
    Deferred tax liabilities:
      Plant and equipment............................................   (1,496)     (1,779)
      State income tax...............................................     (469)         --
      Other..........................................................     (616)     (2,070)
                                                                       -------     -------
    Deferred tax liabilities.........................................   (2,581)     (3,849)
                                                                       -------     -------
    Net deferred tax assets..........................................  $11,658     $ 8,302
                                                                       =======     =======

     Based on the Company's historical operating income, management believes it is more likely than not that the Company will realize the benefit of the deferred tax assets recorded and, accordingly, has established no valuation allowance.

     Worldwide income before income taxes consisted of the following (in thousands):

                                                               YEARS ENDED AUGUST 31,
                                                         ----------------------------------
                                                           1996         1995         1994
                                                         --------     --------     --------
    U.S................................................  $140,900     $ 91,537     $ 54,241
    Non-U.S............................................    32,177       28,957       29,918
                                                          -------      -------      -------
              Total....................................  $173,077     $120,494     $ 84,159
                                                          =======      =======      =======

     The Company has not provided for U.S. federal and foreign withholding taxes on approximately $84.6 million of foreign subsidiaries' undistributed earnings as of August 31, 1996 because such earnings are intended to be reinvested indefinitely. The amount of income tax liability that would result had such earnings been repatriated is estimated to be approximately $16 million.

                     SOLECTRON CORPORATION AND SUBSIDIARIES

     The Company has a tax holiday in Malaysia which expires in January 1997. The Company is seeking a second tax holiday in Malaysia.

NOTE 11:  SHAREHOLDERS' EQUITY

  (a) Stock Option Plans

     The Company's stock option plans provide for grants of options to employees to purchase common stock at the fair market value of such shares on the grant date. The options vest over a four-year period beginning generally on the grant date. The term of the options is five years for options granted prior to November 17, 1993 and seven years for options granted thereafter. A summary of stock option activity under the plans follows:

                                                               NUMBER OF         EXERCISE
                     YEARS ENDED AUGUST 31,                     SHARES            PRICE
    ---------------------------------------------------------  ---------     ----------------
    1996
      Outstanding at beginning of year.......................  3,991,840     $ 1.94 -  $37.38
      Granted................................................  1,586,939      35.25 -   44.63
      Exercised..............................................   (618,887)      1.94 -   41.00
      Canceled...............................................   (244,104)     13.81 -   44.63
                                                               ---------     --------  ------
      Outstanding at end of year.............................  4,715,788     $ 7.00 -  $44.63
                                                               =========     ========  ======
      Shares exercisable at end of year......................  2,511,843     $ 7.00 -  $44.63
                                                               =========     ========  ======
    1995
      Outstanding at beginning of year.......................  4,067,143     $ 1.81 -  $30.75
      Granted................................................    778,250      26.63 -   37.38
      Exercised..............................................   (572,780)      1.81 -   30.75
      Canceled...............................................   (280,773)      1.94 -   37.38
                                                               ---------     --------  ------
      Outstanding at end of year.............................  3,991,840     $ 1.94 -  $37.38
                                                               =========     ========  ======
      Shares exercisable at end of year......................  1,924,029     $ 1.94 -  $37.38
                                                               =========     ========  ======

     A total of 6,389,328 shares of common stock remain reserved for issuance under the plans as of August 31, 1996.

     Each independent member of the Company's Board of Directors is granted 6,000 stock options each December 1 at the then current fair market value. Such options vest over one year.

  (b) Employee Stock Purchase Plan

     Under the Company's Employee Stock Purchase Plan (the Purchase Plan), employees meeting specific employment qualifications are eligible to participate and can purchase shares quarterly through payroll deductions at the lower of 85% of the fair market value of the stock at the commencement or end of the offering period. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions for up to 10% of qualified compensation. As of August 31, 1996, 1,390,918 shares remain available for issuance under the Purchase Plan.

                     SOLECTRON CORPORATION AND SUBSIDIARIES

NOTE 12:  BUSINESS SEGMENT INFORMATION

     Information about the Company's operations in different geographic regions is presented in the table below:

                                                                     OPERATING     IDENTIFIABLE
                                                      NET SALES       INCOME          ASSETS
                                                      ----------     ---------     ------------
                                                                   (IN THOUSANDS)
    Fiscal 1996
      United States.................................  $1,981,788     $ 142,470      $ 1,117,875
      Europe........................................     490,606         7,775          224,172
      Asia..........................................     344,797        25,180          110,151
                                                      ----------      --------       ----------
                                                      $2,817,191     $ 175,425      $ 1,452,198
                                                      ==========      ========       ==========
    Fiscal 1995
      United States.................................  $1,280,397     $  94,078      $   609,245
      Europe........................................     534,038        15,316          213,996
      Asia..........................................     251,124        14,040          117,614
                                                      ----------      --------       ----------
                                                      $2,065,559     $ 123,434      $   940,855
                                                      ==========      ========       ==========
    Fiscal 1994
      United States.................................  $  945,742     $  58,488      $   485,854
      Europe........................................     389,257        22,286          201,262
      Asia..........................................     121,780         7,576           79,279
                                                      ----------      --------       ----------
                                                      $1,456,779     $  88,350      $   766,395
                                                      ==========      ========       ==========

NOTE 13:  MAJOR CUSTOMERS

     Net sales to major customers as a percentage of consolidated net sales were as follows (* represents sales less than 10%):

                                                                  YEARS ENDED AUGUST 31,
                                                                  ----------------------
                                                                  1996     1995     1994
                                                                  ----     ----     ----
          Hewlett-Packard.......................................   11%       *        *
          IBM...................................................    *       21%      28%
          Apple Computer........................................    *        *       12%

     As a result of sales to these and other of the Company's significant customers, the Company does have concentrations of credit risk. This situation is intensified due to the fact that the majority of the Company's customers are in the same industry. The Company believes its reserves for bad debt are adequate considering its concentrations of credit risk.

NOTE 14:  ASSET ACQUISITIONS

     In November 1995, the Company purchased certain assets from the printed circuit assembly operation of Hewlett-Packard GmbH, a subsidiary of Hewlett-Packard Company, located in Boeblingen, Germany. The purchase price for these assets was not material and was financed with existing cash and short-term investments.

     In March 1996, the Company exchanged common stock and common stock options for all of the outstanding stock and options of Fine Pitch Technology, Inc., a provider of prototype services. This transaction was accounted for under the pooling-of-interests method. The results of operations for Fine Pitch Technology

                     SOLECTRON CORPORATION AND SUBSIDIARIES
are not material to the Company's consolidated results of operations and accordingly, pro-forma information has not been disclosed and historical information has not been restated.

     In March 1996, the Company completed its purchase of Texas Instruments Incorporated's Custom Manufacturing Services (CMS) business. This business, principally located in Austin, Texas, was acquired for approximately $132 million. Under the terms of the agreement, Solectron purchased the CMS business in Austin, Texas and certain assets of the CMS business in Kuala Lumpur, Malaysia (collectively the CMS operations). The Company is moving the CMS business in Kuala Lumpur to Solectron's Penang, Malaysia operations over the course of approximately one year from the time of acquisition. This transaction was accounted for under the purchase method of accounting. The acquisition resulted in goodwill of approximately $38 million which is being amortized on a straight-line basis over 10 years.

     The CMS operations' fiscal year ends July 31, 1996. The Company's consolidated financial position as of August 31, 1996 includes the financial position of the CMS operations as of July 31, 1996, and the Company's consolidated results of operations and cash flows for the year ended August 31, 1996 include the results of operations and cash flows of the CMS operations for the four-month period ended July 31, 1996.

     The following pro forma combined financial information gives effect to the acquisition of the CMS operations on a purchase accounting basis for the years ended August 31, 1996 and 1995 as if the CMS operations had been acquired at the beginning of the periods presented. The preparation of this financial information requires the use of management's estimates. This pro forma financial information includes certain adjustments for goodwill amortization, increased depreciation expense, a decrease in interest income (related to the assumed liquidation of certain current investments for the purchase of the CMS operations), and the related income tax effects.

     This pro forma combined information is not purported to be indicative of the results that would have actually been obtained if the combination had been in effect during the periods indicated, or that may be obtained in the future. In addition, it does not reflect the effects of any synergy that might be achieved from the newly combined operations.

     Pro forma financial information:

                                                               YEARS ENDED AUGUST 31,
                                                              -------------------------
                                                                 1996           1995
                                                              ----------     ----------
        Net revenues........................................  $3,152,962     $2,492,530
        Net income..........................................  $  115,085     $   79,651
        Primary earnings per share..........................  $     2.21     $     1.82
        Fully diluted earnings per share....................  $     2.19     $     1.62

NOTE 15:  SUBSEQUENT EVENT (UNAUDITED)

     On September 25, 1996, the Company executed a definitive agreement to acquire Force Computers Inc., a designer and provider of OEM computer platforms for the embedded market. The transaction is to be accounted for under the pooling-of-interests method and is valued at between $187.5 million and $205.0 million. The transaction is expected to close in December 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
FORCE COMPUTERS Inc.
San Jose, California

     We have audited the accompanying consolidated balance sheets of FORCE COMPUTERS Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FORCE COMPUTERS Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.
San Jose, California
February 16, 1996, except as to note 12, as to which date is November 1, 1996.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         SEPTEMBER 30,
                                                                                             1996
                                                           DECEMBER 31,   DECEMBER 31,   -------------
                                                               1995           1994
                                                ASSETS     ------------   ------------    (UNAUDITED)
Current assets:
  Cash and cash equivalents...............................   $  1,086       $    993        $ 4,289
  Accounts receivable, net of allowance for doubtful
     accounts ($470 in 1995; $573 in 1994)................     19,734         16,637         18,435
  Inventories.............................................     15,550         15,100         15,755
  Prepaid expenses and other current assets...............      4,891          2,758          6,567
                                                              -------        -------        -------
          Total current assets............................     41,261         35,488         45,046
Property and equipment, net...............................      8,408          6,448          9,940
Other assets..............................................      1,938          1,714          1,857
                                                              -------        -------        -------
            Total assets..................................   $ 51,607       $ 43,650        $56,843
                                                              =======        =======        =======
LIABILITIES
Current liabilities:
  Notes payable to banks, including current portion of
     long-term debt.......................................   $  4,746       $  9,355        $ 5,134
  Accounts payable........................................      4,463          4,869          3,857
  Accrued liabilities.....................................     12,365          8,431         16,706
  Income taxes payable....................................      5,358          2,526          2,794
                                                              -------        -------        -------
          Total current liabilities.......................     26,932         25,181         28,491
Long-term debt, less current portion......................        140            795             --
Accrued pension cost and other liabilities................      5,034          4,067          5,026
                                                              -------        -------        -------
          Total liabilities...............................     32,106         30,043         33,517
Commitments (Note 6)
STOCKHOLDERS' EQUITY
Series A convertible preferred stock, $.001 par value:
  Authorized, issued and outstanding:
     602,783 shares in 1995 and 1994 (liquidation value
       $1,407 in 1995 and $1,327 in 1994).................          1              1              1
Common stock, $.001 par value:
  Authorized: 8,000,000 shares; issued and outstanding:
     4,785,848 shares in 1995 and 4,754,598 shares in
     1994.................................................          5              5              5
Additional paid-in capital................................      5,717          5,666          5,781
Retained earnings.........................................     10,672          5,729         15,162
Cumulative translation adjustment.........................      3,106          2,206          2,377
                                                              -------        -------        -------
          Total stockholders' equity......................     19,501         13,607         23,326
                                                              -------        -------        -------
          Total liabilities and stockholders' equity......   $ 51,607       $ 43,650        $56,843
                                                              =======        =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                              ------------------------------    ------------------
                                                1995       1994       1993       1996       1995
                                              --------    -------    -------    -------    -------
                                                                                (UNAUDITED)
Revenue....................................   $124,565    $97,511    $75,013    $97,496    $87,969
Costs and expenses:
  Cost of goods sold.......................     72,248     58,560     40,210     50,095     50,752
  Research and development.................      9,216      8,222      9,297      8,937      6,462
  Selling, general and administrative......     34,358     25,295     22,302     29,780     23,920
                                               -------    -------    -------    -------    -------
                                               115,822     92,077     71,809     88,812     81,134
                                               -------    -------    -------    -------    -------
     Operating income......................      8,743      5,434      3,204      8,684      6,835
Interest expense...........................        748      1,171        853        428        561
Other expense, net.........................         43         95          2         89        272
                                               -------    -------    -------    -------    -------
  Income before provision for income
     taxes.................................      7,952      4,168      2,349      8,167      6,002
Provision for income taxes.................      3,009      1,863         58      3,677      2,393
                                               -------    -------    -------    -------    -------
Net income.................................   $  4,943    $ 2,305    $ 2,291    $ 4,490    $ 3,609
                                               =======    =======    =======    =======    =======
Net Income per Share:
  Primary..................................   $    .89    $   .42    $   .43    $   .77    $   .66
  Fully diluted............................   $    .85    $   .42    $   .42    $   .77    $   .66
Weighted Average number of Shares:
  Primary..................................      5,583      5,428      5,310      5,865      5,480
  Fully diluted............................      5,796      5,428      5,406      5,865      5,480

  The accompanying notes are an integral part of these consolidated financial statements.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                      SERIES A
                                    CONVERTIBLE
                                  PREFERRED STOCK       COMMON STOCK      ADDITIONAL              CUMULATIVE
                                  ----------------   ------------------    PAID-IN     RETAINED   TRANSLATION
                                  SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT    TOTAL
                                  -------   ------   ---------   ------   ----------   --------   ----------   -------
Balances, December 31, 1992...... 602,783     $1     4,625,753     $5       $5,524     $  1,133     $1,788     $ 8,451
  Issuance of common stock.......                       70,045                  71                                  71
  Net income.....................                                                         2,291                  2,291
  Translation adjustment.........                                                                     (450)       (450)
                                              --                   --
                                  -------            ---------              ------      -------     ------     -------
Balances, December 31, 1993...... 602,783      1     4,695,798      5        5,595        3,424      1,338      10,363
  Issuance of common stock.......                       58,800                  71                                  71
  Net income.....................                                                         2,305                  2,305
  Translation adjustment.........                                                                      868         868
                                              --                   --
                                  -------            ---------              ------      -------     ------     -------
Balances, December 31, 1994...... 602,783      1     4,754,598      5        5,666        5,729      2,206      13,607
  Issuance of common stock.......                       31,250                  51                                  51
  Net income.....................                                                         4,943                  4,943
  Translation adjustment.........                                                                      900         900
                                              --                   --
                                  -------            ---------              ------      -------     ------     -------
Balances, December 31, 1995...... 602,783     $1     4,785,848     $5       $5,717     $ 10,672     $3,106     $19,501
                                  =======     ==     =========     ==       ======      =======     ======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                                                NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                                 ----------------------------   ------------------
                                                  1995      1994       1993      1996       1995
                                                 -------   -------   --------   -------   --------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income.................................... $ 4,943   $ 2,305   $  2,291   $ 4,490   $  3,609
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization..............   4,076     3,296      3,075     3,264      3,445
     Provision for doubtful accounts............      60       157         59        45         45
     Provision for excess and obsolete
       inventory................................     383       564        771       541        251
     Deferred taxes.............................  (1,444)     (682)      (556)      565         --
     Changes in assets and liabilities:
       Accounts receivable......................  (2,740)   (4,588)    (2,271)      593       (677)
       Inventories..............................     230      (290)    (7,326)   (1,141)    (1,138)
       Prepaid expenses and other current
          assets................................    (200)      141       (100)   (1,281)       852
       Accounts payable.........................    (710)   (1,866)     3,719      (477)    (1,422)
       Accrued liabilities and income taxes
          payable...............................   6,517     3,389      2,261     1,224      3,955
       Other liabilities........................     (63)    1,070        102      (689)    (1,586)
                                                            ------     ------    ------     ------
  Net cash provided by operating activities.....  11,052     3,496      2,025     7,134      7,334
                                                            ------     ------    ------     ------
Cash flows from investing activities:
  Additions to property and equipment...........  (5,592)   (3,257)    (4,996)   (4,929)    (4,791)
  Change in other assets........................       3        --        (44)     (235)      (287)
                                                            ------     ------    ------     ------
  Net cash used in investing activities.........  (5,589)   (3,257)    (5,048)   (5,164)    (5,078)
                                                            ------     ------    ------     ------
Cash flows from financing activities:
  Proceeds from notes payable and long-term
     debt.......................................     300     5,754      3,998     4,317        111
  Repayment of notes payable and long-term
     debt.......................................  (6,196)   (6,025)      (850)   (2,918)    (3,206)
  Proceeds from issuance of common stock........      51        71         71        65         42
                                                            ------     ------    ------     ------
  Net cash provided by (used in) financing
     activities.................................  (5,845)     (200)     3,219     1,464     (3,053)
                                                            ------     ------    ------     ------
Effect of exchange rates on cash................     475       358       (116)     (231)       624
                                                            ------     ------    ------     ------
  Net increase (decrease) in cash and cash
     equivalents................................      93       397         88     3,203       (173)
Cash and cash equivalents, beginning of year....     993       596        508     1,086        993
                                                            ------     ------    ------     ------
Cash and cash equivalents, end of period........ $ 1,086   $   993   $    596   $ 4,289   $    820
                                                            ======     ======    ======     ======
Supplemental information:
  Cash paid during the year for interest........ $   687   $   943   $    743
  Cash paid during the year for income taxes.... $ 1,256   $   241   $    259

  The accompanying notes are an integral part of these consolidated financial statements.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Business:

     The Company supplies high-performance open computer platforms for embedded applications to a broad range of telecommunications, industrial and government customers worldwide. The Company's products are based on the Motorola 68K and Power PC family of microprocessors, the standard 32-bit RISC SPARC architecture and workstations and the Intel processor family.

  Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and accounts have been eliminated.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The unaudited financial statements at September 30, 1996 and for the nine months ended September 30, 1996 and 1995 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) that the Company and its subsidiaries consider necessary for a fair presentation of their financial position at such date and their operating results and cash flows for those periods in accordance with generally accepted accounting principles. Results for interim periods are not necessarily indicative of results for the entire year.

  Revenue Recognition:

     The Company recognizes revenue from product sales upon shipment to the customer. The Company's sales are not generally subject to acceptance terms or additional contractual obligations after sale; however, estimated costs of warranty, re-work and support are accrued.

  Translation of Foreign Currencies:

     Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect at the end of the year. Revenue and expense accounts are translated at exchange rates approximating average rates prevailing during the year. Local currencies are considered to be the functional currencies of the Company's foreign subsidiaries. Translation adjustments that arise from translating a foreign subsidiary's financial statements are accumulated in a separate component of stockholders' equity. Transaction gains and losses that arise from exchange rate changes on transactions denominated in a currency other than local currencies are included in income as incurred. Such transaction gains and losses have not been material.

  Cash and Cash Equivalents:

     Cash and cash equivalents include all cash balances and highly liquid investments with maturity from date of purchase of three months or less.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

  Off-Balance-Sheet Risk

     The Company enters into non-speculative foreign exchange forward contracts to hedge certain foreign currency denominated receivable and payable balances against changes in foreign currency exchange rates. When foreign exchange contracts hedge balance sheet exposure, such effects are recognized when the exchange rate changes. Because the impact of movements in currency exchange rates on foreign exchange contracts offsets the related impact on the underlying items being hedged, these instruments do not subject the Company to risk that would otherwise result from changes in currency exchange rates. These contracts generally mature within six months. The Company had no forward exchange contracts at December 31, 1995.

  Business Risk and Credit Concentrations:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The majority of the Company's cash and cash equivalents is deposited in three financial institutions.

     The Company performs ongoing evaluations of its customers and, for certain European customers, requires collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. At December 31, 1994, no one customer individually accounted for more than 10% of accounts receivable. At December 31, 1995, two customers individually accounted for 13.7% and 12.5% of accounts receivable.

     A significant portion of the Company's revenue and expenses are denominated in foreign currencies; therefore operations may be significantly impacted by currency fluctuations.

  Financial Instruments:

     The carrying value of the Company's financial instruments, including cash and equivalents, accounts receivable and payable and notes payable approximate fair value.

  Inventories:

     Inventories are stated at the lower of cost or market. Cost is determined on either a moving average basis or at standards which approximate actual cost on a first-in, first-out basis.

  Property and Equipment:

     Property and equipment are stated at cost and depreciated using the straight-line or the declining balance methods over estimated useful lives ranging from two to five years. Leasehold improvements are recorded at cost and amortized over their estimated useful lives or the remaining lease term, whichever is less. Software purchased or licensed from vendors is amortized over its estimated useful life, generally two to three years.

  Advertising:

     The Company expenses the production costs of advertising as the expenses are incurred. The production costs of advertising consist primarily of magazine advertisements, agency fees and other direct production costs.

     Advertising expense for the period ended December 31, 1995, 1994 and 1993 was $1,195,000, $570,000 and $251,000, respectively.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

  Income Taxes:

     Deferred income taxes are provided for differences between the tax and financial reporting bases of assets and liabilities.

  Net Income Per Share

     Net income per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares include convertible preferred stock (using the "if converted" method) and common stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

  Recent Pronouncements:

     During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS No. 121 will become effective for the Company's year ending December 31, 1996. The Company has studied the implications of SFAS No. 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

     During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," which establishes a fair-value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company plans to continue to account for employees' stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 disclosures will be effective for fiscal years beginning after December 15, 1995.

  Reclassifications:

     Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 presentation. These reclassifications did not affect net assets or net income.

2.  INVENTORIES:

     Inventories comprise (in thousands):

                                                            DECEMBER 31,
                                                         -------------------     SEPTEMBER 30,
                                                          1995        1994           1996
                                                         -------     -------     -------------
                                                                                  (UNAUDITED)
    Raw materials......................................  $ 8,794     $ 8,298        $ 9,566
    Work in process....................................    3,856       4,730          2,930
    Finished goods.....................................    2,900       2,072          3,259
                                                         -------     -------        -------
                                                         $15,550     $15,100        $15,755
                                                         =======     =======        =======

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

3.  PROPERTY AND EQUIPMENT:

     Property and equipment comprise (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Equipment........................................................  $12,683     $ 9,876
    Furniture and fixtures...........................................   13,369       8,672
    Purchased software...............................................    1,586       3,546
                                                                       -------     -------
                                                                        27,638      22,094
    Less accumulated depreciation and amortization...................   19,230      15,646
                                                                       -------     -------
                                                                       $ 8,408     $ 6,448
                                                                       =======     =======

4.  NOTES PAYABLE TO BANKS AND LONG-TERM DEBT:

     At December 31, 1995, the Company had available short-term lines of credit with three German banks and one British bank totaling approximately $26,241,000 of which $2,193,000 was outstanding. Borrowings under the lines of credit are unsecured and bear interest at rates of 1.25%-9.75% per annum at December 31, 1995. The lines of credit expire during 1996 and 1997.

     The Company also has available a short-term line of credit with a U.S. bank for the lesser of $7,500,000 or 80% of eligible accounts receivable, of which $1,930,000 was outstanding at December 31, 1995. Borrowings under the line of credit are collateralized by U.S. accounts receivable and inventory and bear interest at the bank's prime rate plus .5% per annum (8.5% at December 31, 1995). Certain financial covenants apply to this line of credit including maintaining minimum U.S. tangible net worth and quarterly profitability. The line of credit expires on June 1, 1996.

     Long-term debt comprise (in thousands):

                                                                           DECEMBER 31,
                                                                          ---------------
                                                                          1995      1994
                                                                          ----     ------
    Unsecured note payable to German bank: quarterly payments of
      $140,000 principal and interest at 6.1%; matures on March 30,
      1997..............................................................  $704     $1,143
    Note payable to U.S. bank: monthly principal payments of $48,000 plus interest at prime plus 1.25% (9.25% at December 31, 1995), collateralized by equipment; matures on January 31, 1996; fully
      paid at December 31, 1995.........................................    --        678
    Other...............................................................    59        155
                                                                          ----     ------
                                                                           763      1,976
    Less current portion................................................   623      1,181
                                                                          ----     ------
                                                                          $140     $  795
                                                                          ====     ======

     Annual maturities of long-term debt are as follows: 1996: $623,000, 1997:
$140,000.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

5.  ACCRUED LIABILITIES

     Accrued liabilities comprise (in thousands):

                                                          DECEMBER 31,
                                                       ------------------     SEPTEMBER 30,
                                                        1995        1994          1996
                                                       -------     ------     -------------
                                                                              (UNAUDITED)
    Accrued payroll and related expenses.............  $ 3,280     $2,549        $ 4,545
    Post-sales support...............................    1,282        166          1,500
    Accrued rework...................................    1,033         --          1,311
    Accrued warranty.................................    2,047      1,552          2,033
    Other accrued liabilities........................    4,723      4,164          7,317
                                                       -------     ------        -------
                                                       $12,365     $8,431        $16,706
                                                       =======     ======        =======

6.  COMMITMENTS:

     The Company leases office and manufacturing space, office equipment and automobiles under various operating leases expiring through 2001. Minimum lease payments under operating leases with terms greater than one year as of December 31, 1995 are as follows (in thousands):

            1996.....................................................    $ 3,704
            1997.....................................................      3,376
            1998.....................................................      3,073
            1999.....................................................        713
            2000.....................................................        112
            Thereafter...............................................         28
                                                                         -------
                                                                         $11,006
                                                                         =======

     Rent expense for 1995, 1994 and 1993 was approximately $3,820,000, $3,029,000 and $2,585,000, respectively.

7.  CAPITAL STOCK:

  Convertible Preferred Stock:

     The holders of Series A Preferred Stock are entitled to a dividend of $0.133 per share per annum, payable in preference and priority to all other dividends when and as declared by the Board of Directors. From January 1, 1990, the dividends became cumulative to the extent of the net annual income. Dividends of $0.667 per share, totaling $401,755, have accumulated at December 31, 1995. In the event of any form of liquidation, the holders are entitled to receive priority in distribution to all other stockholders in the amount of $1.67 per share plus an amount equal to all cumulative and unpaid dividends. The Company may redeem the Series A Preferred Stock at a price of $1.67 per share plus cumulative dividends. Each share of Series A Preferred Stock is convertible into one share of common stock, at the option of the holder, at any time, for a conversion price of $1.67 per share or automatically upon a public offering of the Company's common stock for at least $2.33 per share and an aggregate offering price of $6,000,000. Each share of Series A Preferred Stock has the number of votes equal to the number of shares of common stock into which the Series A Preferred Stock is convertible. The Company has reserved 602,783 shares of common stock in the event of conversion.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

  Stock Option Plans and Agreements:

     During 1994, the Company adopted its 1994 Stock Option Plan which expires in 2004. This plan replaces the expired 1984 plan. Under the 1994 plan, 300,000 shares of common stock have been reserved for issuance to employees, paid consultants and certain distributors of the Company. In addition, the Company has reserved 406,000 shares of common stock for issuance upon exercise of options granted under the previous plan. The Board of Directors has the authority to determine to whom the options will be granted, the number of shares, the term and the exercise price (which cannot be less than fair market value at date of grant for incentive stock options or 85% of the fair market value for nonqualified options). The options are generally exercisable, cumulatively, 20% following one year from date of grant, 40% following two years from date of grant, 70% following three years from date of grant and 100% following four years from date of grant. The options granted under these plans generally expire ten years from date of grant.

     Activity under the current and former plans is set forth below:

                                                    OPTIONS       OPTION PRICE
                                                  OUTSTANDING      PER SHARE         TOTAL
                                                  -----------     ------------     ----------
    Balance, December 31,1992...................     586,845      $0.33-$1.50      $  800,959
      Granted...................................     157,500        1.50-2.50         314,250
      Exercised.................................     (53,045)       0.33-1.50         (45,909)
      Terminated................................     (76,700)            1.50        (115,050)
                                                     -------                       ----------
    Balance, December 31, 1993..................     614,600        0.33-2.50         954,250
      Granted...................................      95,000             1.75         166,250
      Exercised.................................     (58,800)       0.33-2.50         (70,700)
      Terminated................................    (169,800)       1.00-1.50        (250,700)
                                                     -------                       ----------
    Balance, December 31, 1994..................     481,000        0.33-2.50         799,100
      Granted...................................     120,000             4.50         540,000
      Exercised.................................     (31,250)       1.00-2.50         (50,875)
      Terminated................................     (20,000)       1.50-1.75         (32,500)
                                                     -------                       ----------
    Balance, December 31, 1995..................     549,750        1.00-4.50      $1,255,725
                                                     =======                       ==========

     At December 31, 1995 options to purchase 282,850 shares were exercisable.

     In addition to the options granted under the above plans, the Company granted options in 1987 and 1988 to purchase and has reserved 168,000 shares of common stock at $1.50 per share to an officer of the Company. These options, all of which were exercisable at December 31, 1995, expire in 1997 and 1998.

8.  EMPLOYEE BENEFIT PLANS:

     The FORCE COMPUTERS Inc. 401(k) Plan (the Plan) covers essentially all U.S. employees. Eligible employees may contribute up to 15% of their compensation to the Plan, subject to certain limitations. The Company is obligated to match 25% of the first 6% of employees' contributions. Company contributions which vest annually over three years were $64,000, $63,000, and $62,000 in 1995, 1994,and 1993, respectively .

     The Company's wholly-owned German subsidiary established a noncontributory defined benefit pension plan for certain of its key employees in 1984. The plan provides, generally, for benefits based on compensation beginning at the age of 60 to 63 or immediately in the case of disability. Benefits under this plan are vested.

     The actuarial valuation for 1995 and 1994 takes into account a discount rate of 7% and considers future compensation increases (5% per annum) and future pension plan increases (3% per annum). The net periodic pension cost has been computed under the Projected Unit Credit Method, spreading the initial net obligation

                     FORCE COMPUTERS INC. AND SUBSIDIARIES
over 15 years and actuarial gains or losses (in excess of 10% of projected benefit obligation) over the average residual service time of the active plan participants.

     In Germany there are no legal requirements to fund the pension obligation by transferring cash to an outside trust. To cover the risk of all obligations and to provide for the future funding of the plan, the Company has purchased life insurance contracts from a private insurance company. There is no legal requirement that these contracts be used to fulfill any obligations under the plan.

     According to German law, unfunded vested rights are covered by mandatory insurance to provide protection to the employees in case of the employer's insolvency. For purposes of the mandatory insurance, vesting occurs after ten years of membership in the plan or twelve years of service and three years of membership (regardless of the contractual vesting). The accumulated benefit obligations which are not yet vested under these terms were $60,000 and $66,000 at December 31, 1995 and 1994, respectively.

     Net periodic pension cost comprises (in thousands):

                                                                    1995     1994     1993
                                                                    ----     ----     ----
    Service cost..................................................  $271     $302     $298
    Interest cost.................................................   292      244      220
    Amortization of initial net obligation and prior service
      cost........................................................    78       70       70
                                                                    -----    -----
                                                                       -        -
                                                                    $641     $616     $588
                                                                    ======   ======

     Other key data for the pension plan is as follows (in thousands):

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1995       1994
                                                                         ------     ------
    Accumulated benefit obligation.....................................  $4,271     $3,045
                                                                         ======     ======
    Vested benefit obligation..........................................  $4,271     $3,045
                                                                         ======     ======
    Projected benefit obligation.......................................  $5,184     $3,780
    Unrecognized initial net obligation................................    (437)      (456)
    Unrecognized prior service cost....................................    (156)      (168)
    Unrecognized net actuarial gain (loss).............................    (107)       413
                                                                         ------     ------
    Unfunded accrued pension cost......................................  $4,484     $3,569
                                                                         ======     ======

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

9.  INCOME TAXES:

     The provision for income taxes comprises (in thousands):

                                                                1995        1994      1993
                                                               -------     ------     -----
    Current
      Federal................................................  $   950     $  376     $(243)
      State..................................................      334         27       (50)
      Foreign................................................    3,169      2,142       907
                                                               -------     ------     -----
                                                                 4,453      2,545       614
                                                               -------     ------     -----
    Deferred:
      Federal................................................   (1,039)      (331)      303
      State..................................................     (117)       (60)       76
      Foreign................................................     (288)      (291)     (935)
                                                               -------     ------     -----
                                                                (1,444)      (682)     (556)
                                                               -------     ------     -----
    Total:
      Federal................................................      (89)        45        60
      State..................................................      217        (33)       26
      Foreign................................................    2,881      1,851       (28)
                                                               -------     ------     -----
                                                               $ 3,009     $1,863     $  58
                                                               =======     ======     =====

     A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:

                                                                1995       1994       1993
                                                               ------     ------     ------
    Federal statutory rate...................................    34.0%      34.0%      34.0%
    Foreign taxes, net.......................................     7.2       24.4       12.0
    Expense not recorded for income tax purposes.............     5.2       (9.5)      (4.3)
    Tax credits..............................................    (9.7)     (19.9)     (10.1)
    Change in valuation allowance............................   (12.7)       8.8      (30.8)
    Other....................................................    13.8        6.9        1.7
                                                               ------     ------     ------
                                                                 37.8%      44.7%       2.5%
                                                               ======     ======     ======

     Deferred tax benefit results from changes in the following components (in thousands):

                                                                1995       1994      1993
                                                               -------     -----     -----
    Tax credits..............................................  $   490     $ (26)    $ 470
    Net operating losses.....................................     (111)     (517)     (193)
    Pension liability........................................       47      (281)     (290)
    Depreciation.............................................     (250)        9      (131)
    Reserves.................................................     (256)     (125)     (113)
    Intangibles..............................................       --       255      (255)
    Accruals.................................................     (547)       --        --
    Inventory................................................      115       188       (70)
    Other....................................................     (151)     (553)     (105)
    Valuation allowance......................................     (781)      368       131
                                                               -------     -----     -----
                                                               $(1,444)    $(682)    $(556)
                                                               =======     =====     =====

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

     Components of deferred tax assets and liabilities comprise (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Assets:
      Tax credits....................................................  $   247     $   737
      Net operating losses...........................................    1,007         896
      Pension liability..............................................      524         571
      Depreciation...................................................      509         259
      Reserves.......................................................      478         222
      Accruals.......................................................      970         423
      Other..........................................................      255         104
      Valuation allowance............................................   (1,130)     (1,911)
                                                                       -------     -------
                                                                         2,860       1,301
    Liabilities:
      Inventory......................................................      450         335
                                                                       -------     -------
                                                                       $ 2,410     $   966
                                                                       =======     =======

     Net deferred tax assets are classified as follows (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Current assets...................................................  $ 1,317     $   414
    Long-term assets.................................................    1,093         552
                                                                        ------        ----
                                                                       $ 2,410     $   966
                                                                        ======        ====

     The valuation allowance at December 31, 1995 primarily consists of a reserve for a net operating loss carryforward for a separately incorporated German entity which is inactive. The Company considers it more likely than not that there will be no benefit realized from this carryforward.

     At December 31, 1995, the Company has approximately $158,000 of research and development credits and $247,000 of other credits available to offset future federal income taxes. Research and development and other credits expire between 2005 and 2010.

10.  SIGNIFICANT CUSTOMERS:

     No one customer accounted for more than 10% of revenue in 1993. One customer accounted for 21.0% and 14.4% of revenue in 1995 and 1994, respectively.

11.  SEGMENT INFORMATION

     The Company operates in a single segment: the design and manufacture of open computers for high-performance embedded applications. Transfers of product between geographic areas are made at prices based on total costs and contributions of the supplying entity.

                     FORCE COMPUTERS INC. AND SUBSIDIARIES

     Geographic financial information is as follows (in thousands):

                                                           1995         1994         1993
                                                         --------     --------     --------
    Revenue from unaffiliated customers:
      United States....................................  $ 47,902     $ 45,021     $ 37,415
      Europe...........................................    68,671       47,540       34,256
      Asia.............................................     7,992        4,950        3,342
      Transfer from Europe to U.S. and Asia............    27,934       20,490       11,064
      Transfer from U.S. to Europe and Asia............     1,314        3,582        6,372
      Eliminations.....................................   (29,248)     (24,072)     (17,436)
                                                         --------     --------     --------
              Total....................................  $124,565     $ 97,511     $ 75,013
                                                         ========     ========     ========
    Operating income (loss):
      United States....................................  $  1,765     $     25     $  1,603
      Europe...........................................     7,746        6,040        1,653
      Asia.............................................      (768)        (631)         (52)
                                                         --------     --------     --------
              Total....................................  $  8,743     $  5,434     $  3,204
                                                         ========     ========     ========
    Identifiable assets:
      United States....................................  $ 24,591     $ 23,570     $ 21,217
      Europe...........................................    41,676       37,699       27,378
      Asia.............................................     1,466          721          409
      Eliminations.....................................   (16,126)     (18,340)     (13,251)
                                                         --------     --------     --------
              Total....................................  $ 51,607     $ 43,650     $ 35,753
                                                         ========     ========     ========

12.  SUBSEQUENT EVENT

     On September 25, 1996, the Company entered into an Agreement and Plan of Reorganization with Solectron Corporation under which shares of common stock of the Company would be converted into rights to receive shares of Solectron stock at a rate determined based upon a formula set forth in the Agreement. Completion of the Agreement is dependent upon several conditions, including approval of the stockholders of the Company.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                             SOLECTRON CORPORATION
                                FORCE ACQ. CORP.
                                      AND
                              FORCE COMPUTERS INC.
                         DATED AS OF SEPTEMBER 25, 1996

                               INDEX OF SCHEDULES

  SCHEDULE                                             DESCRIPTION
------------               --------------------------------------------------------------------
1.4(a)                     Certificate of Incorporation of Force Acq. Corp.
1.4(b)                     Bylaws of Force Acq. Corp.
2.2(a)                     Stockholder List
2.2(b)                     Option List
2.3                        Subsidiaries
2.4                        Governmental and Third Party Consents
2.5                        Company Financials
2.6                        Undisclosed Liabilities
2.7                        No Changes
2.8(b)                     Tax Returns and Audits
2.9                        Restrictions on Business Activities
2.10(a)                    Leased Real Property
2.10(b)                    Liens on Property
2.10(c)                    Equipment
2.11(a)                    Intellectual Property
2.11(b)                    Intellectual Property Licenses
2.12(a)                    Agreements, Contracts and Commitments
2.12(b)                    Breaches
2.13                       Interested Party Transactions
2.15                       Litigation
2.16                       Insurance
2.19                       Brokers/Finders Fees; Expenses of Transaction
2.20(b)                    Employee Benefit Plans and Employees
2.20(d)                    Employee Plan Compliance
2.20(g)                    Post Employment Obligations
2.20(h)(i)                 Effect of Transaction
2.20(h)(ii)                Excess Parachute Payments
2.20(j)                    Labor
2.23                       Third Party Consents
2.24                       Warranties; Indemnities
2.28                       Requested Documents
3.6                        Litigation
4.1                        Conduct of the Business
5.11                       Company Affiliate List
6.2(c)                     Third Party Consents Required of the Company
6.3(c)                     Third Party Consents Required of Parent
7.2(a)                     Reserves

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                       ------
ARTICLE I
          THE MERGER...................................................................    A-1
          1.1      The Merger..........................................................    A-1
          1.2      Effective Time......................................................    A-1
          1.3      Effect of the Merger................................................    A-2
          1.4      Certificate of Incorporation; Bylaws................................    A-2
          1.5      Directors and Officers..............................................    A-2
          1.6      Maximum Shares to Be Issued; Effect on Capital Stock................    A-2
          1.7      Dissenting Shares...................................................    A-6
          1.8      Surrender of Certificates...........................................    A-6
          1.9      No Further Ownership Rights in Company Common Stock.................    A-7
          1.10     Lost, Stolen or Destroyed Certificates..............................    A-7
          1.11     Tax and Accounting Consequences.....................................    A-7
          1.12     Taking of Necessary Action; Further Action..........................    A-8
ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................    A-8
          2.1      Organization of the Company and Subsidiaries........................    A-8
          2.2      Company Capital Structure...........................................    A-8
          2.3      Subsidiaries........................................................    A-9
          2.4      Authority...........................................................    A-9
          2.5      Company Consolidated Financial Statements...........................   A-10
          2.6      No Undisclosed Liabilities..........................................   A-10
          2.7      No Changes..........................................................   A-10
          2.8      Tax and Other Returns and Reports...................................   A-11
          2.9      Restrictions on Business Activities.................................   A-12
          2.10     Title to Properties; Absence of Liens and Encumbrances..............   A-12
          2.11     Intellectual Property...............................................   A-13
          2.12     Agreements, Contracts and Commitments...............................   A-14
          2.13     Interested Party Transactions.......................................   A-15
          2.14     Compliance with Laws................................................   A-15
          2.15     Litigation..........................................................   A-15
          2.16     Insurance...........................................................   A-15
          2.17     Minute Books........................................................   A-16
          2.18     Environmental Matters...............................................   A-16
          2.19     Brokers' and Finders' Fees; Third Party Expenses....................   A-16
          2.20     Employee Matters and Benefit Plans..................................   A-19
          2.21     Governmental Authorization..........................................   A-19
          2.22     Accounts Receivable; Inventory......................................   A-19
          2.23     Third Party Consents................................................   A-19
          2.24     Warranties; Indemnities.............................................   A-19
          2.25     Pooling of Interests................................................   A-19
          2.26     Discussions.........................................................   A-19

                                                                                        PAGE
                                                                                       ------
          2.27     3(a)(10) Information................................................   A-19
          2.28     Complete Copies of Materials........................................   A-20
          2.29     Representations Complete............................................   A-20
ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......................   A-20
          3.1      Organization, Standing and Power....................................   A-20
          3.2      Authority...........................................................   A-20
          3.3      Capital Structure...................................................   A-21
          3.4      SEC Documents; Parent Financial Statements..........................   A-21
          3.5      No Material Adverse Change..........................................   A-21
          3.6      Litigation..........................................................   A-22
          3.7      Pooling of Interests................................................   A-22
          3.8      Environmental Matters...............................................   A-22
          3.9      Intellectual Property...............................................   A-22
          3.10     Discussions.........................................................   A-23
ARTICLE IV
          CONDUCT PRIOR TO THE EFFECTIVE TIME..........................................   A-23
          4.1      Conduct of Business of the Company..................................   A-23
          4.2      No Solicitation.....................................................   A-24
          4.3      Strategic Agreements................................................   A-24
ARTICLE V
          ADDITIONAL AGREEMENTS........................................................   A-25
          5.1      Fairness Hearing....................................................   A-25
          5.2      Access to Information...............................................   A-25
          5.3      Confidentiality.....................................................   A-25
          5.4      Expenses............................................................   A-25
          5.5      Public Disclosure...................................................   A-25
          5.6      Consents............................................................   A-26
          5.7      FIRPTA Compliance...................................................   A-26
          5.8      Reasonable Efforts..................................................   A-26
          5.9      Notification of Certain Matters.....................................   A-26
          5.10     Pooling Accounting..................................................   A-26
          5.11     Affiliate Agreements................................................   A-26
          5.12     Additional Documents and Further Assurances.........................   A-26
          5.13     Form S-8............................................................   A-27
          5.14     NYSE Listing........................................................   A-27
          5.15     Voting Agreements...................................................   A-27
          5.16     Blue Sky Laws.......................................................   A-27
          5.17     Indemnification.....................................................   A-27
          5.18     Parent Registrations................................................   A-27
          5.19     Declaration of Registration Rights..................................   A-27

                                                                                        PAGE
                                                                                       ------
          5.20     Board of Directors of Parent........................................   A-27
          5.21     Post-Merger Operations..............................................   A-27
ARTICLE VI
          CONDITIONS TO THE MERGER.....................................................   A-28
          6.1      Conditions to Obligations of Each Party to Effect the Merger........   A-28
          6.2      Additional Conditions to Obligations of the Company.................   A-28
          6.3      Additional Conditions to the Obligations of Parent and Merger Sub...   A-29
ARTICLE VII
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW...........................   A-30
          7.1      Survival of Representations and Warranties..........................   A-30
          7.2      Escrow Arrangements.................................................   A-30
ARTICLE VIII
          TERMINATION, AMENDMENT AND WAIVER............................................   A-35
          8.1      Termination.........................................................   A-35
          8.2      Effect of Termination...............................................   A-35
          8.3      Amendment...........................................................   A-35
          8.4      Extension; Waiver...................................................   A-35
ARTICLE IX
          GENERAL PROVISIONS...........................................................   A-37
          9.1      Notices.............................................................   A-37
          9.2      Interpretation......................................................   A-38
          9.3      Counterparts........................................................   A-38
          9.4      Entire Agreement; Assignment........................................   A-38
          9.5      Severability........................................................   A-38
          9.6      Other Remedies......................................................   A-38
          9.7      Governing Law.......................................................   A-39
          9.8      Rules of Construction...............................................   A-39
          9.9      Specific Performance................................................   A-39

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of September 25, 1996 among Solectron Corporation, a California corporation ("Parent"), Force Acq. Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Force Computers Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective Shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") shall be converted into the right to receive shares of Common Stock of Parent ("Parent Common Stock") and all outstanding options, warrants and other rights to acquire or receive shares of Company Capital Stock shall be assumed by Parent and shall become options, warrants and other rights to acquire Parent Common Stock.

     C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

     D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     E. Prior to the Effective Time of the Merger, the Certificate of Incorporation of the Company will be amended, or other action will be taken, to clarify that, after the Effective Time of the Merger, the holders of the Company's Series A Preferred Stock will have no further right or claim to the payment of cumulative accrued dividends or to the payment of the liquidation preference specified in the Company's Certificate of Incorporation in the event of transactions such as the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California General Corporation Law ("California Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is here inafter sometimes referred to as the "Surviving Corporation".

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 1.6(i)(r) or Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date". On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of

Delaware (the "Certificate of Merger"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "Effective Time"). The parties currently intend that the Closing Date will occur on or prior to October 31, 1996.

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the fore going, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub in the form set forth in Schedule 1.4(a) hereto, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is "Force Computers Inc."

          (b) The Bylaws of Merger Sub in the form set forth in Schedule 1.4(b), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Except as contemplated in
Section 5.21, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

     1.6 Maximum Shares to Be Issued; Effect on Capital Stock. The maximum number of shares of Parent Common Stock to be issued pursuant to this Agreement (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company's options and warrants to be assumed by Parent) in exchange for all outstanding Company Capital Stock and all unexpired and unexercised options and warrants to acquire Company Capital Stock shall be determined immediately prior to the Effective Time and shall be equal to the Aggregate Share Number (as hereinafter defined). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of options or warrants to acquire Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

          (a) Conversion of Company Common Stock. Each share of Common Stock, $0.001 par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares or fraction of a share of Parent Common Stock equal to the Common Exchange Ratio (as defined in Section 1.6(i)(k)), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8.

          (b) Conversion of Series A Preferred Stock. Each share of Series A Preferred Stock of the Company ("Series A Preferred") issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred that are converted into shares of Company Common Stock immediately prior to the Effective Time, any shares of Series A Preferred to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares or fraction of a share of Parent Common Stock equal to the Series A Exchange Ratio (as defined in Section 1.6(i)(l)), upon surrender of the certificate represent ingot such share of Series A Preferred in the manner provided in Section 1.8.

          (c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d) Stock Options. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1984 Stock Option Plan and the 1994 Stock Option Plan (the "Option Plans"), or otherwise, shall be assumed by Parent in accordance with provisions described below.

             (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under the Option Plans or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down (in the case of Company Options granted under the Option Plans) to the nearest whole number of shares of Parent Common Stock; (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent; and (C) in the case of any Company Option that remains unexercised as of the termination of the Escrow Period (as defined in Article VII), the number of shares of Parent Common Stock issuable upon the exercise of such Company Option shall be reduced in proportion to the portion (if any) of the Escrow Amount paid to Parent under the terms of Article VII.

             (ii) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

             (iii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

          (e) Warrants. Each warrant to purchase shares of Company Preferred Stock outstanding at the Effective Time shall be, in connection with the Merger, assumed by Parent. Each warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the respective warrant agreements governing such warrant immediately prior to the Effective Time, except that each such warrant shall, following the Effective Time, be exercisable only for shares of Parent Common Stock, in such number, and at such exercise price as is determined by applying the appropriate Exchange Ratio in accordance with the terms of the applicable warrant agreement.

          (f) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such share of capital stock of the Surviving Corporation.

          (g) Adjustments to Exchange Ratios. The Exchange Ratios, Aggregate Share Number, Average Price and Unadjusted Average Price shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

          (h) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices for the Parent Common Stock, as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending two (2) business days immediately prior to the Closing Date (the "Unadjusted Average Price").

        (i) Definitions.

             (a) Outstanding Common Amount. The "Outstanding Common Amount" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.6(c)).

             (b) Outstanding Series A Amount. The "Outstanding Series A Amount" shall mean the aggregate number of shares of Series A Preferred outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred that are converted into shares of Company Common Stock immediately prior to the Effective Time, and other than any shares of Series A Preferred to be canceled pursuant to Section 1.6(c)).

             (c) Series A Supplemental Amount. The "Series A Supplemental Amount" shall mean an amount equal to the aggregate amount of cumulative dividends on the Series A Preferred outstanding as of the Effective Time.

             (d) Outstanding Option Amount. The "Outstanding Option Amount" shall mean the aggregate number of shares of Company Common Stock issuable upon the exercise of all options to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time.

             (e) Outstanding Share Amount. The "Outstanding Share Amount" shall mean the sum of (x) the Outstanding Common Amount, plus (y) the Outstanding Series A Amount, plus (z) the Outstanding Option Amount.

             (f) Aggregate Share Number. The "Aggregate Share Number" shall be the number of shares of Parent Common Stock equal to the quotient of (i) One Hundred Eighty-Seven Million and Five Hundred Thousand Dollars ($187,500,000) divided by (ii) the Average Price.

             (g) Aggregate Primary Share Number. The "Aggregate Share Number" shall be the Aggregate Share Number minus the Aggregate Supplemental Share Number.

             (h) Aggregate Supplemental Share Number. The "Aggregate Supplemental Share Number" shall mean the quotient obtained by dividing
        (x) the Series A Supplemental Amount by (y) the Unadjusted Average
        Price.

             (i) Average Price. The "Average Price" shall mean the per share price of the Parent Common Stock that equals the average of the closing prices for Parent Common Stock, as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending two (2) business days immediately prior to the Closing Date; provided, however, that (x) in the event that the Average Price determined pursuant to this Subsection shall be less than $36.37, then the Average Price shall be deemed to be equal to $36.37; and (y) in the event that the Average Price determined pursuant to this Subsection shall be greater than $44.45, then the Average Price shall be deemed to be equal to $44.45.

             (j) Unadjusted Average Price. The "Unadjusted Average Price" shall mean the per share price of the Parent Common Stock that equals the average of the closing prices for Parent Common Stock, as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending two (2) business days immediately prior to the Closing Date.

             (k) Common Exchange Ratio. The "Common Exchange Ratio" shall mean the quotient obtained by dividing (x) the Aggregate Primary Share Number by (y) the Outstanding Share Amount.

             (l) Series A Exchange Ratio. The "Series A Exchange Ratio" shall mean the sum of the Common Exchange Ratio plus a fraction, the numerator of which shall be the Aggregate Supplemental Share Number and the denominator of which shall be the Outstanding Series A Amount.

             (m) Exchange Ratios. The "Exchange Ratios" shall mean the Common Exchange Ratio or the Series A Exchange Ratio, as applicable.

             (n) Aggregate Common Number. The "Aggregate Common Number" shall mean the product obtained by multiplying the Outstanding Common Amount by the Common Exchange Ratio.

             (o) Aggregate Preferred Number. The "Aggregate Preferred Number" shall mean the product obtained by multiplying the Outstanding Series A Amount by the Series A Exchange Ratio.

             (p) Aggregate Option Number. The "Aggregate Option Number" shall mean the product obtained by multiplying the Outstanding Option Amount by the Common Exchange Ratio.

             (q) Escrow Amount. The "Escrow Amount" shall be a number of shares of Parent Common Stock obtained by multiplying (x) the Aggregate Common Number plus the Aggregate Preferred Number plus the Aggregate Option Number by (y) 0.05.

             (r) Adjustment of Merger Consideration. Notwithstanding any other provision of this Agreement:

                (i) If the product of the Aggregate Share Number (as defined in Section 1.6(i)(f)) and the Unadjusted Average Price (as defined in
           Section 1.6(i)(j)) (the "Aggregate Consideration") would be greater than Two Hundred and Five Million Dollars ($205,000,000), then the Aggregate Share Number shall not be as set forth in Section l.6(i)(f), but instead shall be a number of shares of Parent Common Stock equal to the quotient of (x) Two Hundred and Five Million Dollars ($205,000,000), divided by (y) the Unadjusted Average Price.

                (ii) If the Aggregate Consideration would be less than One Hundred and Seventy Million Dollars ($170,000,000), then the Company shall have the right, in its sole discretion, either (A) to accept such Aggregate Consideration and consummate the Merger or (B) to request that Parent agree to an increase in the Aggregate Share Number so that the Aggregate Consideration shall equal One Hundred and Seventy Million Dollars ($170,000,000).

                (iii) If a request is made pursuant to the preceding Section 1.6(i)(r)(ii)(B), then Parent shall have five (5) business days from the date of such request in which to respond to such request. Parent may, in its sole discretion, either (A) agree to the requested increase, in which case the Aggregate Share Number shall not be as set forth in Section l.6(i)(f), but instead shall be a number of shares of Parent Common Stock equal to the quotient of (xx) One Hundred and Seventy Million Dollars ($170,000,000), divided by (yy) the Unadjusted Average Price, or (B) decline to agree to the request, in which case this Agreement shall automatically terminate, effective as of the earlier of the receipt of Parent's response by the Company or the expiration of the response period, and the effect of such termination shall be as set forth in Section 8.2 hereof. All communications made pursuant to this Section 1.6(i)(r) shall be given in accordance with the provisions of Section 9.1 of this Agreement.

     1.7 Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

          (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

     1.8 Surrender of Certificates.

          (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") in the Merger.

          (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to such holders' share of the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock.

          (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock, if any, to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII hereof), plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to
     Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
     Section 1.6.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) No Liability. Notwithstanding anything to the contrary in this
     Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and
(ii) qualify for accounting treatment as a pooling of interests.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are clearly disclosed in the Company Financials (as defined in Section 2.5) or the disclosure letter supplied by the Company to Parent and dated as of the date hereof (the "Company Schedules") as follows. Unless the context otherwise requires, all representations and warranties made on behalf of the Company (other than representations and warranties contained in Sections which already refer explicitly to one or more of the Company's Subsidiaries) shall also be deemed to be made on behalf of each of the Company's Subsidiaries (as defined in Section 2.3); provided, however, that the materiality of any item, and the existence of a Material Adverse Effect as defined in Section 2.1, shall in all instances be determined with reference to the Company taken together with all of its Subsidiaries as a consolidated whole, and shall not be measured on the basis of the Company or any single Subsidiary standing alone:

     2.1 Organization of the Company and Subsidiaries. The Company and each of the Subsidiaries (as defined in Section 2.3) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company and each of the Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted. The Company and each of the Subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company taken together with the Subsidiaries as a whole (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of the Certificates of Incorporation and Bylaws of the Company and each of the Subsidiaries, each as amended to date, to Parent.

     2.2 Company Capital Structure.

          (a) The authorized Company Capital Stock consists of 8,000,000 shares of authorized Common Stock, of which 4,819,348 shares were issued and outstanding as of September 25, 1996 and 602,783 shares of authorized Preferred Stock. The authorized Preferred Stock consists of 602,783 shares of authorized Series A Preferred Stock, of which 602,783 shares are issued and outstanding. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on
     Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

          (b) The Company has 764,150 shares of Common Stock currently reserved for issuance to employees and consultants pursuant to the Option Plans, of which 726,150 shares were subject to outstanding, unexercised options and 38,000 shares remained available for future grant as of September 25, 1996.
     Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such option, the address furnished by such holder, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except for the Company Options described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the

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     Company (i) to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock, (ii) to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger and all such notice rights will be terminated at or prior to the Effective Time. As a result of the Merger, subject to the transfer of record ownership on the books of the Company, Parent will be the record and, excepting acts and agreements of Parent, the sole beneficial owner of all Company Capital Stock and rights to acquire or receive Company Capital Stock.

     2.3 Subsidiaries. Schedule 2.3 hereto sets forth a list of all subsidiaries of the Company (each a "Subsidiary" and collectively, the "Subsidiaries"), including the name of each Subsidiary and the jurisdiction in which such Subsidiary is organized. Except as set forth in Schedule 2.3, all of the issued and outstanding shares of capital stock of each Subsidiary are owned by the Company and are validly issued, fully paid, and nonassessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock. The share capital of Force Computers GmbH ("German Subsidiary") is not repaid.

     2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is that number of shares as would constitute a majority of the outstanding shares of (a) the Common Stock and Preferred Stock, voting together as a single class, and (b) the Preferred Stock voting separately as a single class (in each case with each share of Preferred Stock being entitled to a number of votes equal to the number of whole shares of Common Stock into which such share of Preferred Stock could be converted on the record date for the vote). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth on
Schedule 2.4, and except as could not reasonably be expected to have a Material Adverse Effect, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificates of Incorporation or Bylaws of the Company or any of it Subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and federal, state or foreign anti-trust laws (including the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended), (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4 or which are required to be obtained by Parent or Merger Sub and (iv) consents, waivers, authorizations, filings, approvals and registrations, the absence of which could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement.

     2.5 Company Consolidated Financial Statements. Schedule 2.5 sets forth the Company's consolidated audited balance sheet as of December 31, 1995 and the related consolidated audited statements of operations and cash flows for the twelve-month period then ended and the Company's unaudited balance sheet as of June 30, 1996 (the "Balance Sheet") and the related unaudited statements of operations and cash flows for the six-month period then ended (collectively, the "Company Financials"). The Company Financials are correct in all material respects, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, and present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited consolidated financial statements, to normal year-end adjustments, which will not be materially adverse in amount or significance, and except that the unaudited financial statements contain no notes. In addition, Force Computers GmbH, has prepared financial statements in accordance with the German Commercial Code and in accordance with generally accepted German accounting principles to the extent required thereby.

     2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, (i) has not been reflected in the Balance Sheet, or (ii) has not arisen in the ordinary course of the Company's business since June 30, 1996, consistent with past practices.

     2.7 No Changes. Except as set forth in Schedule 2.7, and as otherwise permitted by this Agreement, since June 30, 1996, there has not been, occurred or arisen any:

          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

          (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

          (c) capital expenditure or commitment by the Company, either individually exceeding a value of U.S. $25,000 or in the aggregate exceeding a value of U.S. $400,000;

          (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance) which has resulted, or could reasonably be expected to result, in a loss, in any single case, exceeding a value of U.S. $25,000;

          (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (g) revaluation by the Company of any of its assets, other than in the ordinary course of business consistent with past practice;

          (h) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

          (i) increase in excess of ten percent (10%) in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

          (j) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (k) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, in each case in an individual amount in excess of a value of U.S. $25,000 and except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

          (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company individually exceeding a value of U.S. $25,000, or in the aggregate exceeding a value of U.S. $400,000;

          (n) commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Company's knowledge, investigation of the Company or its affairs;

          (o) actual notice of any claim of ownership by a third party of the Company's Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party's intellectual property rights;

          (p) issuance or sale by the Company of any of its shares of capital stock or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (q) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company other than in the ordinary course of business consistent with past practice;

          (r) event or condition of any character that has had or reasonably would be expected to have a Material Adverse Effect on the Company; or

          (s) agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.8 Tax and Other Returns and Reports.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits. Except as set forth in Schedule 2.8(b):

             (i) The Company as of the Closing will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports due to be filed on or before the Closing Date ("Returns") relating to any and all Taxes concerning or attribut able to the Company or its operations and, to the Company's knowledge, such Returns have been completed in accordance with applicable law.

             (ii) The Company as of the Closing: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

             (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

             (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

             (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

             (vi) The Company has provided to Parent or KPMG Peat Marwick LLP copies of or access to all federal and state income Tax Returns for the past three years and all state sales and use Tax Returns for each of the months from and including January 1996 through June 1996.

             (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

             (viii) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

             (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible on account of
        Section 280G or the limitations in Section 162 of the Code.

             (x) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

             (xi) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

             (xii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     2.9 Restrictions on Business Activities. Except as set forth in Schedule 2.9, there is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10 Title to Properties; Absence of Liens and Encumbrances.

          (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and the Company has received no notice under any of such leases of any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

          (b) The Company has marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

          (c) The list set forth in Schedule 2.10(c) includes all material items of equipment (the "Equipment") currently owned or leased by the Company as of the date set forth therein, and such Equipment is, taken as a whole in the reasonable opinion of the Company, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

     2.11 Intellectual Property.

          (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are required for the business of the Company as currently conducted by the Company (the "Company Intellectual Property Rights").

          (b) Schedule 2.11(a) sets forth a complete list of all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.11(b) sets forth a complete list of all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) or trade secret of the Company, and includes the identity of all parties thereto. Except as set forth in Schedules 2.11(a) or 2.11(b), the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, and the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) and, except with respect to off-the-shelf word processing, spreadsheets and other similar programs which are not specific to the Company's business, to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used.

          (c) No claims with respect to the Company Intellectual Property Rights have been asserted or are threatened by any person, nor, to the Company's knowledge, are there any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed by the Company to be conducted, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The business of the Company as currently conducted or as proposed by the Company to be conducted has not and does not infringe on any proprietary right of any third party. To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company to third parties. The Company has a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements which substantially adhere to the Company's standard forms, and all current and former employees and contractors of the Company have executed such an agreement.

     2.12 Agreements, Contracts and Commitments. Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

          (i) any collective bargaining agreements,

          (ii) any agreements or arrangements that contain any severance pay or post- employment liabilities or obligations,

          (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

          (iv) any employment or consulting agreement with an employee or individual consultant or salesperson or consulting or sales agreement, under which a firm or other organization provides services to the Company,

          (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

          (vi) any fidelity or surety bond or completion bond,

          (vii) any lease of personal property having a value individually in excess of U.S. $25,000,

          (viii) any agreement of indemnification or guaranty for an amount individually in excess of a value of U.S. $25,000,

          (ix) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

          (x) any agreement, contract or commitment relating to individual capital expenditures and involving individual future payments in excess of a value of U.S. $25,000,

          (xi) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

          (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
     (viii) hereof,

          (xiii) any individual open purchase order or contract for the purchase of raw materials involving a value of U.S. $200,000 or more,

          (xiv) any construction contracts in excess of a value of U.S. $80,000,

          (xv) any distribution, joint marketing or development agreement,

          (xvi) any agreement (other than as part of the normal sales practices of the Company and its Subsidiaries in the ordinary course of their business, consistent with past practice) pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, or

          (xvii) any other agreement that involves a value of U.S. $25,000 or more or is not cancelable without penalty within thirty (30) days.

     Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(b) (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in
Schedule 2.12(b), is not subject to any material default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

     2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director or affiliate (as defined under Regulation C under the Securities Act of 1933, as amended) of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an interest in any entity which furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.13.

     2.14 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, including, without limitation, all United States laws or regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States.

     2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in schedule 2.15, there is, to the Company's knowledge, no investigation pending or threatened against the Company, its properties or any of its officers or directors in their capacities as such by or before any governmental entity.
Schedule 2.15 sets forth, with respect to any such scheduled pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. To the Company's knowledge, no governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.16 Insurance. Schedule 2.16 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, and operations and, in their capacity as such, the employees, officers and directors, of the Company and such insurance policies and fidelity bonds contain provisions which are reasonable and customary in the industry in which the Company conducts its business and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17 Minute Books. The minute books of Force Computers Inc. made available to counsel for Parent are the only minute books of Force Computers Inc. and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company to September 12, 1996.

     2.18 Environmental Matters.

          (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the deliberate actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

          2.19 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Schedule 2.19 sets forth the Company's current good faith estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.20 Employee Matters and Benefit Plans.

          (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (such definition shall only apply to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

             (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

             (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

             (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, perform-

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        ance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

             (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

             (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

             (vi) "IRS" shall mean the Internal Revenue Service;

             (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

             (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of
        Section 3(2) of ERISA.

          (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each form of Company Employee Plan and Employee Agreement used by the Company, together with a schedule of all liabilities, whether or not accrued, under each such Company Employee Plan or Employee Agreement. The Company does not have any stated plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

          (c) Documents. The Company has provided to Parent (i) correct and complete copies or summaries or lists of each Company Employee Plan or Employee Agreement including all amendments thereto and written interpretations thereof (except that, in the case of employees of Company Subsidiaries outside the United States, the Company has provided or made available to Parent or its advisers representative copies of the Company Employee Plans and Employee Agreements with such employees); (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d),
     (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of
     Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any

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     Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee
     Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

          (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

          (g) No Post-Employment Obligations. Except as set forth in Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

          (h) Effect of Transaction.

             (i) Except as provided in Section 1.6 of this Agreement or as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

             (ii) Except as set forth on Schedule 2.20(h)(ii), no payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of
        Section 280G(b)(1) of the Code.

          (i) Employment Matters. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (j) Labor. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company, threatened. Except as set forth in Schedule 2.20(j), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National

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

     Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to the Company. Except as set forth in Schedule 2.20(j), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     2.21 Governmental Authorization. The Company and its Subsidiaries possess all material consents, licenses, permits, grants or other authorizations issued to the Company or its Subsidiaries by a governmental entity (i) pursuant to which the Company or its Subsidiaries currently operate or hold any interest in any of their properties or (ii) which is required for the operation of their business or the holding of any such interest (herein collectively called "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

     2.22 Accounts Receivable; Inventory.

          (a) The Company has made available to Parent a list of all accounts receivable of the Company reflected on the Company Balance Sheet ("Accounts Receivable") along with a range of days elapsed since invoice.

          (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor in the amount of 2.5% of the amount of such Accounts Receivable. No Person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

          (c) All of the inventories of the Company reflected on the Company Financials and the Company's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company reflected on the Company Financials or on the Company's books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts except as provided in the Company Financials. The presentation of inventory on the Company Financials conforms to GAAP and such inventories are stated at the lower of cost or market. Cost is determined on either a moving average basis or at standard which approximates actual cost, on a first in, first out basis.

     2.23 Third Party Consents. Except as set forth on Schedule 2.23, no consent or approval is needed from any Person in order to consummate any of the transactions contemplated by this Agreement.

     2.24 Warranties; Indemnities. Schedule 2.24 sets forth a summary of all warranties and indemnities relating to products sold or services rendered by the Company, and no warranty or indemnity has been given by the Company which differs therefrom in any material respect. Schedule 2.24 also indicates all warranty and indemnity claims in excess of a value of U.S. $30,000 pending against the Company.

     2.25 Pooling of Interests. To its knowledge, based on consultation with its independent accountants, neither the Company nor any of its directors, officers or Stockholders has taken any action which would interfere with (i) Parent's ability to account for the transactions contemplated by this Agreement as a pooling of interests or (ii) Parent's or the Company's ability to continue to account for as a pooling of interests any past acquisition by the Company currently accounted for as a pooling of interests.

     2.26 Discussions. All discussions conducted by the Company with Parent in connection with this Agreement regarding the Company's future plans have been conducted by the Company in good faith.

     2.27 3(a)(10) Information. The information supplied by the Company for inclusion in the documentation necessary to obtain a 3(a)(10) Permit (as defined in Section 5.1 hereof) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in

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

order to make the statements therein in light of the circumstances under which they were made, not misleading.

     2.28 Complete Copies of Materials. The Company has used its good faith efforts to deliver or make available true and complete copies of each material document (or summaries thereof) requested by Parent in Schedule 2.28 except to the extent that the subject matter of any such documents would not have a Material Adverse Effect on the Company and except where the subject matter of any such requested documents is covered by another representation and/or warranty herein.

     2.29 Representations Complete. None of the representations or warranties made by the Company in this Agreement (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, and as to the subject matters covered by such statements, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Sub and each other direct or indirect subsidiary of Parent has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby or on the business, assets (including intangible assets), financial condition or results of operations of Parent taken together with its subsidiaries as a whole ( a "Parent Material Adverse Effect"). Parent has delivered true and correct copies of the Articles of Incorporation and Bylaws, each as amended to date, of Parent and Merger Sub, to the Company.

     3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been unanimously approved by the Board of Directors of Parent and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provisions of the Articles of Incorporation or Bylaws of Parent or any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation, applicable to Parent or any of its subsidiaries or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any conflict), is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and federal, state or foreign anti-trust laws (including the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended), (iii) such other consents, waivers,

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authorizations, filings, approvals and registrations which are required to be obtained by the Company and (iv) consents, waivers, authorizations, filings, approvals and registrations, the absence of which could not reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

     3.3 Capital Structure.

          (a) The authorized capital stock of Parent consists of Eighty-One Million Two Hundred Thousand (81,200,000) shares of Common Stock, of which Fifty-Two Million Five Hundred Eighty-Nine Thousand Four Hundred Six (52,589,406) shares were issued and outstanding as of September 25, 1996, and One Million Two Hundred Thousand (1,200,000) shares of undesignated Preferred Stock, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Parent has Eight Million Four Hundred Thousand (8,400,000) shares of Common Stock currently reserved for issuance to employees and consultants pursuant to its employee stock benefit plans, of which Five Million Three Hundred Eighty-Five Thousand Two Hundred Forty (5,385,240) shares were subject to outstanding, unexercised options and Two Million Three Hundred Twenty-One Thousand Seven Hundred Sixteen (2,321,716) shares remain available for future grants as of September 25, 1996. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free and clear of all liens and encumbrances other than any liens or encumbrances created by this Agreement or created by or imposed upon the holders thereof.

     3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements (including complete copies of all exhibits filed therewith or incorporated by reference therein) filed by it with or furnished by it to the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") for all periods ending on or subsequent to August 1, 1993, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC which has been furnished to the Company. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") are correct in all material respects, comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

     3.5 No Material Adverse Change. Since the date of the audited balance sheet included in the Parent's most recently filed report on Form 10-Q or Form 10-K, Parent has conducted its business in the ordinary course and there has not occurred: (a) any Parent Material Adverse Change; (b) any amendment or change

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in the Articles of Incorporation or Bylaws of Parent; or (c) any damage to, destruction or loss of any assets of the Parent, (whether or not covered by insurance) that rises to the level of a Parent Material Adverse Effect.

     3.6 Litigation. Except as set forth in Schedule 3.6, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion, against Parent or any of its subsidiaries, or any of their properties or directors or officers in their capacity as such, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which could, if decided adversely to the interest of Parent, its subsidiaries, or their directors or officers, have a Parent Material Adverse Effect. Parent has furnished to the Company a list of all material actions, suits, proceedings, claims, arbitrations and investigations pending against any of Parent, its subsidiaries, their properties, and their officers and directors in their capacity as such, together with a description or summary of the subject matter and forum thereof, the parties thereto, and the nature and amount of damages and other relief sought therein.

     3.7 Pooling of Interests. To its knowledge, based on consultation with its independent accountants, neither Parent nor any of its directors, officers or shareholders has taken any action which would interfere with (i) Parent's ability to account for the transactions contemplated by this Agreement as a pooling of interests or (ii) Parent's or the Company's ability to continue to account for as a pooling of interests any past acquisition by the Company currently accounted for as a pooling of interests.

     3.8 Environmental Matters.

          (a) Permits. To its knowledge, Parent currently holds all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted, except where the failure to obtain such material Environmental Permits will not have a Parent Material Adverse Effect.

          (b) Environmental Liabilities. To its knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim ("Environmental Liabilities") is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent, except for those Environmental Liabilities which will not have a Parent Material Adverse Effect. The Parent is not aware of any fact or circumstance which could involve the Parent in any material environmental litigation or impose upon Parent any Environmental Liability, except where such material environmental litigation or, Environmental Liability will not have a Parent Material Adverse Effect.

     3.9 Intellectual Property. To the best of Parent's knowledge, Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, mask works, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material that are required for the business of Parent as currently conducted by Parent (the "Parent Intellectual Property Rights"), except to the extent that the failure to possess such Parent Intellectual Property Rights would not have a Parent Material Adverse Effect. To the best of Parent's knowledge, the execution and delivery of this Agreement by Parent, and the consummation of the Merger contemplated hereby, will neither cause Parent to be in violation or default under any license, sublicense or agreement to which Parent is a party, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except to the extent any such matter would not have a Parent Material Adverse Effect. To the best of Parent's knowledge, (i) no claims with respect to the Parent Intellectual Property Rights have been asserted or threatened by any person, (ii) all registered trademarks, service marks and copyrights held by the Company are valid and subsisting, (iii) the business of Parent as currently conducted or as proposed to be conducted has not and does not infringe on any proprietary right of any third party, and (iv) there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property Rights by any third party; provided, however, that Parent makes no representation with respect to the foregoing to the extent that any such matter would not have a Parent Material Adverse Effect.

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     3.10 Discussions. All discussions conducted by Parent with the Company in connection with this Agreement regarding Parent's future plans have been conducted by Parent in good faith.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any materially negative event related to the Company or its business. Except in the usual, regular and ordinary course of business in substantially the same manner as heretofore conducted, and except as expressly contemplated by this Agreement or disclosed in Schedule 4.1, the Company shall not, without the prior written consent of Parent conduct any of the activities described below. Unless the context otherwise requires, all agreements made herein on behalf of the Company shall also be deemed to be made with respect to each of the Company's Subsidiaries (as defined in Section 2.3):

          (a) Enter into any commitment or transaction not in the ordinary course of business.

          (b) Transfer to any person or entity any rights to the Company Intellectual Property Rights (other than pursuant to non-exclusive licenses, if any, in the ordinary course of business);

          (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

          (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

          (e) Commence any litigation;

          (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, Share or property) in respect of any of its capital stock or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

          (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options, warrants or Company Preferred Stock, or the grant of options to new employees pursuant to outstanding written offers of employment, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of a value of U.S. $25,000 in the case of a single transaction or in excess of a value of U.S. $50,000 in the aggregate in any 30-day period;

          (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

          (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

          (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

          (m) Adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except as consistent with the ordinary course of the Company consistent with past practice (provided that the price per share of any equity participation in the Company shall be agreed in advance by Parent);

          (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (o) Pay, discharge or satisfy, in an amount in excess of a value of U.S. $25,000 (in any one case) or a value of U.S. $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) or that arose in the ordinary course of business subsequent to June 30, 1996 or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated hereby;

          (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

          (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (p) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock , purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to it to any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets,
(c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall promptly notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

     4.3 Strategic Agreements. The Company agrees that it will not enter into any material strategic alliance, joint development or joint marketing agreement during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time without the prior written consent of Parent, which consent shall not unreasonably be withheld.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Fairness Hearing; Shareholder Meetings.

          (i) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare the necessary documentation to seek to obtain a permit (a "3(a)(10) Permit") from the Commissioner of the Department of Corporations of the State of California (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the "California Securities Laws") so that the issuance of Parent Common Stock in the transactions contemplated by this Agreement shall be exempt from registration under
     Section 3(a)(10) of the Securities Act. The Company shall provide to Parent and its counsel for inclusion in the 3(a)(10) Permit application, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, its operations, capitalization, technology, share ownership and other material as Parent or its counsel may reasonably request.

          (ii) As promptly as practicable after the 3(a)(10) Permit has been obtained, the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by applicable law. The Company shall use its best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company's stockholders shall be subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

     5.2 Access to Information. Subject to any applicable contractual confidentiality obligations (which the Company shall use its best efforts to cause to be waived) each party shall afford the others and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.3 Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Mutual Nondisclosure Agreement between Parent and the Company dated as of August 27, 1996.

     5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, and not of the Company's stockholders. Without limiting the generality of the foregoing, all fees and expenses incurred in connection with any filings, notifications or proceedings under U.S. or foreign antitrust law by the Company or any of its stockholders relating to the merger (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) shall be borne by the Company and not by any of the Company's stockholders.

     5.5 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the rules and regulations of the New York Stock Exchange, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

     5.6 Consents. Each party shall use its reasonable efforts to obtain the consents, waivers and approvals under the contracts to which it or any of its subsidiaries is a party as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the parties' respective Schedules) so as to preserve all material rights of and benefits to the applicable party thereunder.

     5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

     5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by their Agreement (including the Company Schedules) and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.10 Pooling Accounting. Parent and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use its best efforts to cause its respective employees, directors, shareholders and affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. Neither Parent nor the Company shall take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of the Company, which reasonably would be expected to (i) interfere with Parent's ability to account for the Merger as a pooling of interests or (ii) jeopardize the tax-free nature of the reorganization hereunder.

     5.11 Affiliate Agreements. Schedule 5.11 sets forth those persons who, in the Company's reasonable judgment, may be deemed to be "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Each of Parent and the Company has delivered or shall cause to be delivered to the other, concurrently with the execution of this Agreement, from each of their respective Affiliates, an executed Affiliate Agreement in the form attached hereto as Exhibit A or Exhibit B. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

     5.12 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.13 Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options no later than ten business days after the Closing Date.

     5.14 NYSE Listing. Parent shall authorize for listing on the New York Stock Exchange the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.15 Voting Agreements. Concurrently with the execution of this Agreement, the Company will cause the persons and entities listed in the preamble to Exhibit C hereto to execute Voting Agreements in the form attached hereto as Exhibit C (the "Voting Agreements"), agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

     5.16 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

     5.17 Indemnification. Parent shall either (i) cause the Company and its subsidiaries to continue to indemnify or (ii) directly indemnify the persons who are currently officers and directors of the Company and its subsidiaries substantially in accordance with the respective Certificate of Incorporation, Bylaws or comparable governing documents of the Company and its Subsidiaries as they are currently in effect for action or inaction by such person prior to the Merger.

     5.18 Parent Registrations. Parent will not file a registration statement with the SEC covering the issuance of any new shares of the capital stock of Parent until Parent has publicly announced financial results covering a period of combined operations of Parent and the Company of at least thirty (30) days, provided, however, that the foregoing restriction shall not apply to (i) registrations covering any employee benefit plans, (ii) the Registration Statement as contemplated herein, and (iii) any registrations which the Company is required to file pursuant to any demand registration rights or other contractual rights, and provided further that with respect to such required registrations, Parent shall be permitted to include in any such registration statement enough primary issue shares to cover the expenses of the required registration and to allow the registration expenses to be capitalized on its balance sheet rather than expensed on its profit and loss statement.

     5.19 Declaration of Registration Rights. Parent shall grant the registration rights set forth in the Declaration of Registration rights attached hereto as Exhibit H to each person who is unable, in a single transaction pursuant to SEC Rule 145(d), to sell all of the shares of Parent Common Stock issuable to such person pursuant to the terms of this Agreement.

     5.20 Board of Directors of Parent. Sven Behrendt shall be invited to join the Board of Directors of Parent at and effective as of the first meeting of the Board of Directors of Parent held after the date of the Effective Time.

     5.21 Post-Merger Operations. It is the intent of both parties that for a period of not less than two years after the Effective Time: (a) the Surviving Corporation shall maintain its separate corporate existence and business identity as a direct subsidiary of Parent; each Subsidiary of the Company shall maintain its separate corporate existence and business identity as a direct subsidiary of the Surviving Corporation; and the Company and each of its Subsidiaries shall maintain and continue to use the trade name "Force Computers" and their present corporate names; (b) the chief executive officer of the Surviving Corporation shall report directly to either the chief executive officer or the chief operating officer of Parent; and (c) absent a material change in business conditions after Effective Time, (i) the Surviving Corporation shall continue to develop and market standard and custom products for the embedded computer market and to develop custom products, both for customers of the Company and its Subsidiaries and for customers of Parent and its subsidiaries, and (ii) engineering staff will be added to the Surviving Corporation as required to allow the Surviving Corporation to expand its capacity to deliver, and to meet demand for, custom design products and services for customs of Parent and its subsidiaries; provided, that nothing herein shall prevent the merger of German Sub or any other Subsidiary with and into the Surviving Corporation, or the merger of any Subsidiary other than German Sub with any other subsidiary of Parent.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

          (b) Governmental Approvals. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder, including the 3(a)(10) Permit from the State of California, shall have been received and the expiration or early termination of all antitrust review periods (including all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other applicable U.S. and foreign antitrust laws) and all antitrust review periods applicable to any stockholder of either party shall have occurred.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (d) Tax Opinions. Parent and the Company shall each have received substantially identical written opinions from their counsel, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, and Gray Cary Ware & Freidenrich, a Professional Corporation, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make, and to use reasonable efforts to cause their shareholders to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e) Opinion of Accountants. Each of Parent and the Company shall have received letters from KPMG Peat Marwick LLP and Coopers & Lybrand LLP, respectively reaffirming those firms' written concurrence, delivered concurrently with the execution of this Agreement, with Parent management's and the Company management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with this Agreement.

          (f) New York Stock Exchange Listing. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

          (g) Affiliate Agreements. Each of the parties identified by the Company or Parent as being one of their respective Affiliates shall have delivered an executed Affiliate Agreement which shall be in full force and effect.

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing (determined, in the case of Sections 3.8 and 3.9, without respect to knowledge or lack thereof), except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with (which performance or compliance shall be subject to Parent's or Merger Sub's ability to cure as provided in Section 8.1(e) below) in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

          (c) Third Party Consents. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

          (d) Legal Opinion. The Company shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Parent, in substantially the form attached hereto as Exhibit D.

          (e) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition or results of operations of Parent and its subsidiaries taken together as a whole since the end of the period covered by Parent's most recent audited financial statements. For purposes of this condition, a reduction in the trading price of Parent's Common Stock, whether occurring at any time or from time to time, as reported by the New York Stock Exchange or any other automated quotation system or exchange shall not constitute a material adverse change.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes permitted or otherwise contemplated by this Agreement (including the Company Schedules) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company;

          (b) Agreements and Covenants. The Company shall have performed or complied with (which performance or compliance shall be subject to the Company's ability to cure as provided in Section 8.1(d) below) in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company;

          (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained all required consents, approvals and waivers set forth in Schedule 6.3(c).

          (d) Legal Opinion. Parent shall have received a legal opinion from Gray Cary Ware & Freidenrich, a Professional Corporation, legal counsel to the Company, in substantially the form attached hereto as Exhibit E. Parent shall also have received legal opinions from local counsel to the Company in substantially the forms attached hereto as Exhibit F.

          (e) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets) financial condition or results of operations of the Company taken together with its Subsidiaries as a whole since June 30, 1996 to the Effective Time. For purposes of this condition, changes resulting from currency translation and from changes in currency exchange rates shall not constitute a material adverse change.

          (f) Noncompetition Agreements. Each person listed in the preamble to Exhibit G shall have executed and delivered to Parent that Noncompetition Agreement listed next to his or her name in substantially that form set forth in Exhibit G and all such Noncompetition Agreements shall be in full force and effect.

          (g) Dissenters' Rights. Holders of more than 7.5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

                                  ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

          7.1 Survival of Representations and Warranties. All of the Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until the earlier of 5:00 p.m., California time, one year following the Closing Date or the completion of the audit of the consolidated financial statements of Parent for the fiscal year ended August 29, 1997 (the "Expiration Date").

          7.2 Escrow Arrangements.

          (a) Escrow Fund. At the Effective Time the Company's stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) an amount (the "Initial Escrow Amount") equal to their proportionate share of the Escrow Amount (which share shall not include that portion of the Escrow Amount which is allocated for contribution by holders of Company Options assumed by Parent), plus a proportionate share of any additional shares as may be issued to such stockholders in respect of such shares upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act of any stockholder. As soon as practicable after the Effective Time, the Initial Escrow Amount, without any act of any stockholder, will be deposited with First Trust of California (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(g) below)) as Escrow Agent (the "Escrow Agent"). The shares so deposited, together with other shares deposited in respect of Company Options exercised between the Effective Time and the Expiration Date, shall constitute an escrow fund (the "Escrow Fund") and shall be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under
     Section 1.6(a). Upon the exercise of any Company Option between the Effective Time and the Expiration Date, five percent (5%) of the shares of Parent Common Stock issued upon such exercise shall be added and deposited to the Escrow Fund upon such exercise, and at the expiration of the Escrow Period, any Company Options not so exercised as of the expiration of the Escrow Period shall be adjusted in accordance with Section 1.6(d)(i)(C). The Escrow Amount shall be the sole and exclusive remedy available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (determined in each case, net of (i) any recoveries with respect to such amounts under existing insurance policies,

     (ii) tax benefits received by Parent as a result of such items, (iii) indemnities from third parties in respect of such amounts, and (iv) in the case of amounts arising from claims by a third party, the amount of any recovery or settlement received by Parent, the Company, or any of their subsidiaries in respect of counterclaims (to the extent such counterclaims arise out of the facts giving rise to third party's claim), cross-claims, third-party complaints, or other actions for indemnification, contribution or reimbursement and (iv) reserves as set forth in Schedule 7.2(a)) (hereinafter individually a "Loss" and collectively "Losses"), incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly as a result of any inaccuracy or breach of a representation or warranty of the Company contained in Article II herein (as modified by the Company Schedules). Parent shall act in good faith and in a commercially reasonable manner to mitigate all Losses it may suffer. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. Parent may not receive any shares from the Escrow Fund (and no adjustment shall be made pursuant to Section 1.6(d)(i)(C)) unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed a value of U.S. $250,000, have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Parent may recover from the Escrow Fund (and adjustment may be made pursuant to Section 1.6(d)(i)(C) with respect to) Losses to Parent in excess of such amount.

          (b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in
     Section 7.2(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Stockholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

          (c) Protection of Escrow Fund.

             (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

             (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

             (iii) Each Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

          (d) Claims Upon Escrow Fund.

             (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue

        Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

             (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.2(d)(i) hereof, the shares of Parent Common Stock and the adjustment to the number of Options issuable under Section 1.6(d)(i)(C) shall be valued at the average of the closing prices for the Parent Common Stock, as reported on the New York Stock Exchange for the ten
        (10) consecutive trading days ending two (2) business days immediately prior to the Closing Date. Parent and the Securityholder Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent.

          (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered by Parent to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (f) Resolution of Conflicts; Arbitration.

             (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

             (ii) If no such agreement can be reached within thirty (30) days, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

             (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Mateo or Santa Clara Counties, California under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

          (g) Securityholder Agent of the Stockholders; Power of Attorney.

             (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Hans-Jurgen Jakel shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under California Law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty
        (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the stockholders of the Company.

             (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

          (h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

          (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the stock holders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

          (j) Escrow Agent's Duties.

             (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

             (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

             (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

             (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

             (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for
        (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

             (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.

             Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

             (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

             (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a) by mutual consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred by January 31, 1997 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
     (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent; in either case, the unavailability of which assets or business would have a Material Adverse Effect on Parent or would reasonably be expected to have a Material Adverse Effect on Parent's ability to realize the benefits expected from the Merger.

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured);

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured).

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 or Section 1.6(i)(r), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any willful breaches of this Agreement prior to its termination and provided further that the provisions of Sections 5.3, 5.4 and 5.5 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement. It is expressly understood and agreed to by the parties that any exercise of discretion by the parties pursuant to Section 1.6(i)(r) will not be deemed to be a willful breach of this Agreement.

     8.3 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Merger Sub, to:

          Solectron Corporation
          847 Gibraltar Drive
          Milpitas, California 95035
          Attention: Mr. Mark Holman; Bob Aeschliman, Esq.
          Telephone No.: (408) 957-8500
          Facsimile No.: (408) 956-6059

          with a copy to:

          Wilson, Sonsini, Goodrich & Rosati, P.C.
          650 Page Mill Road
          Palo Alto, California 94304
          Attention: Steven E. Bochner, Esq.
          Telephone No.: (415) 493-9300
          Facsimile No.: (415) 493-6811

          (b) if to the Company, to:

           Force Computers Inc.
           2001 Logic Drive
           San Jose, California 95124
           Attention: Sven Behrendt; Hans-Jurgen Jakel
           Telephone No.: (408) 369-6113
           Facsimile No.: (408) 371-3622

           with a copy to:

           Gray Cary Ware & Freidenrich
           400 Hamilton Avenue
           Palo Alto, California 94301
           Attention: Gregory M. Gallo, Esq.; Rod J. Howard, Esq.
           Telephone No.: (415) 328-6561
           Facsimile No.: (415) 327-3699

          (c) if to the Securityholder Agent:

          Hans-Jurgen Jakel
          Force Computers Inc.
          2001 Logic Drive
          San Jose, California 95124
          Telephone No.: (408) 369-6113
          Facsimile No.: (408) 371-3622
              with a copy to:

              Gray Cary Ware & Freidenrich
          400 Hamilton Avenue
          Palo Alto, California 94301
          Attention: Gregory M. Gallo, Esq.; Rod J. Howard, Esq.
          Telephone No.: (415) 328-6561
          Facsimile No.: (415) 327-3699

          (d) if to the Escrow Agent:

           First Trust of California, National Association
           Global Escrow Depository Services # SANF 0527
           One California Street, 4th Floor
           San Francisco, CA 94111
           Attention: Barbara Wise
           Telephone No.: (415) 273-4530
           Facsimile No.: (415) 273-4593

     9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to a party's "knowledge" mean the actual knowledge of any of the officers of such party, upon reasonably inquiry. The word "currently" means on and as of the date of this Agreement. To the extent that the dollar limits set forth in Articles II and IV of the Agreement are applied to a Subsidiary operating outside the United States in a currency other than U.S. dollars, such dollar amounts shall be translated into such other currency at the offered exchange rate as of the date hereof as reported in the Wall Street Journal.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as provided in Sections 5.13, 5.17, 5.19, 5.20 and the Declaration of Registrations Rights annexed hereto as Exhibit H, are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company the Securityholder Agent (as to Article VII only) and the Escrow Agent (as to matters set forth in Article VII only) have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

            FORCE COMPUTERS INC.                            SOLECTRON CORPORATION
          By             /s/ SVEN                           By             /s/ KO
                   BEHRENDT                                       NISHIMURA
               Sven Behrendt                                 Ko Nishimura, Ph.D.
    Chairman and Chief Executive Officer                   Chairman, President and
                                                           Chief Executive Officer
           SECURITYHOLDER AGENT:                               FORCE ACQ. CORP.
                     /s/ [Signature                      By           /s/ [Signature
                 Illegible]                                       Illegible]
                ESCROW AGENT
         By         WISE/s/ BARBARA
              Name: Barbara Wise
            Title: Vice President

                                   EXHIBIT A

                              FORCE COMPUTERS INC.

                              AFFILIATE AGREEMENT

     FORCE COMPUTERS INC. AFFILIATE AGREEMENT ("Agreement") dated as of September 25, 1996, between Solectron Corporation, a California corporation ("Parent") and the undersigned affiliate ("Affiliate") of FORCE COMPUTERS INC., a Delaware corporation ("Company").

     WHEREAS, Parent and Company propose to enter into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which a subsidiary of Parent will merge into Company ("Merger"), and Company will become a subsidiary of Parent (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

     WHEREAS, pursuant to the Merger, at the Effective Time outstanding shares of Company Capital Stock, including any shares owned by Affiliate, will be converted into the right to receive shares of Common Stock of Parent;

     WHEREAS, it will be a condition to effectiveness of the Merger that (i) the attorneys for each of Company and Parent will have delivered written opinions that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code"), and (ii) the independent accounting firms that audit the annual financial statements of Company and Parent will have delivered their written concurrences to the effect that the Merger will be accounted for as a pooling of interests;

     WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Merger Agreement;

     WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Company, as the term "affiliate" is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") and
(ii) in the Commission's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of Company.

     NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

     1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Parent, Company, and their respective Affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with his professional advisors, who are qualified to advise him with regard to such matters.

     2. Compliance with Rule 145 and the Act.

          (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a permit from the Commissioner of the Department of Corporations of the State of California pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended, and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933 as amended (the "Act"), and resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 of the Act unless otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and (ii) Affiliate may be deemed to be an affiliate of Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there will be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued in a transaction to which Rule 145 applies and may only be transferred in conformity with Rule 145(d) or in accordance with a written opinion of counsel, reasonably acceptable to the issuer in form and substance, that such transfer is exempt from registration under the Securities Act of 1933."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

     3. Covenants Related to Pooling of Interests. During the period beginning from the date hereof and ending on the second day after the day that Parent publicly announces financial results covering at least 30 days of combined operations of Parent and Company, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce its risk relative to any securities, or shares of Parent Common Stock received by Affiliate in connection with the Merger. Parent may, at its discretion, cause a restrictive legend to the foregoing effect to be placed on Parent Common Stock certificates issued to Affiliate in the Merger and place a stock transfer notice consistent with the foregoing with its transfer agent with respect to the certificates. Notwithstanding the foregoing, Affiliate will not be prohibited by the foregoing from selling or disposing of shares so long as such sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76 and so long as Affiliate has obtained Parent's prior written approval of such sale or disposition.

     4. Representations, Warranties and Covenants Related to Tax Effects of the Merger.

          (a) Affiliate is the beneficial owner of shares of the Company Capital Stock (including shares issuable upon exercise of stock options) and did not acquire any of the Company Capital Stock in contemplation of the Merger;

          (b) Affiliate has not engaged in a Sale (as defined below) of any shares of Company Capital Stock in contemplation of the Merger;

          (c) Affiliate has no plan or intention (a "Plan") to engage in a sale, exchange, transfer, redemption or reduction in any way of the undersigned's risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (such actions being collectively referred to herein as a "Sale") of more than 50% of the shares of Parent Common Stock (on a fully diluted basis, giving effect to all options) to be received by Affiliate in the Merger;

          (d) If the undersigned is a partnership, then the term "Sale" as used in paragraph (c) above shall be deemed not to include any distribution to the undersigned's partners, provided that if any recipient of any such distribution will receive shares of Parent Common Stock having a fair market value of 1% or more of the fair market value of all the shares of Company Capital Stock presently outstanding, the undersigned is not aware of any Plan on the part of such recipient to engage in a Sale of more than 50% of the shares of Parent Common Stock (on a fully diluted basis, giving effect to all options) to be received by such recipient in such distribution;

          (e) The undersigned is not aware of, or participating in, any Plan on the part of the Shareholders of Company to engage in a Sale or Sales of the Parent Common Stock to be received in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares subject to such Sales would exceed 50% of the aggregate fair market value of all shares of outstanding Company Capital Stock immediately prior to the Merger;

          (f) Affiliate understands that Company, Parent and their respective Affiliates, as well as legal counsel to Company and Parent (in connection with rendering their opinions that the Merger will be a "reorganization" within the meaning of Section 368(a) of the Code) will be relying on (a) the truth and accuracy of the representations contained herein and (b) Affiliate's performance of the obligations set forth herein.

     5. Miscellaneous.

          (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California.

          (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

          (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

          (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

     Executed as of the date shown on the first page of this Agreement.

                                          SOLECTRON CORPORATION

                                          By:

                                          AFFILIATE

                                          By:

                                          Name of Affiliate:

                                          Name of Signatory (if
                                          different from name of
                                          Affiliate):

                                          Title of Signatory
                                          (if applicable):

                                   EXHIBIT B

                   SOLECTRON CORPORATION AFFILIATE AGREEMENT

     SOLECTRON CORPORATION AFFILIATE AGREEMENT ("Agreement") dated as of September 25, 1996, between Solectron Corporation, a California corporation ("Solectron") and the undersigned Affiliate ("Affiliate") of Solectron.

     WHEREAS, Solectron and Force Computers Inc., a Delaware corporation ("Force") propose to enter into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which a subsidiary of Solectron will merge into Force ("Merger"), and Force will become a subsidiary of Solectron;

     WHEREAS, it will be a condition to the effectiveness of the Merger that the independent accounting firms that audit the annual financial statements of Force and Solectron will have delivered their written concurrences to the effect that the Merger will be accounted for as a pooling of interests;

     WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to Solectron to enter into the Merger Agreement;

     WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "Affiliate" of Solectron, as the term "Affiliate" is used in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an Affiliate of Solectron.

     NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

     1. Acknowledgment by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Solectron, Force and their respective Affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with his professional advisors, who are qualified to advise him with regard to such matters.

     2. Covenants Related to Pooling of Interests. During the period beginning from the date hereof and ending on the second day after the day that Solectron publicly announces financial results covering at least 30 days of combined operations of Solectron and Force, Affiliate will not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce his risk relative to any shares of Solectron Common Stock. Solectron may, at its discretion, place a stock transfer notice consistent with the foregoing with its transfer agent with respect to Solectron's shares. Notwithstanding the foregoing, Affiliate will not be prohibited by the foregoing from selling or disposing of shares so long as such sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76.

     3. Beneficial Ownership of Stock. Except for the Solectron Common Stock and options to purchase Solectron Common Stock set forth in Appendix A hereto, Affiliate does not beneficially own any shares of Solectron Common Stock or any other equity securities of Solectron or any options, warrants or other rights to acquire any equity securities of Solectron.

     4. Miscellaneous

          (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California.

          (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

          (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

          (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

     Executed as of the date shown on the first page of this Agreement.

           SOLECTRON CORPORATION                                  AFFILIATE
By:                                              By:
Name:                                            Print Name of Affiliate:
Title:                                           Title (if applicable):

                                   EXHIBIT C

                              FORCE COMPUTERS INC.

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made and entered into as of September 25, 1996, between Solectron Corporation, a California corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Force Computers Inc., a Delaware corporation ("Company").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, Company and Force Acq. Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") which provides for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, shares of capital stock of the Company will be converted into Common Stock of Parent on the basis described in the Merger Agreement.

     B. The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company as is indicated on the final page of this Agreement (the "Shares").

     C. Parent desires the Stockholder to agree, and the Stockholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of the Company acquired hereafter and prior to the Expiration Date (as defined in Section 1.1 below, except as otherwise permitted hereby), and to vote the Shares and any other such shares of capital stock of the Company so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1. Agreement to Retain Shares.

          1.1 Transfer and Encumbrance. Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or any New Shares as defined in Section 1.2 below, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof.

          1.2 Additional Purchases. Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the execution of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

     3. Representations, Warranties and Covenants of the Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

          3.1 Ownership of Shares. Stockholder (i) is the beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of the Company other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and
     (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

          3.2 No Proxy Solicitations. Stockholder will not, and will not permit any entity under Stockholder's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would coma pete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a stockholders' vote or action by consent of the Company stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal.

     4. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent or Stockholder, as the case may be, to carry out the intent of this Agreement.

     5. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

     6. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

     7. Miscellaneous.

          7.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          7.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, either this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

          7.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          7.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

          7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

    If to Parent:              Solectron Corporation
                               847 Gibraltar Drive
                               Milpitas, California 95038
                               Attain: Mr. Mark Holman; Bob Aeschliman, Esq.
    With a copy to:            Wilson, Sonsini, Goodrich & Rosati, P.C.
                               650 Page Mill Road
                               Palo Alto, California 94304-1050
                               Attn: Steven E. Bochner, Esq.
    If to the Stockholder:     To the address for notice set forth on the last page hereof.
    With a copy to:            Gary Cary Ware & Freidenrich
                               400 Hamilton Avenue
                               Palo Alto, California 94304
                               Attn: Gregory M. Gallo, Esq.; Rod J. Howard, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

          7.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

          7.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          7.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          7.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                                  SOLECTRON CORPORATION

                                          By:

                                          Title:

                                                       STOCKHOLDER:

                                          By:

                                          Stockholder's Address for Notice:

                                          Shares beneficially owned:

                                           ______________  shares of Common
                                          Stock

                                                             shares of Series A
                                           ______________  Preferred Stock

Force Computers Inc.
September  ____  , 1996
Page 1

                                   EXHIBIT D

             FORM OF OPINION OF WILSON, SONSINI, GOODRICH & ROSATI

                            SEPTEMBER  ____  , 1996

Force Computers Inc.
2001 Logic Drive
San Jose, CA 95124

Ladies and Gentlemen:

     We have acted as counsel to Solectron Corporation, a California corporation ("Solectron"), in connection with the merger (the "Merger") of Force Acq. Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Solectron, with and into Force Computers Inc., a Delaware California corporation ("Force"), pursuant to the Agreement and Plan of Reorganization among Solectron, Merger Sub and Force dated as of September ____ , 1996 (the "Reorganization Agreement"). This opinion is furnished to you pursuant to Section 6.2(d) of the Reorganization Agreement. Unless otherwise defined herein, the capitalized terms used in this opinion have the meaning given to them in the Reorganization Agreement.

     We have acted as counsel for Solectron and Merger Sub in connection with the negotiation of the Reorganization Agreement and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings which we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents by any party other than Solectron and Merger Sub where due execution and delivery are a prerequisite to the effectiveness thereof.

     As used in this opinion, the expression "to our knowledge" or "known to us" with reference to matters of fact means that, after an examination of documents made available to us by Solectron and Merger Sub, and after inquiries of officers of Solectron and Merger Sub, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for Solectron and Merger Sub solely in connection with the Reorganization Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of Solectron and Merger Sub or the rendering of the opinion set forth below.

     For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate action, to execute and deliver the Reorganization Agreement and we assume that the representations and warranties made by you in the Reorganization Agreement and pursuant thereto are true and correct. We are also assuming that the Force stockholders have purchased their Company Capital Stock for value, in good faith and without notice of any adverse claim within the meaning of the Uniform Commercial Code.

Force Computers Inc.
September  ____  , 1996
Page 2

     The opinions hereinafter expressed are subject to the following qualifications:

     A. We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

     B. We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal or state laws affecting the rights of creditors generally;

     C. We express no opinion as to compliance with the anti-fraud provisions of state and federal laws, rules and regulations concerning the issuance of securities.

     D. We express no opinion as to the enforceability of any of the agreements attached as exhibits to the Reorganization Agreement;

     E. We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to laws of any jurisdiction other than the laws of the United States of America and the laws of the State of California.

     Based upon and subject to the foregoing, and as except as set forth in the Reorganization Agreement, we are of the opinion that:

     1. Solectron is a corporation duly organized, validly existing and in good standing under the laws of the State of California and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Solectron and Merger Sub have all requisite power and authority to own, operate and lease their properties and to carry on their business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing in each state of the United States in which the failure to be so qualified would have a Parent Material Adverse Effect.

     2. The issuance of the shares (the "Shares") of Solectron Common Stock to be issued and delivered to the shareholders of Force in exchange for shares of Company Capital Stock, will, when issued in accordance with the terms of the Reorganization Agreement, be validly issued, fully paid and nonassessable and free of liens, encumbrances or preemptive or similar rights contained in the Articles of Incorporation or Bylaws of Solectron; provided, however, that the Shares may be subject to restriction on transfer under state and/or federal securities laws. The shares of Solectron Common Stock which will be issuable upon exercise of the Company Options to be assumed by Solectron in accordance with the Reorganization Agreement have been duly reserved and authorized for issuance upon exercise of such options and, when issued in accordance with the respective terms of such options, such shares will be duly authorized and validly issued, fully paid and nonassessable. Assuming the Company Options to be assumed by Solectron in the Merger were valid and binding obligations of Force prior to the assumption thereof and assuming the consummation of the Merger will not cancel or invalidate such options in accordance with their respective terms, such options will represent valid and binding obligations of Solectron when assumed by Solectron in accordance with terms of the Reorganization Agreement.

     3. Each of Solectron and Merger Sub has all requisite corporate power and authority to enter into the Reorganization Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Reorganization Agreement, the performance by Solectron and Merger Sub of their obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Solectron and Merger Sub, and have been approved by the Board of Directors of Solectron and Merger Sub and the sole stockholder of Merger Sub. No other corporate proceeding on the part of Solectron or Merger Sub is necessary to authorize the Reorganization Agreement by Solectron and Merger Sub or the performance of Solectron's and Merger Sub's obligations thereunder or the consummation of the transactions contemplated

Force Computers Inc.
September  ____  , 1996
Page 3

thereby. The Reorganization Agreement has been duly executed and delivered by Solectron and Merger Sub and, assuming due execution and delivery by Force, constitutes the legal, valid and binding obligation of Solectron and Merger Sub, enforceable against Solectron and Merger Sub in accordance with its terms.

     4. To our knowledge, there is no action, suit, proceeding, claim or investigation pending or threatened against Solectron or Merger Sub which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Reorganization Agreement.

     This opinion is solely for your benefit and is not to be made available to or relied upon by any other person without our express prior written consent.

                                          Very truly yours,

                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation

                                   EXHIBIT E

                FORM OF OPINION OF GRAY CARY WARE & FREIDENRICH

                        ________________________ , 1996

Solectron Corporation
847 Gibraltar Drive
Milpitas, CA 95038

Ladies and Gentlemen:

     We have acted as special counsel to Force Computers Inc., a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of Force Acq. Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Solectron Corporation, a California corporation ("Parent"), with and into the Company pursuant to the Agreement and Plan of Reorganization among Parent, Merger Sub and the Company dated as of September ____ , 1996 (the "Reorganization Agreement"). This opinion is furnished to you pursuant to
Section 6.3(d) of the Reorganization Agreement. Unless otherwise defined herein, the capitalized terms used in this opinion have the meaning given to them in the Reorganization Agreement.

     We have acted as counsel for the Company in connection with the negotiation of the Reorganization Agreement and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings which we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us, and the due execution and delivery of all documents by each party other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. We have not reviewed the dockets or other records of any governmental or regulatory authority.

     As used in this opinion, the expression "to our knowledge" or "known to us" with reference to matters of fact means that, after an examination of documents provided to us by the Company and after inquiries of certain senior officers of the Company, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the Reorganization Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below.

     For purposes of this opinion letter, we are assuming that each party to the Reorganization Agreement (other than the Company) has all requisite power and authority, and has taken any and all necessary corporate and stockholder action, to execute and deliver the Reorganization Agreement, and that the representations and warranties made by the parties in the Reorganization Agreement and pursuant thereto (including, without limitation, the certificates supplied pursuant to Article VI thereof) are true and correct. We are assuming further that the Reorganization Agreement constitutes the legal, valid and binding obligation of each party thereto other than the Company, enforceable against each such party in accordance with its terms.

     The opinions hereinafter expressed are subject to the following qualifications:

     We express no opinion as to (a) the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);
(b) the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal or state laws affecting the rights of creditors generally; (c) compliance with the ani-fraud provisions of

Selectron Corporation
________________________ , 1996
Page 2

state and federal laws, rules and regulations concerning the issuance of securities; or (d) the enforceability of any of the agreements attached as exhibits to the Reorganization Agreement. We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware, and the state laws of the State of California.

     Based upon and subject to the foregoing, and except as set forth in the Reorganization Agreement and the Company's Disclosure Schedules, and subject to the limitations and exceptions set forth therein, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing in each state of the United States in which the failure to be so qualified would have a Material Adverse Effect.

     2. The Company has all requisite corporate power and authority to enter into the Reorganization Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of the Reorganization Agreement, the performance by the Company of its obligations thereunder, and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Company and its stockholders, respectively, and have been approved by the Board of Directors and stockholders of the Company. No other corporate or stockholder proceeding on the part of the Company or its stockholders, respectively, is necessary to authorize the execution and delivery of the Reorganization Agreement by the Company or the performance of the Company's obligations thereunder or the consummation by the Company of the transactions contemplated thereby. The Reorganization Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery thereof by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     3. To our knowledge there is no action, suit, proceeding, claim or investigation pending or threatened against the Company which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Reorganization Agreement.

     4. Based on our review of the minute books, stock ledger [and other specified records] of the Company, the authorized capital stock of the Company ("Company Capital Stock") as of [date] consists of [8,000,000] shares of common stock, $0.001 par value, of which [4,819,348] shares were issued and outstanding as of [date], and [602,738] shares of Series A Preferred Stock, of which [602,783] shares were issued and outstanding as of [date], and all outstanding shares of Company Capital Stock [as of such date] are duly authorized, validly issued, fully paid and non-assessable. To our knowledge, [as of such date] there was no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock of the company, or (ii) outstanding security, instrument or obligation that is or may, pursuant to the terms thereof, become convertible into or exchangeable for any shares of capital stock of the Company.

Selectron Corporation
________________________ , 1996
Page 3

     5. The execution and delivery of the Reorganization Agreement by the Company and the performance by the Company of its obligations as set forth therein (including the consummation of the Merger): (a) do not violate any provision of the Company's Certificate of Incorporation or Bylaws, each as amended to date and giving effect to the amendments to be made immediately prior to the Effective Time of the Merger; (b) do not violate or contravene: (i) any order, writ judgment, injunction, decree or determination of award which has been entered against the Company and of which we are aware, or (ii) any federal or California governmental statute, rule or regulation applicable to the Company; and (c) will not result in a material breach or violation of, or constitute a default under, any [specified material agreements to be agreed upon].

     This opinion is solely for your benefit and is not to be made available to or relied upon by any other person without our express prior written consent.

                                          Very truly yours,

                                          GRAY CARY WARE & FREIDENRICH
                                          A Professional Corporation

GMG/RJH

                                   EXHIBIT F

             FORM OF LEGAL OPINION OF LOCAL COUNSELS TO THE COMPANY

     The opinions of local counsel shall be in a form or forms consistent with opinions customarily rendered by attorneys, solicitors and counselors at law in the applicable jurisdiction and shall contain an opining paragraph to the effect that the applicable Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. In addition, local counsel to the German Subsidiary shall render an opinion as to such additional customary matters as the parties shall reasonably agree.

[ADVOKALFISMAN MALMTOF LETTERHEAD]

Solectron Corporation
847 Gibraltar Drive Bldg. 5
Milpitas, CA 95038
USA

Dear sirs,

     This Legal Opinion as to Swedish Law is addressed to You in connection with the Agreement and Plan of Reorganization by and among Solectron Corporation, Force Acquisition Corporation and Force Computers Inc dated September 25th 1996 with regard to the subsidiary of Force Computers Inc, Force Computers Sweden, Stockholm.

     For the purpose of giving this opinion we have examined copies of all documentation concerning Force Computers Sweden as legal status.

     Our opinion is confined to, and given on the basis of the Law of Sweden as currently applied by the courts of Swedish Law and we have made no investigation of the Laws of any country or jurisdiction other than Swedish and we do not express or imply any opinion thereon. In particular, but without prejudice to the foregoing, we do not express or imply any opinion as to the validity, enforceability or effect of the Agreement and Plan of Reorganization by and among Solectron Corporation, Force Acquisition Corporation and Force Computers Inc.

1) Force Computers is a private limited company duly incorporated, registered, validly existing and in good standing under the Laws of Sweden.

2)  Force Computer Sweden AB is owned by the following shareholders:

    Force Computer Inc........................................................    5000 shares
    Total.....................................................................    5000 shares

     This opinion is addressed to You solely for Your own use and is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to without our prior written permission and may not be relied upon by anyone else, and this opinion is limited to the matters expressly stated herein and does not extend to, and is not be read as extended by implication to, any matter other than is connection with the transactions or documents referred to herein.

                                          Very truly Yours,

                                          /s/ [Signature Illegible]

                         [COOPERS & LYBRAND LETTERHEAD]

Solectron Corporation                                              PJLW/MC/HH402
847 Gibraltar Drive Bldg. 5
Milpitas
CA 95038
USA                                                                 October 1996

Dear Sirs

     This Legal Opinion as to English law is addressed to you in connection with the Agreement and Plan of Reorganisation by and among Solectron Corporation, Force Acquisition Corporation and FORCE COMPUTERS Inc. dated September 25th, 1996 with regard to the subsidiary of FORCE COMPUTERS Inc., FORCE COMPUTERS (UK) LIMITED incorporated in England and Wales on 21 January 1986 with registered number 1980386 ("the Company").

     For the purpose of giving this opinion we have examined:

     (i) the results of a company search carried out against the Company at the Companies Registration Office in London on October 1996 ("the Search");

     (ii)  the register of members of the Company as at October 1996; and

     (iii) all certificates of incorporation and certificates of incorporation on change of name of the Company.

     Our opinion is confined to, and given on the basis of, the laws of England as currently applied by the courts of England and we have made no investigation of the laws of any country or jurisdiction other than England and we do not express or imply any opinion thereon. In particular, but without prejudice to the foregoing, we do not express or imply any opinion as to the validity, enforceability or effect of the Agreement and Plan of Reorganisation by and among Solectron Corporation, Force Acquisition Corporation and FORCE COMPUTERS Inc.

     Based upon and subject to the foregoing, we are of the opinion that:

     (1) The Company is a private company limited by shares duly incorporated, registered, validly existing and in good standing under the laws of England.

     (2) The issued share capital of the Company is registered in the name of the following shareholders:

         FORCE COMPUTERS Inc................................................    49,500 shares
         FORCE COMPUTERS GmbH...............................................       500 shares
                                                                                 ------------
         Total..............................................................    50,000 shares
                                                                                 ============

     For the purposes of rendering this opinion we have assumed:

     (i)   the genuineness of all signatures;

     (ii) the completeness and conformity to originals of documents purporting to be certified, photostatic or facsimile copies of originals and the authenticity of the originals of such copy documents;

     (iii) that no receiver, administrative receiver, administrator or liquidator has been appointed over the whole or any part of the Company's assets or undertaking and that the Company is not the subject of any winding-up proceedings.

     This opinion is addressed to you solely for your own use and is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to without our prior written permission and may not be relied upon by anyone else, and this opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any matter other than in connection with the transactions or documents referred to herein.

Yours faithfully

                           [ANDERSON MORI LETTERHEAD]

Solectron Corporation
847 Gibraltar Drive Bldg. 5
Milpitas, CA 95038
U. S. A.
Dear Sirs/Mesdames:

     This legal opinion as to Japanese law is addressed to you in connection with the Agreement and Plan of Reorganisation by and among Solectron Corporation, Force Acquisition Corporation and FORCE COMPUTERS Inc. dated September 25th, 1996 with regard to the Japanese subsidiary of FORCE COMPUTERS Inc., FORCE COMPUTERS Japan K.K. in Tokyo, Japan (the "Subsidiary").

     For the purpose of giving this opinion we have examined copies of following:

     (1)  the Articles of Incorporation of the Subsidiary;

     (2) a certified copy of the Commercial Register of the Subsidiary dated September 24, 1996; and

     (3)  various corporate minutes of the Subsidiary.

     We have also examined such other matters, documents and records and considered such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

     Our opinion is confined to, and given on the basis of, the law of Japan as currently applied by the courts of Japan and we have made no investigation of the law of any country or jurisdiction other than Japan and we do not express or imply any opinion thereon. In particular, but without prejudice to the foregoing, we do not express or imply any opinion as to the validity, enforceability or effect of the Agreement and Plan of Reorganisation by and among Solectron Corporation, Force Acquisition Corporation and FORCE COMPUTERS Inc.

     Based upon and subject to the foregoing, we are of the opinion that:

     (1) FORCE COMPUTERS Japan K.K. is a stock corporation (kabushiki kaisha) duly incorporated, registered and validly existing under the laws of Japan.

     (2) FORCE COMPUTERS Japan K.K. is wholly owned by FORCE COMPUTERS Inc. ((1,000 shares).

     This opinion is addressed to you solely for your own use and is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to without our prior written permission and may not be relied upon by anyone else, and this opinion is limited to the matters expressly stated herein and does not extend to, and is not be read as extended by implication to, any matter other than in connection with the transactions or documents referred to herein.

                                          Very truly yours,

                                          ANDERSON MORI

                                          By:
                                            Kenichi
                                             Nakano

KEN/JYS:jnk

                    [CABINET NACCACH -- WEKSTEIN LETTERHEAD]

                                          SOLECTRON CORPORATION
                                          847 Gibraltar Drive Bldg. 5
                                          Milpitas, CA 95038
                                          U.S.A.

                                          Paris.

Dear Sirs,

     Further to Force Computers Inc's request, regarding the merger agreement between Solectron Corporation, Force Acquisition Corporation and Force Computers Inc and regarding French law, I certify that today, my client, FORCE COMPUTERS
FRANCE:

     1)   Is a subsidiary of Force Computers Inc;

     2) Is duly incorporated and registered with the registration number B 331 310 912 delivered by Commercial Court of Nanterre since 31.12.94;

     3)   Can accomplish the activities authorized by its statutes;

     4)   Is not in suspension of payment nor in state of bankruptcy;

     5) Has a capital of 250.000 F.F. divided in 2500 shares of 100 F.F. each, owned by:

         -- Force Computers Inc.................................................  2495 shares
         -- Force Computers Gmbh................................................  5 shares

                                          Sincerely yours,

                                          /s/ [Signature Illegible]

c/c Force Computer GmbH

                              [COOPERS & LYBRAND]

Solectron Corporation
847 Gibraltar Drive Bldg. 5
Milpitas, CA 95038
USA

Dear Sirs,

     This Legal Opinion as to Belgian law is addressed to you in connection with the Agreement and Plan of Reorganization by and among Solectron Corporation, Force Acquisition Corporation and FORCE COMPUTERS Inc. dated September 25, 1996 with regard to the Belgian subsidiary of FORCE COMPUTERS Inc., FORCE COMPUTERS BENELUX (Zaventem).

     For the purpose of giving this opinion we have examined a copy of the incorporation deed dated May 15, 1996, delivered and signed in original by the Notary Public, containing the text of the articles of association of the company together with the identity of the founders and the number of shares subscribed by each of them, an original copy of the Appendices to the Belgian Official Gazette dated June 8, 1996, publishing under number 960608-478 an extract of the articles of association together with the identity of the founders and the number of shares subscribed by each of them, and finally a copy of the registration form with the Commercial Register of Brussels. We did not examine the share register of the company, it being in possession of Mr. Abel at Force Computers GmbH.

     Our opinion is confined to, and given on the basis of, the law of Belgium as currently applied by the courts of Belgium and we have made no investigation of the laws of any country or jurisdiction other than Belgium and we do not express or imply any opinion thereon. In particular, but without prejudice to the foregoing, we do not express or imply any opinion as to the validity, enforceability or effect of the Agreement and Plan of Reorganization by and among Solectron Corporation, Force Acquisition Corporation and FORCE COMPUTERS Inc.

     As far as the shareholders of the company are concerned, we have assumed that no changes have occurred since the incorporation date, being May 15, 1996. The shares are indeed nominative ones. Immediately after the incorporation, the share register has been opened and the distribution of shares between the founding shareholders has been duly registered in this share register. However, according to article 43 of the Consolidated Commercial Companies Act, the change of ownership of nominative shares can only be ascertained by an entry in the register in question. In the absence of examination of the share register since the incorporation of the company, we are consequently not in a position to express an opinion on the present situation of the distribution of shares between the shareholders. Therefore we can only refer to the incorporation documents.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. FORCE COMPUTERS BENELUX S.A./N.V. is a public limited liability company (Societe Anonyme/Naamloze Vennootschap) duly incorporated, validly existing and in good standing under the law of Belgium. This company is also duly registered with the Commercial Register of Brussels under number 602.906.

     2. The distribution of shares between the two shareholders of FORCE COMPUTERS BENELUX was, at the incorporation date, as follows:

         FORCE COMPUTERS Inc.................................................... 2.475 shares
         FORCE COMPUTERS GmbH...................................................    25 shares
                                                                                 ------------
         Total.................................................................. 2.500 shares

        We are not aware of any modifications of such distribution since the incorporation.

     3. Following the incorporation deed (Title L, article 4), and according to article 31, 2 of the Consolidated Commercial Companies Act, it is to be noted that FORCE COMPUTERS Inc. has declared to assume the full liability of the founders.

     This opinion is addressed to you solely for your own use and is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to without our prior written permission and may not be relied upon by anyone else, and this opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any matter other than in connection with the transactions or documents referred to herein.

                                          Very truly yours,

                                          /s/ [Signature Illegible]
                                          Legal Department

                          [ROTHE, SENNINGER & KOLLMAR]

Solectron Corporation
847 Gibraltar Drive Bldg. 5
Milpitas, CA 95038
USA

Dear Sirs,

     This Legal Opinion as to german law is addressed to you in connection with the Agreement and Plan of Reorganisation by and among Solectron Corporation, Force Acquisition Corporation and Force Computers Inc. dated September 25th, 1996 with regard to the German subsidiary of Force Computers Inc., Force Computers GmbH, Neubiberg.

     For the purpose of giving this opinion we have examined:

     1.    a copy of Certificate of Registration of Force Computers GmbH;

     2.    a copy of the current statutes of the Force Computers GmbH.

     Our opinion is confined to, and given on the basis of, the law of the Federal Republic of Germany as currently applied by the Courts of the Federal Republic of Germany and we have made no investigation of the laws of any country or jurisdiction other than the Federal Republic of Germany and we do not express or imply any opinion thereon. In particular, but without prejudice to the foregoing, we do not express or imply any opinion as to the validity, enforceability or effect of the Agreement and Plan of Reorganisation by and among Solectron Corporation, Force Acquisition Corporation and Force Computers Inc.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. Force Computers GmbH is a Gesellschaft mit beschrunkter Haftung ("GmbH") duly incorporated and registered under the laws of the Federal Republic of Germany.

     2. Mr. Sven Behrendt, Mr. Hans-Jurgen Jakel, Mr. Nicholas Walker and Mr. Michael Schmehl are authorized to represent Force Computers GmbH and to act on behalf of Force Computers GmbH individually.

     This opinion is addressed to you solely for your own use and is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to without our prior written permission and may not be relied upon by anyone else, and this opinion is limited to the matters expressly stated herein and does not extend to, and is not be read as extended by implication to, any matter other than in connection with the transactions or documents referred to herein.

                                          Very truly yours,

                                                Rothe, Senninger & Kollmar

                                          by:
                                                      (Dr. Kollmar)

                                   EXHIBIT G

     The following individuals will be signing the form of Non-Competition Agreement under which their names are listed below:

NON-COMPETITION AGREEMENT -- 1    NON-COMPETITION AGREEMENT -- 2    NON-COMPETITION AGREEMENT -- GERMANY
------------------------------    ------------------------------    ------------------------------------
Sven Behrendt                     Stephen Dow                       Nick Walker
Hans-Jurgen Jakel                                                   Martin Jones
                                                                    Michael Schmohl
                                                                    Jurgen Baumann

                                   EXHIBIT G

                         NON-COMPETITION AGREEMENT -- 1

     This Agreement is entered into by and between Solectron Corporation ("Solectron"), Force Computers Inc. ("Force") and ____________________________________ ("Employee") as of September 25, 1996.

                                    RECITALS

     A. Pursuant to that certain Agreement and Plan of Reorganization (the "Merger Agreement") dated as of September 25, 1996 by and between Solectron, Force Acq. Corp. ("Sub") and Force, Sub will merge with and into Force (the "Merger") and any shares of Force capital stock owned by Employee will be exchanged for Solectron Common Stock and any options to acquire Force Common Stock will be assumed by Solectron and become options to acquire Solectron Common Stock;

     B. Employee owns an equity interest in Force (whether through outstanding capital stock or options to purchase capital stock), has served as a ____________________________________ at Force and has gained substantial knowledge and expertise in connection with Force's products, organization and customers;

     C. Solectron and Force or Employee acknowledge that it would be detrimental to Force and Solectron if Employee would compete with Force or Solectron in any part of the Business (as hereinafter described) following the Merger;

     D. Solectron and Force are engaged in the business described on Exhibit A (collectively the "Business");

     E. It is a condition to the obligation of Solectron to consummate the Merger that certain key employees of Force, including Employee, enter into this Agreement;

     F. As inducement to Solectron to consummate the Merger, and in consideration of the amounts paid to Shareholders of Force under the Merger Agreement, Employee desires to agree with Solectron as further provided herein;

     NOW, THEREFORE, Intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                NON-COMPETITION

     1.1 Non-Competition.

          (a) The parties understand and agree that this Agreement is entered into in connection with the Merger. The parties further understand and agree that Employee is a key and significant member of Force, owns a significant equity interest in Force and that the Merger is contingent upon Employee entering into this Agreement, including this non-competition provision. In addition, the parties understand that prior to the Merger, Force was engaged in the Business in each of the fifty states of the United States (together with its territories and possessions and the District of Columbia) and Canada, Europe and Asia. The parties further understand that Solectron is currently engaged in the Business in each of the fifty states of the United States and Canada, Europe and Asia. (The United States and the regions set forth above shall hereafter be referred to as the "Geographic Scope of the Business".) Employee further acknowledges that Force and Solectron following the Merger will continue conducting the Business in all parts of the Geographic Scope of the Business. The parties expressly acknowledge and agree that the non-competition provisions contained in this Agreement are permissible and enforceable pursuant to the provisions of applicable law.

          (b) During the period commencing on the Closing Date (as defined in the Merger Agreement) of the Merger and ending two years after the Closing Date, without the prior written consent of the Chief Executive Officer or Chief Operating Officer of Solectron, Employee shall not either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder or investor of any person, firm, corporation, partnership or other entity:

             (i) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly competes with Force's or Solectron's Products or Services (for purposes hereof "Products or Services" shall be defined as the products produced, marketed, sold, serviced or under development by, or services provided by, Force or Solectron at any time from the Closing Date through the date when Employee ceases to be employed by Solectron);

             (ii) induce or attempt to induce any person who at the time of such inducement is an employee of Force or Solectron to perform work or services for any other person or entity other than Force or Solectron; or

             (iii) permit the name of Employee to be used in connection with a business or endeavor that competes with the Business, either in whole or in part, anywhere in the Geographic Scope of the Business.

     Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as passive investment, up to 4.9% of any class of "publicly traded securities" of any person or entity which owns a competitive Business, and up to 10% of the outstanding securities that are not "publicly traded securities" of any person or entity which owns a competitive Business. For the purposes of this
Section 1.1, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the Nasdaq National Market, and the term "passive investment" shall include an investment through a mutual fund, limited partnership or other investment vehicle which is engaged in the business of portfolio investments.

     Notwithstanding the foregoing, Employee will not be prohibited from competing with Solectron or Force in the Geographic Scope of the Business, if
(a) Solectron or Force or any of their successors, or any entity deriving title to its good will or shares, ceases to carry on a like Business therein, or (b) Employee's employment is terminated by Solectron or Force other than as a result of Employee's voluntary resignation or for "cause". "Cause" as used herein shall mean (i) habitual or repeated failure to perform reasonably assigned duties after Employee has received written demand for performance which includes reasonable detail describing non-performance (provided that as long as Employee is performing such duties at a level of performance at least comparable to the level of performance by Employee as an employee prior to the Merger, Employee shall not be deemed to have "failed to perform" for purposes of this clause);
(ii) engagement in gross misconduct which is injurious to Solectron or Force;
(iii) commission of a felony or an act of fraud against Solectron or Force; or
(iv) Employee's breach of confidentiality or proprietary information agreement between Employee and either of Solectron or Force. This exception to Employee's covenant not to compete only applies to the country in which the Business is no longer carried on and does not affect the enforceability of this Paragraph in the countries in which the Business is continued.

     1.2 Savings Clause. If any restriction set forth in Section 1.1 above is held to be unreasonable or unenforceable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period or business as shall be deemed reasonable.

                                   ARTICLE II

                                 MISCELLANEOUS

     2.1 Successors, Assigns, Merger. This Agreement shall be binding upon and shall inure to the benefit of Solectron and its successors and assigns. This Agreement shall be binding upon Employee and shall inure to his benefit and to the benefit of his heirs, executors, administrators and legal representatives, but shall not be assignable by Employee.

     2.2 Entire Agreement. This Agreement constitutes the entire agreement between Solectron and Employee relating to his employment and the additional matters herein provided for. This Agreement supersedes and replaces any prior verbal or written agreements between the parties. This Agreement may be amended or altered only in a writing signed by the CEO or COO of Solectron and Employee.

     2.3 Applicable Law; Severability. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to conflicts of laws and principles. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions hereof shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

     2.4 Proprietary Information Agreement. Employee shall execute Solectron's Proprietary Information and Inventions Agreement prior to the Effective Time of the Merger.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

FORCE COMPUTERS INC.                             SOLECTRON CORPORATION
By:                                              By:
Its:                                             Its:
                                                 EMPLOYEE
                                                 Name:

                                   EXHIBIT A

     Business. "Business" shall mean (i) the provision of customized, integrated manufacturing services to customers within the electronics industry, including electronic assembly and turnkey manufacturing, and (ii) the embedded computing and controller market and the related design services market.

                         NON-COMPETITION AGREEMENT -- 2

     This Agreement is entered into by and between Solectron Corporation ("Solectron"), Force Computers Inc. ("Force") and ____________________________
("Employee") as of September 25, 1996.

                                    RECITALS

     A. Pursuant to that certain Agreement and Plan of Reorganization (the "Merger Agreement") dated as of September 25, 1996 by and between Solectron, Force Acq. Corp. ("Sub") and Force, Sub will merge with and into Force (the "Merger") and any shares of Force capital stock owned by Employee will be exchanged for Solectron Common Stock and any options to acquire Force Common Stock will be assumed by Solectron and become options to acquire Solectron Common Stock;

     B. Employee owns an equity interest in Force (whether through outstanding capital stock or options to purchase capital stock), has served as a ____________________________________ at Force and has gained substantial knowledge and expertise in connection with Force's products, organization and customers;

     C. Solectron and Force or Employee acknowledge that it would be detrimental to Force and Solectron if Employee would compete with Force or Solectron in any part of the Business following the Merger;

     D. Solectron and Force are engaged in the business described on Exhibit A (collectively the "Business");

     E. It is a condition to the obligation of Solectron to consummate the Merger that certain key employees of Force, including Employee, enter into this Agreement;

     F. As inducement to Solectron to consummate the Merger, and in consideration of the amounts paid to Shareholders of Force under the Merger Agreement and the amounts payable to Employee hereunder, Employee desires to agree with Solectron as further provided herein;

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                NON-COMPETITION

     1.1 Non-Competition.

          (a) The parties understand and agree that this Agreement is entered into in connection with the Merger. The parties further understand and agree that Employee is a key and significant member of Force, owns a significant equity interest in Force and that the Merger is contingent upon Employee entering into this Agreement, including this non-competition provision. In addition, the parties understand that prior to the Merger, Force was engaged in the Business in each of the fifty states of the United States (together with its territories and possessions and the District of Columbia) and Canada, Europe and Asia. The parties further understand that Solectron is currently engaged in business in each of the fifty states of the United States and Canada, Europe and Asia. (The United States and the regions set forth above shall hereafter be referred to as the "Geographic Scope of the Business".) Employee further acknowledges that Force and Solectron following the Merger will continue conducting such business in all parts of the Geographic Scope of the Business. The parties expressly acknowledge and agree that the non-competition provisions contained in this Agreement are permissible and enforceable pursuant to the provisions of applicable law.

          (b) During the period commencing on the Closing Date (as defined in the Merger Agreement) of the Merger and ending two years after the Closing Date (the "Restricted Period"), without the prior written consent of the Chief Executive Officer or Chief Operating Officer of Solectron, Employee shall not either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder or investor of any person, firm, corporation, partnership or other entity:

             (i) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly competes with Force's Products or Services (for purposes hereof "Products or Services" shall be defined as the products produced, marketed, sold, serviced or under development by, or services provided by, Force at any time from the Closing Date through the date when Employee ceases to be employed by Solectron);

             (ii) induce or attempt to induce any person who at the time of such inducement is an employee of Force or Solectron to perform work or services for any other person or entity other than Force or Solectron; or

             (iii) permit the name of Employee to be used in connection with a business or endeavor that competes with the Business; either in whole or in part, anywhere in the Geographic Scope of the Business.

     Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as passive investment, up to 4.9% of any class of "publicly traded securities" of any person or entity which owns a competitive Business, and up to 10% of the outstanding securities that are not "publicly traded securities" of any person or entity which owns a competitive Business. For the purposes of this
Section 1.1, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the Nasdaq National Market, and the term "passive investment" shall include an investment through a mutual fund, limited partnership or other investment vehicle which is engaged in the business of portfolio investments.

     Notwithstanding the foregoing, Employee will not be prohibited from competing with Solectron or Force in the Geographic Scope of the Business, if
(a) Solectron or Force or any of their successors, or any entity deriving title to its good will or shares, ceases to carry on a like Business therein, or (b) Employee's employment is terminated by Solectron or Force other than as a result of Employee's voluntary resignation or for "cause". "Cause" as used herein shall mean (i) habitual or repeated failure to perform reasonably assigned duties after Employee has received written demand for performance which includes reasonable detail describing non-performance (provided that as long as Employee is performing such duties at a level of performance at least comparable to the level of performance by Employee as an employee prior to the Merger, Employee shall not be deemed to have "failed to perform" for purposes of this clause);
(ii) engagement in gross misconduct which is injurious to Solectron or Force;
(iii) commission of a felony or an act of fraud against Solectron or Force; or
(iv) Employee's breach of confidentiality or proprietary information agreement between Employee and either of Solectron or Force. This exception to Employee's covenant not to compete only applies to the country in which the Business is no longer carried on and does not affect the enforceability of this Paragraph in the countries in which the Business is continued.

     1.2 Non-Competition Payment. If the Employee's employment with Solectron or Force is terminated at any time during the Restricted Period (other than by voluntary resignation, retirement, death or disability, or termination for cause), Solectron or Force, as the case may be, shall pay to Employee one-half of the annual compensation including base salary and bonus in effect as of the date of such termination (the "Non-Competition Payment). The Non-Competition Payment shall be paid on a pro rata basis at the end of each month, and shall be reduced by the amount of any income which Employee receives or becomes entitled to receive for such period, including income from employment, self-employment, or other work, deferred compensation, and the amount of any unemployment benefits received by Employee. Notwithstanding any other provision of this Agreement, if Solectron and Force release Employee from Employee's obligations set forth in Section 1.1 of this Agreement, the obligation to pay any further Non-Competition Payment to Employee shall cease. If Employee's employment terminates by reason of voluntary resignation, retirement, death or disability, or termination for cause, Employee shall not be entitled to receive a Non-Competition Payment. Nothing herein shall affect Employee's right (if any) to receive severance or other benefits pursuant to the other agreements and plans then in effect.

     1.3 Savings Clause. If any restriction set forth in Section 1.1 above is held to be unreasonable or unenforceable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period or business as shall be deemed reasonable.

                                   ARTICLE II

                                 MISCELLANEOUS

     2.1 Successors, Assigns, Merger. This Agreement shall be binding upon and shall inure to the benefit of Solectron and its successors and assigns. This Agreement shall be binding upon Employee and shall inure to his benefit and to the benefit of his heirs, executors, administrators and legal representatives, but shall not be assignable by Employee.

     2.2 Entire Agreement. This Agreement constitutes the entire agreement between Solectron and Employee relating to his employment and the additional matters herein provided for. This Agreement supersedes and replaces any prior verbal or written agreements between the parties. This Agreement may be amended or altered only in a writing signed by the Chief Executive Officer or Chief Operating Officer of Solectron and Employee.

     2.3 Applicable Law; Severability. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to conflicts of laws and principles. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions hereof shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

     2.4 Proprietary Information Agreement. Employee shall execute Solectron's Proprietary Information and Inventions Agreement prior to the Effective Time of the Merger.

     2.5 Effectiveness. This Agreement shall be of no further force or effect, and the parties shall have no further obligations hereunder, if the Merger Agreement is not signed on or before October 1, 1996, or if the Merger Agreement is terminated, or the Merger is not consummated on or before the date set forth in Section 8.1(b) of the Merger Agreement, as the same may be amended from time to time.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

FORCE COMPUTERS INC.                             SOLECTRON CORPORATION
By:                                              By:
Its:                                             Its:
                                                 EMPLOYEE
                                                 Name:

                                   EXHIBIT A

     BUSINESS. "Business" shall mean the embedded computing and controller market and the related design services market.

                      NONCOMPETITION AGREEMENT -- GERMANY

                               SEPTEMBER 25, 1996

Dear ____________________________________ ,

     As a highly-valued employee, your continued support is essential to the success of our business. As no doubt you will appreciate, if you should decide to leave the company to work for a competitor, or to set up business on your own, this could be damaging to our business. We would, therefore, ask you to agree to the following terms to supplement your contract of employment. As used herein, "employer" means Force Computers GmbH.

                  POST-CONTRACTUAL PROHIBITION ON COMPETITION

     1. The employee agrees not to compete with the employer, either directly or indirectly, in any area of its business as described in Exhibit A (collectively, the "Business") during the period of two (2) years following the Closing Date (as defined in the Agreement and Plan or Reorganization dated as of September 25, 1996 by and among Solectron Corporation, Force Acquisition Corporation, and Force Computers Inc.), and, in particular, not to work as a free-lance worker, an employee or in any other manner whatsoever, for a Business which is in competition, either directly or indirectly, with the employer. The employee may not set up, acquire or hold a direct or indirect interest in such a competing Business during the period referred to above. Notwithstanding the foregoing, the employee may own, directly or indirectly, solely as passive investment, up to 4.9% of any class of "publicly traded securities" of any person or entity which owns such a competing Business, and up to 10% of the outstanding securities that are not "publicly traded securities" of any person or entity which owns such a competing business. For the purposes of this paragraph 1, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange in the United States or Germany or listed on the NASDAQ National Market, and the term "passive investment" shall include an investment through a mutual fund, limited partnership or other investment vehicle which is engaged in the business of portfolio investments.

     2. The employer agrees to pay the employee compensation for the period of the prohibition of half the last remuneration received by the employee under his contract of employment (including base salary and bonus in effect as of the date of termination) for each year of the prohibition. The compensation payment shall be made on a pro rata basis at the end of a month.

     3. Any income which the employee earns, or deliberately fails to earn, during the term of the post-contractual prohibition on competition from self-employment, employment or other work, including any unemployment benefit received by the employee, shall be set off against the compensation payment payable under paragraph 2 above. The employee is under an obligation, at the request of the employer, to provide details of the amount of such income.

     4. If the employment contract terminates due to the employee taking early or final retirement paragraphs 1 to 3 shall not take effect.

     5. The employer may, under Section 75(a) of the German Commercial Code, give the employee written notice that it waives the post-contractual prohibition on competition. In such a case, the obligation to make a payment by way of compensation under paragraph 2 above lapses on expiration of one year after such notice has been given.

     6. If the employment contract is terminated for an important reason, the party terminating the contract is entitled to cancel the prohibition on competition by giving the other party written notice within one (1) month after notice of the extraordinary termination for an important reason.

     7. For each breach of the post-contractual prohibition on competition, a contractual penalty of six (6) months gross salary shall be payable. In the event of a continuous breach (an interest or activity continues for more than one month), the contractual penalty shall be payable for each new month. This is without prejudice to any further claims to damages. The decision by the employer to claim damages does not release the employee from his obligation not to compete. The employer is not under any obligation to make payment of compensation in accordance with paragraph 2 above while the breach continues.

     8. Sections 75 et seq. of the German Commercial Code shall apply to supplement the above terms.

     Please sign and return the attached copy of this letter to confirm your agreement with the above terms.

                                          Yours sincerely,

                                                   FORCE COMPUTERS GmbH

                                          By:
                                            Name:
                                            Title:

                                   EXHIBIT A

     BUSINESS. "Business" shall mean the embedded computing and controller market and the related design services market.

                                   EXHIBIT H

                             SOLECTRON CORPORATION

                       DECLARATION OF REGISTRATION RIGHTS

     This Declaration of Registration Rights ("Declaration") is made as of September 25, 1996 by Solectron Corporation, a California corporation ("Solectron" or the "Parent"), for the benefit of the affiliates of Force Computers Inc., a Delaware corporation ("Affiliate" as defined below or "Holder") ("Force") acquiring shares of Common Stock of Solectron pursuant to that certain Agreement and Plan of Reorganization dated as of September 25, 1996 (the "Reorganization Agreement"), among Solectron, Force and Force Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Solectron ("Sub").

     1. Definitions. As used in this Declaration:

          (a) "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (b) "Securities Act" means the Securities Act of 1933, as amended.

          (c) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

          (d) "Holder" means: (i) an affiliate of Force (as defined below) to whom shares of Registrable Securities are issued pursuant to the Reorganization Agreement, for so long as such holder continues to hold such shares or (ii) a transferee of Registrable Securities by a Holder, to whom registration rights under this Declaration are assigned pursuant to Section 9 of this Declaration and becomes a Holder (within the meaning of this Agreement) of Registrable Securities.

          (e) "Registrable Securities" means for each Holder the shares of Parent Common Stock issued to such Holder pursuant to the Reorganization Agreement, together with all other shares of Parent Common Stock issued in respect thereof (by way of stock split, dividend or otherwise), and for all Holders the sum of the Registrable Securities held by them. Registrable Securities shall not include any shares of Parent Common Stock transferred by a Holder pursuant to Section 9 hereof to any person who does not agree to be bound by the terms of this Declaration.

          (f) "SEC" means the Securities and Exchange Commission.

          (g) "Affiliate" means those persons or parties deemed an "affiliate" for purposes of paragraphs (c) and (d) of Rule 145 of the SEC, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of Force.

          (h) "NYSE" means the New York Stock Exchange.

     Capitalized terms not otherwise defined herein have the meanings given to them in the Reorganization Agreement.

     2. Registration.

          (a) Upon the request or requests of any Holder or Holders, which request or requests will not be made without prior consultation with Solectron, Solectron shall use all reasonable efforts to cause the Registrable Securities to be held by each such Holder following the Merger to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use all reasonable efforts to prepare and file with the SEC and shall use all reasonable efforts to cause to become effective as soon as practicable thereafter, but not earlier than two (2) days after the day that Solectron publicly announces financial results covering at least 30 days of combined operations of Solectron and Force, a registration statement on Form S-3 or on such other form as is then available under the Securities Act covering the Registrable Securities; provided, however, that each Holder shall provide all such information and materials to Solectron and take all such action as may be required in order to permit Solectron to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement. Such provision of information and materials is a condition precedent to the obligations of Solectron pursuant to this Declaration. The Holder or Holders will effect the sale of the Registrable Securities through a broker to be selected by Solectron with the approval of the Holder or Holders, which approval will not be unreasonably withheld. Other than at the option of Solectron (as set forth below in Section 4), the offerings made pursuant to such registrations shall not be underwritten.

          (b) Notwithstanding the foregoing, (i) except as expressly provided in
     Section 4, Solectron shall not be required to effect more than two (2) registrations including Registrable Securities during each of the two (2) consecutive one (1) year periods beginning at the Effective Time; and (ii) except as expressly provided in Section 4, Solectron shall not be required to effect more than a total of four (4) registrations including Registrable Securities; and (iii) Solectron shall not be required to keep effective a registration statement, prepared and filed pursuant to Section 2(a), for a period exceeding ninety (90) calendar days (provided that such ninety-day period shall not include any period during which use of a prospectus may be suspended by Solectron pursuant to Section 5(b); and (iv) Solectron shall not be required to cause more than fifty percent (50%) of the Registerable Securities held by any Holder (including any Registrable Securities held by a permitted transferee of such Holder) to be registered pursuant to Section 2(a) during the one (1) year period beginning at the Effective Time.

     3. Postponement of Registration. Notwithstanding Section 2 above, Solectron shall be entitled to postpone, but not more than three (3) times a year, the declaration of effectiveness of the registration statement prepared and filed pursuant to Section 2 for a reasonable period of time, but not in excess of forty-five (45) calendar days after the applicable deadline, if the Board of Directors of Solectron, acting in good faith, determines that there exists material nonpublic information about Solectron which the Board does not wish to disclose in a registration statement which information would otherwise be required by the Securities Act to be disclosed in the registration statement to be filed pursuant to Section 2 above.

     4. Underwriting. Solectron may, at its option, specify that a registration pursuant to Section 2 shall be for a registered public offering involving an underwriting. In such event, the right of any Holder to registration pursuant to
Section 2 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 4, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested by Solectron shall be limited to the extent provided herein.

     The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter of nationally recognized standing selected for such underwriting by Solectron subject to the reasonable approval of the Holder(s) requesting such registration. Notwithstanding any other provision of this Section 4, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities who have requested registration and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that in the event more than twenty-five percent (25%) of the Registrable Securities for which registration has been requested are excluded by the managing underwriter in this manner, such registration shall not be considered for purposes of computing the maximum number of registrations available to the Registered Holders pursuant to Sections 2(b)(i) and 2(b)(ii) above. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

     If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to 120 days after the effective date of such registration, or such other shorter period of time as the underwriters may permit. If by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation then imposed by the underwriters), then the Company shall offer to all Holders, if any, whose shares have been excluded from the registration by the terms of this paragraph, the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 4 up to the limitation then imposed by the Underwriters. In the event that the registration does not become effective due to the withdrawal of Registrable Securities then, unless the withdrawal was due to adverse market conditions or the discovery by the withdrawing Holder or Holders of material information relating to the registration which was not previously known by such Holder or Holders, then, at the Holder's or Holders' option, (i) the Holder or Holders shall not be entitled to another demand registration under Section 2 unless such Holder or Holders notwithstanding Section 7 hereof, shall pay all Registration Expenses and Selling Expenses incurred in connection therewith, or
(ii) the Holder or Holders shall reimburse the Company for all of the Company's out-of-pocket expenses incurred in connection with the aborted registration.

     5. Obligations of Solectron.

          (a) Subject to the limitations of Sections 2, 3 and 4 above, Solectron shall (i) prepare and file with the SEC the registration statement in accordance with Section 2 hereof with respect to the shares of Registrable Securities and shall use all reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep each such registration statement effective for 90 days; (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in each such registration statement for 90 days; (iii) furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the shares of the Registrable Securities to be offered and sold, but only while Solectron shall be required under the provisions hereof to cause the registration statement to remain current and (iv) use its commercially reasonable efforts to register or qualify the shares of the Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as each Holder shall reasonably request (provided that Solectron shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified).

          (b) Solectron shall notify each Holder, (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (B) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the registration statement for amendments or supplements to the registration statement or related prospectus or for additional information relating to the registration statement, (C) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by Solectron of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (E) of the happening of any event which makes any statement made in the registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or prospectus so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Solectron may, upon the happening of any event (i) of the kind described in clauses B, C, D, or E hereof or, that, in the judgment of Solectron's Board of Directors, renders it advisable to suspend use of the prospectus for no more than sixty (60) days due to pending corporate developments, public filings with the SEC or similar events, suspend use of the prospectus on written notice to each Holder, in which case each Holder shall discontinue disposition of Registrable Securities covered by the registration statement or prospectus until copies of a supplemented or amended prospectus are distributed to the Holders or until the Holders are advised in writing by the Company that the use of the applicable prospectus may be resumed. Solectron shall use its reasonable efforts to ensure that the use of the prospectus may be resumed as soon as practicable. Solectron shall use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the securities for sale in any jurisdiction, at the earliest practicable moment. Solectron shall, upon the occurrence of any event contemplated by clause E or F above, prepare a supplement or post-effective amendment to the registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) In connection with any offering of shares of Registrable Securities registered pursuant to this Declaration, Solectron shall (x) furnish each Holder, at Solectron's expense, with unlegended certificates representing ownership of the shares of Registrable Securities being sold in such denominations as each Holder shall request and (y) instruct the transfer agent and registrar of the Registrable Securities to release any stop transfer orders with respect to the shares of Registrable Securities being sold.

     6. Availability of Form S-3. Solectron represents that if Form S-3 (or a successor form) is not available for use by Solectron, Solectron shall file a registration statement on Form S-1 to satisfy its obligations under Section 2 hereof. Solectron further represents that it believes it is currently eligible to utilize Form S-3 and currently believes that there is no material nonpublic information which would preclude it from filing a registration statement on Form S-3.

     7. Expenses. Solectron shall pay all of the out-of-pocket expenses incurred, other than underwriting discounts and commissions, in connection with any registration of Registrable Securities pursuant to this Declaration, including, without limitation, all SEC, NYSE and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of Solectron's outside counsel and independent accountants and a single counsel for all of the Holders.

     8. Indemnification. In the event of any offering registered pursuant to this Declaration:

          (a) Solectron will indemnify each Holder and each person controlling a Holder, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, or any amendment or supplement thereto, incident to any offering registered pursuant to this Declaration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or any violation by Solectron of any rule or regulation promulgated under the Securities Act, or state securities laws applicable to Solectron in connection with any such registration, and subject to
     Section 7(c), will reimburse each such Holder, and each person controlling such Holder, for any legal and any other out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Solectron will not be liable in any such case to the extent that any such claim, loss, damage, or liability arises out of or is based in any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Solectron by such Holder or controlling person and stated to be specifically for use therein.

          (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Solectron, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of Solectron's securities covered by such a registration statement, each person who controls Solectron or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, and such Holder's legal counsel and independent accountants, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Solectron, such Holders, such directors, officers, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Solectron by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be several and not joint and shall be limited to an amount equal to the respective net proceeds before expenses and commissions to each such Holder of Registrable Securities sold as contemplated herein.

          (c) Each party entitled to indemnification under this Section 8 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party receives written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party's ability to defend against such claim or litigation is impaired as a result of such failure to give notice. Notwithstanding the foregoing sentence, the Indemnified Party may retain its own counsel to conduct the defense of any such claim or litigation, and shall be entitled to be reimbursed by the Indemnifying Party for expenses incurred by the Indemnified Party in defense of such claim or litigation, in the event that the Indemnifying Party does not assume the defense of such claim or litigation within sixty days after the Indemnifying Party receives notice thereof from the Indemnified Party. Further, an Indemnifying Party shall be liable for amounts paid in settlement of any such claim or litigation only if the Indemnifying Party consents in writing to such settlement (which consent shall not be reasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect to such claim or litigation.

          (d) The obligations of Solectron and each Holder under this Section 8 shall survive the completion of any offering of stock in a registration statement under this Declaration and otherwise.

     9. Assignment of Registration Rights. The rights to cause Solectron to register Registrable Securities pursuant to this Declaration may be assigned by a Holder to a transferee of Registrable Securities only if: (a) Solectron is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being assigned and a copy of a duly executed written instrument in form reasonably satisfactory to Solectron pursuant to which such transferee assumes all of the obligations and liabilities of its transferor hereunder and agrees itself to be bound hereby; and (b) immediately following such transfer, the disposition of such Registrable Securities by the transferee is restricted under the Securities Act.

     10. Amendment of Registration Rights. The Holders of a majority of the Registrable Securities then outstanding may, with the consent of Solectron, amend the registration rights granted hereunder.

     11. Termination. The registration rights set forth in this Declaration shall terminate with respect to a Holder (and the shares held by such Holder shall cease to constitute Registrable Securities) two years following the Effective Time.

     12. Obligations of Holders. By exercising any rights hereunder, each Holder shall be deemed to assume all obligations of a Holder hereunder as though such Holder were a signatory hereto. Solectron may require Holders to execute an instrument whereby such Holders expressly assume all obligations of Holders hereunder as a condition precedent to any obligations of Solectron hereunder.

                                 AMENDMENT NO. 1

                          DATED AS OF NOVEMBER 12, 1996

                                     TO THE

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                     SOLECTRON CORPORATION, FORCE ACQ. CORP.
                            AND FORCE COMPUTERS INC.

                         DATED AS OF SEPTEMBER 25, 1996

                             AMENDMENT NO. 1 TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

         This AMENDMENT NO. 1 (the "Amendment") to the AGREEMENT AND PLAN OF REORGANIZATION (the "Merger Agreement") dated as of September 25, 1996 among Solectron Corporation, a California corporation ("Parent"), Force Acq. Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Force Computers Inc., a Delaware corporation (the "Company"), is made and entered into as of November 12, 1996.

                                    RECITALS

         The Merger Agreement was executed by the parties as of September 25, 1996. To take account of certain changes in the law since that date, and to address certain other matters discussed by the parties since the date of the Merger Agreement, the parties have determined that it is in the best interests of the parties to make the following amendment to the Merger Agreement.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

         1. Section 5.1 of the Merger Agreement is hereby amended and restated so as to read in its entirety as follows:

               5.1 Fairness Hearing; Stockholder Action.

               (i) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare the necessary documentation to seek to obtain a permit (a "3(a)(10) Permit") from the Commissioner of the Department of Corporations of the State of California (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the "California Securities Laws") so that the issuance of Parent Common Stock in the transactions contemplated by this Agreement shall be exempt from the registration under Section 3(a)(10) of the Securities Act. The Company shall provide to Parent and its counsel for inclusion in the 3(a)(10) Permit application, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, its operations, capitalization, technology, share ownership and other material as Parent or its counsel may reasonably request.

               (ii) If, in the reasonable judgment of Parent or the Company, substantial uncertainty exists as to the validity or effectiveness of the 3(a)(10) Permit or the exempt status of the shares of Parent Common Stock to be issued in the Merger pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act"), the parties will prepare and file with the Securities and Exchange Commission ("SEC") as soon as reasonably practicable a Registration Statement on Form S-4 (or another applicable form reasonably acceptable to the Company and approved by the SEC for use in connection with transactions such as the Merger pursuant to the Securities Act) (the "Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Registration Statement. The information provided by each party hereto for use in the Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Registration Statement.

               (iii) As promptly as practicable after the 3(a)(10) Permit has been obtained or the Registration Statement has been declared effective, as the case may be, the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by applicable law. The Company shall use its best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The consent solicitation materials submitted to the Company's stockholders shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

         2. Section 5.21 of the Merger Agreement is hereby amended and restated as to read in its entirety as follows:

               5.21 Post-Merger Operations. It is the intent of both parties that for a period of not less than two years after the Effective Time:
         (a) the Surviving Corporation shall maintain its separate corporate existence and business identity as a direct subsidiary of Parent; each Subsidiary of the Company shall maintain its separate corporate existence, business identity and reporting relationship to the Company; and the Company and each of its Subsidiaries shall maintain and continue to use the trade name "Force Computers" and their present corporate names; (b) the chief executive officer of the Surviving Corporation shall report directly to either the chief executive officer or the chief operating officer of Parent; and (c) absent a material change in business conditions after Effective Time, (i) the Surviving Corporation shall continue to develop and market standard and custom products for the embedded computer market and to develop custom products, both for customers of the Company and its Subsidiaries and for customers of Parent and its subsidiaries, and (ii) engineering staff will be added to the Surviving Corporation as required to allow the Surviving Corporation to expand its capacity to deliver, and to meet demand for, custom design products and services for customers of Parent and its subsidiaries; provided, that nothing herein shall prevent (x) the merger of German Sub or any other Subsidiary with and into the Surviving Corporation, (y) the realignment or reorganization of German Sub within the Parent group so as to be a subsidiary of a company other than the Company, or (z) the merger, consolidation or combination of any Subsidiary other than German Sub with any other subsidiary of Parent. In the event of a realignment or reorganization of German Sub as contemplated in the foregoing clause (y), Parent shall indemnify and hold harmless each managing director of German Sub with the status of a Geschaftsfuhrer or Prokurist under German law from and against all claims, losses, liabilities, damages, deficiencies, Taxes, costs and expenses, including reasonable attorneys' fees and expenses and expenses of investigation and defense, caused by such realignment or reorganization.

         3. Section 6.1(b) of the Merger Agreement is hereby amended and restated as to read in its entirety as follows:

                     (b) Governmental Approvals. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder shall have been received and the expiration or early termination of all antitrust review periods (including all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended, and other applicable U.S. and foreign antitrust laws) and all antitrust review periods applicable to any stockholder of either party shall have occurred.

         4. Section 6.1 of the Merger Agreement is hereby amended to add a new subsection (h), which shall read in its entirety as follows:

                     (h) 3(a)(10) Exemption; Registration Statement. The 3(a)
         (10) Permit from the State of California shall have been issued and remain in effect and the shares of Parent Common Stock to be issued as a result of the Merger shall, in the reasonable judgment of Parent and the Company, be exempt from registration under the Securities Act pursuant to Section 3(a)(10) thereof, or, alternatively, the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending such effectiveness shall have been issued and remain in effect, and the Company shall have received an opinion in writing of counsel to Parent to the effect that the Registration Statement has become effective under the Securities Act and that, to the best of such counsel's knowledge, no such stop order is in effect and no proceedings for that purpose have been instituted or are pending or threatened by the SEC.

         5. Section 5.19 of the Merger Agreement is hereby amended and restated as to read in its entirety as follows:

               5.19 Declaration of Registration Rights. If the parties determine to consummate the Merger in reliance on the 3(a)(10) Permit, and the Registration Statement is withdrawn or not filed or otherwise does not become effective, Parent shall grant the registration rights set forth in the Declaration of Registration Rights attached hereto as Exhibit H to each person who is unable, in a single transaction pursuant to SEC Rule 145(d), to sell all of the shares of Parent Common Stock issuable to such person pursuant to the terms of this Agreement.

         6. The form of Non-Competition Agreement - Germany set forth in Exhibit G to the Merger Agreement is hereby amended and restated so as to read in its entirety as set forth in the Amended Exhibit G annexed hereto.

         The foregoing constitute the only amendments effected by this Amendment, and all other provisions of the Merger Agreement shall continue in full force and effect as contained therein.

         IN WITNESS WHEREOF, Parent, Merger Sub, and the Company, with the concurrence of the Securityholder Agent (as to Article VII only) and the Escrow Agent (as to matters set forth in Article VII only), have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


FORCE COMPUTERS INC.                        SOLECTRON CORPORATION


By:                                         By:
    ------------------------------              --------------------------------
       Name:                                       Name:
       Title:                                      Title:



SECURITYHOLDER AGENT:                       FORCE ACQ. CORP.


By:                                         By:
    ------------------------------              --------------------------------
       Name:                                       Name:
       Title:                                      Title:



ESCROW AGENT


By:
    ------------------------------
       Name:
       Title:

                                Amended Exhibit G

                       Non-Competition Agreement - Germany

                               September 25, 1996

Dear ___________________

         As a highly-valued employee, your continued support is essential to the success of our business. as no doubt you will appreciate, if you should decide to leave the company to work for a competitor, or to set up business on your own, this could be damaging to our business. we would, therefore, ask you to agree to the following terms to supplement your contract of employment. as used herein, "employer" means Force Computers GmbH.

                   POST-CONTRACTUAL PROHIBITION ON COMPETITION

         1. The employee agrees not to compete with the employer, either directly or indirectly, in any area of its business as described in Exhibit A (collectively, the "Business") during the period of two (2) years following the Closing Date (as defined in the Agreement and Plan or Reorganization dated as of September 25, 1996 by and among Solectron Corporation, Force Acquisition Corporation, and Force Computers Inc.), and, in particular, not to work as a free-lance worker, an employee or in any other manner whatsoever, for a Business which is in competition, either directly or indirectly, with the employer. The employee may not set up, acquire or hold a direct or indirect interest in such a competing Business during the period referred to above. Notwithstanding the foregoing, the employee may own, directly or indirectly, solely as passive investment, up to 4.9% of any class of "publicly traded securities" of any person or entity which owns such a competing business, and up to 10% of the outstanding securities that are not "publicly traded securities" of any person or entity which owns such a competing business. For the purposes of this paragraph 1, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange in the United States or Germany or listed on the NASDAQ National Market, and the term "passive investment" shall include an investment through a mutual fund, limited partnership or other investment vehicle which is engaged in the business of portfolio investments.

         2. The employer agrees to pay the employee compensation for the period of the prohibition of half the last remuneration received by the employee under his contract of employment (including base salary and bonus in effect as of the date of termination) for each year of the prohibition. The compensation payment shall be made on a pro-rata basis at the end of a month.

         3. Any income which the employee earns, or deliberately fails to earn, during the term of the post-contractual prohibition on competition from self-employment, employment or other work, including any unemployment benefit received by the employee, shall be set off against the compensation payment payable under paragraph 2 above. The employee is under an obligation, at the request of the employer, to provide details of the amount of such income.

         4. If the employment contract terminates due to the employee taking early or final retirement paragraphs 1 to 3 shall not take effect.

         5. The employer may, under Section 75(a) of the German Commercial Code, give the employee written notice that it waives the post-contractual prohibition on competition. In such a case, the obligation to make a payment by way of compensation under paragraph 2 above lapses on expiration of one year after such notice has been given.

         6. If the employment contract is terminated for an important reason, the party terminating the contract is entitled to cancel the prohibition on competition by giving the other party written notice within one (1) month after notice of the extraordinary termination for an important reason.

         7. For each breach of the post-contractual prohibition on competition, a contractual penalty of six (6) months gross salary shall be payable. In the event of a continuous breach (an interest or activity continues for more than one month), the contractual penalty shall be payable for each new month. This is without prejudice to any further claims to damages. The decision by the employer to claim damages does not release the employee from his obligation not to compete. The employer is not under any obligation to make payment of compensation in accordance with paragraph 2 above while the breach continues.

         8. Sections 75 et seq. of the German Commercial Code shall apply to supplement the above terms.

         Please sign and return the attached copy of this letter to confirm your agreement with the above terms.

                                            Yours sincerely,

                                            FORCE COMPUTERS GmbH


                                            By:_________________________________
                                                  Name:
                                                  Title:

                                    Exhibit A

         BUSINESS. "Business" shall mean the embedded computing and controller market and the related design services market.

                                    ANNEX B
                                  SECTION 262

                        DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of a merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market systems security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
     (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did no require for its approval the vote of the holders of the surviving corporation as provided in (1) subsections (f) or (g) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so make to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                                    ANNEX C
                              THE BROADVIEW LETTER

                     [BROADVIEW ASSOCIATES LLC LETTERHEAD]

                                                              September 19, 1996

                                                                    CONFIDENTIAL

Mr. Sven Behrendt
Chairman & Chief Executive Officer
Force Computers, Inc.
2001 Logic Drive
San Jose, CA 95124-3468

Dear Sven:

     Per your request, we have completed a valuation analysis of FORCE Computers as of December 31, 1996 resulting in an implied valuation of $167 million. The analysis assumes that FORCE meets its financial projections for Q3 and Q4. Please note that our methodology provides an "objective" stand-alone valuation of the Company, not the valuation we used during negotiations with potential acquirers.

     The valuation addresses the historical performance of FORCE and also applies appropriate methods which evaluate the earnings potential of the Company. The methodology accounts for values being placed on comparable public firms, as well as comparable M&A transactions within the industry. In all, we have utilized four different metrics.

     The first three approaches utilize public-company market valuations as a multiple of: 1) trailing revenue, 2) trailing net income, and 3) projected net income (note that we determined FORCE's net income levels by excluding all but $1.2 million of other expenses). The appropriate multiple is then applied to the applicable FORCE figure to calculate an implied valuation, which is then discounted 20% to reflect the illiquidity associated with a private company. In each of these three approaches, we use the median multiple of a composite group of companies consisting of both functionally and financially comparable companies. The first group reflects companies providing hardware products (primarily boards) with functionality and business models similar to FORCE. You will see, however, that this group is growing significantly faster and enjoying higher profitability than FORCE. As a result, we put a greater weighting on a second group of hardware companies which have growth and profitability more comparable to FORCE's. This results in an implied valuation, which we then adjust to account for FORCE's net debt position.

     In the fourth valuation approach, we determine the median multiple of revenue paid in comparable recent M&A transactions.

     We use a weighted average for each of the four valuation methodologies so that historical results account for 50% of the valuation and projected financial results account for 50% of the valuation. This results in an implied valuation of $167 million as of December 31, 1996. With the exception of the revenue-based analysis using functional comparables, all other valuations are grouped relatively closely within a range between $135 million to $201 million. Please note that, as the year passes, the valuation will rise if FORCE exceeds its forecast and/or the comparable public company valuations rise, and vice versa.

     We hope you find this analysis helpful. Please do not hesitate to call Rick, Dave or me if you have any comments or questions.

                                         Sincerely,

                                         /s/  HARVEY L. POPPEL

                                           -------------------------------------
                                           Harvey L. Poppel
                                           Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IV of Registrant's Articles of Incorporation and Article VIII of the Registrant's Bylaws provide for indemnification of the directors, officers, employees and other agents of the Registrant to the maximum extent permitted by California law. In addition, Registrant has entered into indemnification agreements with its officers and directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

 EXHIBIT
 NUMBER                                          DESCRIPTION
---------     ---------------------------------------------------------------------------------
 2.1      --  Agreement and Plan of Reorganization, by and among the Registrant, Force Acq.
              Corp and Force Computers, Inc., as amended (filed herewith as Annex A)
 3.1(6)   --  Articles of Incorporation
 3.2(6)   --  Bylaws
 5.1      --  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 8.1      --  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to tax
              matters.
 8.2      --  Opinion of Gray Cary Ware & Freidenrich, Professional Corporation, as to tax
              matters.
10.1(1)   --  Preferred Stock Purchase Agreement dated September 29, 1983, together with amendments thereto dated February 28, 1984 and June 23, 1988.
10.2(1)   --  Form of Indemnification Agreement between Solectron and its officers, directors and certain other key employees.
10.3(1)   --  Amendment to form of Indemnification Agreement.
10.4(2)   --  1983 Incentive Stock Option Plan, as amended August 13, 1991.
10.5(4)   --  1988 Employee Stock Purchase Plan, as amended October 1992.
10.6(3)   --  Amended and Restated 1992 Stock Option Plan.
10.8(7)   --  Asset Purchase Agreement dated as of January 29, 1996, as amended and restated as of March 29, 1996 by and among Solectron Texas, L.P., the Registrant and Texas
              Instruments, Incorporated.
10.11(5)  --  Stock Acquisition Agreement dated August 28, 1993, between Registrant and
              Solectron California Corporation.
10.12(5)  --  Multicurrency Credit Agreement dated June 30, 1993, between Registrant and Bank of America National Trust and Savings Association as Agent and Issuing Bank.
10.13(7)  --  Lease Agreement between BNP Leasing Corporation as Landlord, and Registrant, as
              Tenant, Effective September 6, 1994.
10.14(7)  --  Purchase Agreement, by and between Registrant and BNP Leasing Corporation, dated
              September 6, 1994.
10.15(7)  --  Pledge and Security Agreement, by and between Registrant, as Debtor, and BNP
              Leasing Corporation, dated September 6, 1994.
10.16(7)  --  Assignment and Assumption Agreement between Registrant and Solectron California
              Corporation, dated November 9, 1994.

 EXHIBIT
 NUMBER                                          DESCRIPTION
---------     ---------------------------------------------------------------------------------
10.17(7)  --  Custodial Agreement by and between Registrant, Banque Nationale De Paris, and BNP
              Leasing Corporation, dated September 6, 1994.
10.18(7)  --  First Amendment to Multicurrency Credit Agreement, dated August 29, 1994.
10.19(7)  --  Second Amendment to Multicurrency Credit Agreement, dated September 30, 1994.
11.1      --  Statement Regarding Computation of Earnings Per Share.
21.1      --  Subsidiaries of Registrant.
23.1      --  Report on Financial Statement Schedule and Consent of Independent Auditors
23.2      --  Consent of Coopers & Lybrand LLP.
23.3      --  Consents of counsel (included in Exhibits 5.1 and 8.2).
23.4      --  Consent of Broadview Associates LLC
24.1      --  Power of Attorney (included on page II-3 of this Registration Statement).
27.1      --  Financial Data Schedule
99.1      --  Form of Force Computers Inc. Action by Written Consent of Stockholders.

---------------
(1) Incorporated by reference to the Exhibits to Solectron's Registration Statement on Form S-1 (File No. 33-22840).

(2) Incorporated by reference to the Exhibits to Solectron's Registration Statement on Form S-8 (File No. 33-46686).

(3) Incorporated by reference to the Exhibits to Solectron's Registration Statement on Form S-8, filed February 2, 1995 (File No. 33-75270).

(4) Incorporated by reference to the Exhibits to Solectron's Form 10-K for the year ended August 31, 1992.

(5) Incorporated by reference to the Exhibits to Solectron's Form 10-K for the year ended August 31, 1993.

(6) Incorporated by reference to the Exhibits to Solectron's Form 10-K for the year ended August 31, 1994.

(7) Incorporated by reference to the Exhibits to Solectron's Form 10Q for the quarter ended February 29, 1996.

     (B) FINANCIAL STATEMENT SCHEDULES

        (ii) Valuation and Qualifying Accounts of Solectron Corporation and its subsidiaries.

ITEM 22.  UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Solectron being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on November 7, 1996.

                                          SOLECTRON CORPORATION

                                          By: /s/  Susan Wang

       -------------------------------------------------------------------------
                                              Susan Wang, Senior Vice President,
                                              Chief Financial Officer and
                                          Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Koichi Nishimura, Ph.D. and Susan S. Wang and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to the Registrant's Form S-4 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                    DATE
----------------------------------------    -----------------------------  ----------------
         /s/  Koichi Nishimura              President, Chief Executive     November 7, 1996
----------------------------------------    Officer and Chairman of the
           Koichi Nishimura, Ph.D.          Board
            /s/  Susan Wang                 Senior Vice President, Chief   November 7, 1996
----------------------------------------    Financial Officer and
                 Susan Wang                 Secretary
          /s/  Winston H. Chen              Director                       November 7, 1996
----------------------------------------
           Winston H. Chen, Ph.D.
        /s/  Richard A. D'Amore             Director                       November 7, 1996
----------------------------------------
             Richard A. D'Amore
       /s/  Charles A. Dickinson            Director                       November 7, 1996
----------------------------------------
            Charles A. Dickinson
          /s/  Heinz Fridrich               Director                       November 7, 1996
----------------------------------------
               Heinz Fridrich
        /s/  Kenneth E. Haughton            Director                       November 7, 1996
----------------------------------------
         Kenneth E. Haughton, Ph.D.
            /s/  Paul R. Low                Director                       November 7, 1996
----------------------------------------
             Paul R. Low, Ph.D.
        /s/  W. Ferrell Sanders             Director                       November 7, 1996
----------------------------------------
             W. Ferrell Sanders

                     SOLECTRON CORPORATION AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                BALANCE AT       AMOUNTS                        BALANCE AT
                                               BEGINNING OF     CHARGED TO                        END OF
                 DESCRIPTION                      PERIOD        OPERATIONS     (DEDUCTIONS)       PERIOD
---------------------------------------------  ------------     ----------     ------------     ----------
Fiscal 1994
  Allowance for doubtful accounts
     receivable..............................     $1,861          $  989         $   (391)        $2,459
Fiscal 1995
  Allowance for doubtful accounts
     receivable..............................     $2,459          $1,602         $   (560)        $3,501
Fiscal 1996
  Allowance for doubtful accounts
     receivable..............................     $3,501          $1,651         $ (2,160)        $2,992

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                 NUMBERED
 NUMBER                                     DESCRIPTION                                    PAGE
---------     -----------------------------------------------------------------------  ------------
 2.1      --  Agreement and Plan of Reorganization, by and among the Registrant,
              Force Acq. Corp and Force Computers, Inc., as amended (filed herewith as Annex A)............................................................
 3.1(6)   --  Articles of Incorporation..............................................
 3.2(6)   --  Bylaws.................................................................
 5.1      --  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation............................................................
 8.1      --  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
              as to tax matters......................................................
 8.2      --  Opinion of Gray Cary Ware & Freidenrich, Professional Corporation, as
              to tax matters.........................................................
10.1(1)   --  Preferred Stock Purchase Agreement dated September 29, 1983, together with amendments thereto dated February 28, 1984 and June 23, 1988......
10.2(1)   --  Form of Indemnification Agreement between Solectron and its officers, directors and certain other key employees..............................
10.3(1)   --  Amendment to form of Indemnification Agreement.........................
10.4(2)   --  1983 Incentive Stock Option Plan, as amended August 13, 1991...........
10.5(4)   --  1988 Employee Stock Purchase Plan, as amended October 1992.............
10.6(3)   --  Amended and Restated 1992 Stock Option Plan............................
10.8(7)   --  Asset Purchase Agreement dated as of January 29, 1996, as amended and restated as of March 29, 1996 by and among Solectron Texas, L.P., the
              Registrant and Texas Instruments, Incorporated.........................
10.11(5)  --  Stock Acquisition Agreement dated August 28, 1993, between Registrant and Solectron California Corporation...................................
10.12(5)  --  Multicurrency Credit Agreement dated June 30, 1993, between Registrant and Bank of America National Trust and Savings Association as Agent and
              Issuing Bank...........................................................
10.13(7)  --  Lease Agreement between BNP Leasing Corporation as Landlord, and
              Registrant, as Tenant, Effective September 6, 1994.....................
10.14(7)  --  Purchase Agreement, by and between Registrant and BNP Leasing
              Corporation, dated September 6, 1994...................................
10.15(7)  --  Pledge and Security Agreement, by and between Registrant, as Debtor, and BNP Leasing Corporation, dated September 6, 1994...................
10.16(7)  --  Assignment and Assumption Agreement between Registrant and Solectron
              California Corporation, dated November 9, 1994.........................
10.17(7)  --  Custodial Agreement by and between Registrant, Banque Nationale De
              Paris, and BNP Leasing Corporation, dated September 6, 1994............
10.18(7)  --  First Amendment to Multicurrency Credit Agreement, dated August 29,
              1994...................................................................
10.19(7)  --  Second Amendment to Multicurrency Credit Agreement, dated September 30,
              1994...................................................................
11.1      --  Statement Regarding Computation of Earnings Per Share..................
21.1      --  Subsidiaries of Registrant.............................................
23.1      --  Report on Financial Statement Schedule and Consent of Independent
              Auditors...............................................................
23.2      --  Consent of Coopers & Lybrand LLP.......................................

                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                 NUMBERED
 NUMBER                                     DESCRIPTION                                    PAGE
---------     -----------------------------------------------------------------------  ------------
23.3      --  Consents of counsel (included in Exhibits 5.1 and 8.2).................
23.4      --  Consent of Broadview Associates LLC....................................
24.1      --  Power of Attorney (included on page II-3 of this Registration
              Statement).............................................................
27.1      --  Financial Data Schedule................................................
99.1      --  Form of Force Computers Inc. Action by Written Consent of
              Stockholders...........................................................

---------------
(1) Incorporated by reference to the Exhibits to Solectron's Registration Statement on Form S-1 (File No. 33-22840).

(2) Incorporated by reference to the Exhibits to Solectron's Registration Statement on Form S-8 (File No. 33-46686).

(3) Incorporated by reference to the Exhibits to Solectron's Registration Statement on Form S-8, filed February 2, 1995 (File No. 33-75270).

(4) Incorporated by reference to the Exhibits to Solectron's Form 10-K for the year ended August 31, 1992.

(5) Incorporated by reference to the Exhibits to Solectron's Form 10-K for the year ended August 31, 1993.

(6) Incorporated by reference to the Exhibits to Solectron's Form 10-K for the year ended August 31, 1994.

(7) Incorporated by reference to the Exhibits to Solectron's Form 10Q for the quarter ended February 29, 1996.